As filed with the U.S. Securities and Exchange Commission on November 28, 2006
Registration No. 333-135121

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XETHANOL CORPORATION
(Name of small business issuer in its charter)

Delaware	2860	84-1169517
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

1185 Avenue of the Americas, 20th Floor, New York, New York 10036
(646) 723-4000
(Address and telephone number of principal executive offices)

1185 Avenue of the Americas, 20th Floor, New York, New York 10036
(646) 723-4000
(Address of principal place of business or intended principal place of business)

David R. Ames
Chief Executive Officer and President
Xethanol Corporation
1185 Avenue of the Americas, 20th Floor
New York, New York 10036
(646) 723-4000
(Name, address and telephone number of agent for service)

Copy to:

Robert F. Mechur, Esq.
Boylan, Brown, Code, Vigdor & Wilson, LLP
2400 Chase Square
Rochester, NY 14604
Tel (585) 232-5300
Fax (585) 232-3528

  Approximate date of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount being registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	6,697,827 shares	$8.07(2)	$54,051,464	$5,784
Common Stock, par value $.001 per share	1,339,605 shares(3)	$8.07(4)	$10,810,612	$1,157
Common Stock, par value $.001 per share	669,846 shares(5)	$8.07(4)	$5,405,657	$578
Common Stock, par value $.001 per share	606,938 shares(6)	$8.07(4)	$4,897,990	$524
Total	9,314,216 shares		$75,165,723	$8,043(7)

(1)
This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices of the registrant’s common stock reported on the OTC Bulletin Board on June 15, 2006.

(3)	Issuable to certain investors upon the exercise of the registrant’s outstanding Series A Warrants.

(4)	Calculated pursuant to Rule 457(g).

(5)	Issuable to certain investors upon the exercise of the registrant’s outstanding Series B Warrants.

(6)	Issuable to placement agents upon the exercise of the registrant’s outstanding Series A Warrants.

(7)	Paid upon the filing of the Registration Statement on Form SB-2 on June 16, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 28, 2006

XETHANOL CORPORATION

9,314,216 Shares of Common Stock

        This prospectus relates to the resale of up to 6,697,827 shares of the common stock of Xethanol Corporation by certain stockholders and the resale of up to 2,009,451 additional shares of common stock which may be issued by Xethanol Corporation upon the exercise of Series A Warrants and Series B Warrants issued to those stockholders. The shares of common stock, the Series A Warrants and the Series B Warrants were issued to the selling shareholders in a private placement transaction on April 13, 2006. In connection with that private placement transaction, Xethanol Corporation also issued its Series A Warrants to certain placement agents. This prospectus also relates to the resale of up to 606,938 additional shares of common stock which may be issued by Xethanol Corporation upon exercise of the Series A Warrants issued to such placement agents.

These shares of common stock may be sold by the selling stockholders by the methods described in the section of this prospectus titled “Plan of Distribution”.

Except with respect to amounts that may be received by us from the selling stockholders upon the exercise of the Series A and/or Series B Warrants, we will not receive proceeds from the resale of shares by the selling stockholders.

Our common stock is listed on the American Stock Exchange (“AMEX”) under the symbol “XNL”. The last sale price reported on the AMEX for our common stock on November 27, 2006 was $2.86.

An investment in our common stock involves a high degree of risk. Please carefully review the section of this prospectus titled “Risk Factors” beginning on page 4 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2006

We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock. When considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus.

i

SUMMARY

This summary does not contain all of the information you should consider before investing in our common stock. Before deciding to invest in our common stock, you should carefully read this entire prospectus, especially the section titled “Risk Factors” and our financial statements and the related notes.

Our History

Xethanol Corporation, a corporation organized under the laws of the State of Delaware and referred to in this prospectus as “Old Xethanol”, commenced operations as a producer of ethanol and its co-products in 2000. In 2005, Old Xethanol structured a series of transactions, which are collectively referred to as a “reverse triangular merger”, for the purpose of gaining access to the capital markets. In connection with these transactions, Zen Pottery Equipment, Inc., a publicly traded corporation organized under the laws of Colorado (“Zen”), organized Zen Acquisition Corp. as a wholly owned subsidiary under the laws of the State of Delaware (“Zen Acquisition”). Thereafter, Zen Acquisition merged with and into Old Xethanol, which then became a wholly owned subsidiary of Zen. Following an exchange of shares between the stockholders of Old Xethanol and Zen, Old Xethanol changed its name to Xethanol BioEnergy, Inc. Zen then discontinued its previous business activities, reincorporated under the laws of the State of Delaware, changed its name to Xethanol Corporation, and succeeded to the business of Old Xethanol as its sole line of business. More information about these transactions can be found in the section of this prospectus entitled “Description of Business.”

Our Business

We are a producer of ethanol and other biofuel products. On August 8, 2005, President George W. Bush signed into law the Energy Policy Act of 2005. The Energy Policy Act effectively transformed ethanol from a niche gasoline additive under the 1990 Clean Air Act to a primary gasoline substitute under the Energy Policy Act. The Energy Bill sets forth minimum requirements for ethanol and biodiesel usage through 2012. It calls for a minimum of 4.0 billion gallons of renewable fuels to be used in 2006, increasing to 7.5 billion gallons by 2012.

Ethanol is a clean, high-octane, high-performance automotive fuel commonly blended in gasoline to extend supplies and reduce harmful emissions.  In 2006, approximately 30% of all U.S. gasoline will be blended with some percentage of ethanol and U.S. ethanol consumption will exceed 4 million gallons, according to the American Coalition for Ethanol, an independent organization of ethanol producers.

Old Xethanol was formed in January 2000 to capitalize on the growing market for ethanol and its co-products. Old Xethanol was a biotechnology-driven company with the primary goal of becoming a leader in the waste-to-ethanol industry. Old Xethanol commenced ethanol production in August 2003 with its first acquisition and plant, Iowa-based Permeate Refining, Inc. (“Permeate”). Permeate has a production capacity of 1.6 million gallons of ethanol per year. In April 2005, we ceased operations at Permeate in order to refurbish the facility. As of November 2006, the facility remains closed while we consider alternatives to maximize the strategic use of the facility. In October 2004, Old Xethanol purchased its second facility located in Blairstown, Iowa, which is now operated by our Xethanol BioFuels subsidiary. The plant has a nameplate production capacity of approximately 5.5 million gallons of ethanol per year using corn as its feedstock. At the time of the acquisition, the plant was idled and in bankruptcy. After substantial upgrades and refurbishment, we recommenced production in July 2005. The facility is currently producing at a production rate of approximately 5.5 million gallons per year. In addition to ethanol production, BioFuels also produces distiller’s wet grains, or DWG, a by-product of the traditional corn-to-ethanol process. Our sales during 2006 relate entirely to the BioFuels facility.

Our ethanol growth strategy encompasses a multi-pronged approach which is geared at ultimately increasing production levels and lowering production costs, thereby driving profitability. This approach is summarized as follows:

•	Increase production capacity at our Blairstown site with the construction of a new facility utilizing cutting-edge engineering design as well as integration of our processing technologies;

•
Employ a regional approach to building new ethanol production by focusing on port sites and coastal urban areas on the Atlantic and Gulf coasts. By creating a regional alliance strategy we will combine our ethanol expertise with local capital, human resources and project development skills to penetrate coastal markets presently being served by “imports” from the corn belt;

•	Acquire dormant industrial facilities with adaptable infrastructure for conversion to ethanol production;

•	Adopt a flexible feedstock approach to plant development enabling use of corn and other feedstocks, where applicable;

•
Employ a sector strategy to expansion by focusing on the forests products industry, a prolific provider of biomass waste streams and an area where we believe we have significant technological advantages; and

•
Manufacture and market products for use with fuels other than ethanol, such as a biodiesel, that contain a fuel additive that we have sublicensed and expect to purchase from H2Diesel, Inc., and to produce and sell these products in certain U.S. territories.

Risks Affecting Us

We are subject to a number of risks that you should be aware of before you decide to purchase our common stock. Please see “Risk Factors” beginning on page 4 and other information included in this prospectus for a discussion of factors you should consider before investing in shares of our common stock.

Corporate Information

Our corporate headquarters are located at 1185 Avenue of the Americas, 20th Floor, New York, New York 10036, and our telephone number is (646) 723-4000. Our website is located at www.xethanol.com. Information on our website is not part of this prospectus.

Industry And Market Data

We obtained the industry, market and competitive position data used throughout this prospectus from our own research, internal surveys and studies conducted by third parties, independent industry associations or general publications and other publicly available information. In particular, we have based much of our discussion of the ethanol industry, including government regulation relevant to the industry and forecasted growth in demand, on information published by the Renewable Fuels Association, or RFA, the national trade association for the U.S. ethanol industry, and the American Coalition for Ethanol, or ACE, a national trade association for the ethanol industry. James Stewart, our Vice President - Plant Operations and General Manager of our Xethanol BioFuels subsidiary, is a member of the board of directors of the RFA. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Further, because the RFA and ACR are trade organizations for the ethanol industry, they may present information in a manner that is more favorable to that industry than would be presented by an independent source. Forecasts are particularly likely to be inaccurate, especially over long periods of time.

 The Offering

Number of presently outstanding shares being offered by this prospectus	6,697,827 shares (1)

Number of shares that may be issued and may be offered upon exercise of outstanding Series A and Series B warrants to purchase common stock	2,616,389 shares (2)

Total number of shares that may be offered by this prospectus	9,314,216 shares

Common stock outstanding	27,300,648 shares (3)

Use of proceeds
We will not receive any proceeds from the sale of the shares of common stock presently outstanding that are being offered hereunder. We will receive the warrant exercise price of any common stock we sell to the selling stockholders upon exercise of warrants for cash, but will not receive any of the proceeds from the sale of those shares of common stock. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes.

(1)	Consists of shares of common stock issued to investors in a private placement on April 3, 2006.

(2)
Reflects 2,009,451 shares of common stock reserved for issuance upon exercise of our outstanding investor Series A and Series B Warrants and 606,938 shares of common stock reserved for our placement agent Series A Warrants.

(3)	Shares of common stock outstanding as of November 28, 2006. Does not include:

•	3,105,301 shares of common stock reserved for issuance pursuant to purchase by Fusion Capital;

•	2,883,056 shares of common stock that are reserved for issuance pursuant to outstanding Series A and B warrants to purchase common stock;

•	2,155,000 shares of common stock reserved for issuance pursuant to currently outstanding stock options under our 2005 Incentive Compensation Plan;

•	2,159,720 shares of common stock reserved for issuance pursuant to other outstanding warrants to purchase common stock; and

•	1,527,930 shares of common stock reserved for issuance pursuant to additional stock options that may be granted under our 2005 Incentive Compensation Plan.

RISK FACTORS

If you purchase our common stock, you will be taking on a high degree of financial risk. In deciding whether to purchase our common stock, you should carefully read and consider the risks and uncertainties described below and the other information contained in this prospectus. The occurrence of any of the following risks could materially impair our business, financial condition and results of operation. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have a limited operating history in the ethanol industry.

Old Xethanol began ethanol production operations in September 2003 with the acquisition of our Permeate Refining plant in Hopkinton, Iowa. In October 2004, Old Xethanol acquired our second plant in Blairstown, Iowa which commenced operations in July 2005. Since the inception of our current business operations, we have been engaged in organizational activities, including developing a strategic operating plan, entering into contracts, hiring personnel, developing processing technology, raising private capital and seeking acquisitions. Our primary production facility, Xethanol BioFuels, commenced operations in July 2005. Accordingly, we have a limited relevant operating history upon which an evaluation of our performance and future prospects can be made.

We have had a history of net losses.

We incurred net losses of $10,497,574 and $6,088,857 for the nine months ended September 30, 2006 and 2005, respectively, and $11,377,075 and $2,570,918 for the years ended December 31, 2005 and 2004, respectively. From January 24, 2000 (date of inception) inception through September 30, 2006, we reported an accumulated deficit of $25,869,942. We have been funding our operations primarily through the sale of our securities and expect to continue doing so for the foreseeable future. We expect to continue to incur net losses for the foreseeable future as we continue to further develop our ethanol production technologies. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this “Risk Factors” section. We cannot assure you that we will achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

Our biomass-to-ethanol technologies are unproven on a large-scale commercial basis and could fail to perform in a commercial production environment. Our licensed biodiesel fuel additive technology could fail to perform, or to do so in a manner that makes its production commercially feasible.

While production of ethanol from corn, sugars and starches is a mature technology, newer technologies for production of ethanol from biomass are still in a development stage. The technologies which we are pursuing for ethanol production from biomass have never been utilized on a large-scale commercial basis. All of the tests which we have conducted to date with respect to our biomass technologies, have been performed on limited quantities of feedstocks, and we cannot assure you that the same or similar results could be obtained at competitive costs on a large-scale commercial basis. We have never utilized these biomass technologies under the conditions or in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. It is possible that the technologies, when used, may require further research, development, design and testing prior to implementation of a larger-scale commercial application. Accordingly, we cannot assure you that these technologies will perform successfully on a large-scale commercial basis or that they will be profitable to us.

The technology that we have sublicensed for the production of an additive to biodiesel fuels is currently being tested by us. That technology has never been used in commercial production, and there can be no assurance that it will be commercially feasible to manufacture and distribute products using that additive or that it will not require further research and development, and the additional expense such research and development will require, in order to do so.

We may need to raise additional funds in order to achieve our business objectives.

As of  September 30, 2006, we had cash, cash equivalents and short-term investment of approximately $29.3 million. We anticipate significant capital expenditures and investments over the next twelve months related to our growth program. In June 2006, we entered into a $1.85 million contract for the design and engineering of the expansion of our Blairstown facility. In August 2006, we purchased a pharmaceutical manufacturing complex located in the Augusta, Georgia from Pfizer Inc. for $8.2 million in cash.. In November 2006, we acquired the assets of Carolina Fiberboard Corporation, LLC, a former medium density fiberboard plant located in Spring Hope, North Carolina for $4.0 million in cash, 1,197,000 shares of common stock and warrants to purchase an additional 300,00 shares of common stock at $4.00 per share. To date, we have expended approximately $1,370,000 in cash in connection with these three projects. We currently project that total capital expenditures relating to these three projects will be approximately $175 million. We are also currently evaluating several additional sites to construct new ethanol facilities. We plan to use a portion of our current cash to fund these site acquisitions and provide seed equity for the projects while we analyze financing options. We will also use cash on hand as well as cash provided by operations to fund corporate overhead, expand infrastructure to accommodate our planned expansion and opportunistically invest in technology and research and development. We do not anticipate that we will use any of our current cash to make royalty or other payments due and payable under our intellectual property license agreements within the next twelve months.

We are currently in discussions with several intermediaries, advisors and investors to structure and raise the funds to optimally finance these projects. We are evaluating debt and equity placements at the corporate level as well as project specific capital opportunities. As of November 8, 2006, we also have access to approximately $10 million in equity funding through our common stock purchase agreement with Fusion Capital. Our ability to continue to draw down on our agreement with Fusion Capital is conditional upon the market price of our common stock remaining above $2.00. At the present time, except for our agreement with Fusion Capital, we have no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to use on commercially acceptable terms or at all. Our failure to raise capital as needed would significantly restrict our growth and hinder out ability to compete. We may need to curtail expenses, reduce planned investments in technology and research and development and forgo business opportunities. Additional equity financings are likely to be dilutive to holders of our common stock and debt financing, if available, may involve significant payment obligation and covenants that restrict how we operate our business.

Strategic acquisitions could have a dilutive effect on your investment. Failure to make accretive acquisitions and successfully integrate them could adversely affect our future financial results.

As part of our growth strategy, we will seek to acquire or invest in complementary (including competitive) businesses, facilities or technologies and enter into co-location joint ventures. Our goal is to make such acquisitions, integrate these acquired assets into our operations and reduce operating expenses. The process of integrating these acquired assets into our operations may result in unforeseen operating difficulties and expenditures, and may absorb significant management attention that would otherwise be available for the ongoing development of our business. We cannot assure you that the anticipated benefits of any acquisitions will be realized. In addition, future acquisitions by us could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which can materially and adversely affect our operating results and financial position. As of November 28, 2006, we have issued 1,751,357 shares of our common stock in connection with strategic acquisitions. Acquisitions also involve other risks, including entering geographic markets in which we have no or limited prior experience and the potential loss of key employees.

We will also seek to enter into joint ventures to construct and operate facilities to manufacture ethanol. Those facilities may be managed by us or by our co-venturers. If those facilities are managed by our co-venturers, we may have little or no control over their success. In any event, the construction and operation of those facilities could entail unforeseen difficulties and expenditures, and may absorb significant management attention that would otherwise be available for the ongoing development of our business. We cannot assure you that the anticipated benefits of any such joint ventures will be realized. The formation and operation of such joint ventures could also require the expenditure of our funds and require us to incur debt and other liabilities, which could materially and adversely affect our operating results or financial position.

The success of our business depends, in part, upon proprietary technologies and information which may be difficult to protect and may infringe on the intellectual property rights of third parties.

We believe that the identification, acquisition and development of proprietary technologies are key drivers of our business. Our success depends, in part, on our ability to obtain patents, license the patents of others, maintain the secrecy of our proprietary technology and information, and operate without infringing on the proprietary rights of third parties. We currently license a number of issued United States patents. We also have patent applications pending and are in the process of filing additional patent applications in the United States. We may, in the future, file foreign patent applications. We cannot assure you that the patents of others will not have an adverse effect on our ability to conduct our business, that the patents that we license will provide us with competitive advantages or will not be challenged by third parties, that any of our pending patent applications will be approved, that we will develop additional proprietary technology that is patentable or that any patents issued to us will provide us with competitive advantages or will not be challenged by third parties. Further, we cannot assure you that others will not independently develop similar or superior technologies, duplicate elements of our biomass technology or design around it.

In order to successfully commercialize our proprietary technologies, it is possible that we may need to acquire licenses to, or to contest the validity of, issued or pending patents or claims of third parties. We cannot assure you that any license acquired under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party’s patents or in defending the validity or enforceability of our patents, or in bringing patent infringement suits against other parties based on our patents.

In addition to the protection afforded by patents, we also rely on trade secrets, proprietary know-how and technology that we seek to protect, in part, by confidentiality agreements with our prospective joint venture partners, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any such breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

We are dependent upon our officers and key personnel and the loss of any of these persons could adversely affect our operations and results.

We believe that the implementation of our proposed expansion strategy and execution of our business plan will depend to a significant extent upon the efforts and abilities of our officers and key personnel. Because the ethanol and biomass industries are relatively small, we believe that the personal contacts of our officers and key personnel within the industry and within the scientific community engaged in related research are a significant factor in our continued success. Our failure to retain our officers or key personnel, or to attract and retain additional qualified personnel, could adversely affect our operations and results. We do not currently carry key-man life insurance on any of our officers. See “Management.”

Because we are smaller and have fewer financial and other resources than many ethanol producers, we may not be able to successfully compete in the very competitive ethanol industry.

Ethanol is a commodity. There is significant competition among existing ethanol producers. Our business faces competition from a number of producers that can produce significantly greater volumes of ethanol than we can or expect to produce, producers that can produce a wider range of products than we can, and producers that have the financial and other resources that would enable them to expand their production rapidly if they chose to. These producers may be able to achieve substantial economies of scale and scope, thereby substantially reducing their fixed production costs and their marginal productions costs. If these producers are able to substantially reduce their marginal production costs, the market price of ethanol may decline and we may be not be able to produce ethanol at a cost that allows us to operate profitably. Even if we are able to operate profitably, these other producers may be substantially more profitable than us, which may make it more difficult for us to raise any financing necessary for us to achieve our business plan and may have a materially adverse effect on the market price of our common stock.

Competition from large producers of petroleum-based gasoline additives and other competitive products may impact our profitability.

Our success depends substantially upon continued demand for ethanol from major oil refiners. There are other gasoline additives that have octane and oxygenate values similar to those of ethanol but which currently cannot be produced at a cost that makes them competitive. The major oil refiners have significantly greater financial, technological and personal resources than we have to reduce the costs of producing these alternative products or to develop other alternative products that may be produced at lower cost. The major oil refiners also have significantly greater resources than we have to influence legislation and public perception of ethanol. If the major oil refiners are able to produce ethanol substitutes at a cost that is lower than the cost of ethanol production, the demand for ethanol may substantially decrease. A substantial decrease in the demand for ethanol will reduce the price of ethanol, adversely affect our profitability and decrease the value of your stock.

Our profits are impacted by corn supply and feedstock prices, which could impact the value of your investment.

Until we are able to integrate waste starches and sugars and biomass feedstock into our production system, we will be producing ethanol from corn as our feedstock. Corn, as with most other crops, is affected by weather, governmental policy, disease and other conditions. A significant reduction in the quantity of corn harvested due to adverse weather conditions, farmer planting decisions, domestic and foreign government farm programs and policies, global demand and supply or other factors could result in increased corn costs which would increase our cost to produce ethanol. The significance and relative impact of these factors on the price of corn is difficult to predict. Significant variations in actual growing conditions from normal growing conditions may also adversely affect our ability to procure corn for its plants. Any events that tend to negatively impact the supply of corn will tend to increase prices and harm our business.

Rising corn prices will result in lower profit margins for the production of ethanol and, therefore, represent unfavorable market conditions. This is especially true when market conditions do not allow us to pass along increased corn costs to our customers. The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. Substantial increases in the price of corn have in the past caused some ethanol plants to temporarily cease production or lose money. We cannot assure you that we will be able to offset any increase in the price of corn by increasing the price of our products. If we cannot offset increases in the price of corn, our financial performance may be materially and adversely affected.

If ethanol and gasoline prices drop significantly, we will also be forced to reduce our prices, which potentially may lead to further losses.

Prices for ethanol products can vary significantly over time and decreases in price levels could adversely affect our profitability and viability. The price of ethanol has some relation to the price of gasoline. The price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol and adversely affect our operating results. We cannot assure you that we will be able to sell our ethanol profitably, or at all.

Increased ethanol production in the United States could increase the demand for feedstocks and the resulting price of feedstocks, reducing our profitability.

New ethanol plants are under construction throughout the United States. This increased ethanol production could increase feedstock demand and prices, resulting in higher production costs and lower profits.

We rely on a single production facility and if there is a natural disaster or other serious disruption at the facility we may be unable to produce ethanol.

Since July 2005, we have relied on our BioFuels facility in Blairstown, Iowa for the production of ethanol. Any natural disaster or other serious disruption at this facility due to fire, tornado, flood or any other cause could impair our ability to produce ethanol at the facility. While we maintain business interruption insurance, as well as general property insurance, the amount of insurance coverage may not be sufficient to cover our losses in such an event. Any of these occurrences could impair our ability to produce ethanol and adversely affect our operating results.

We rely on a single customer to purchase all of the ethanol we produce, and if that customer fails to purchase our production, we may be unable to sell ethanol.

We sell all of the ethanol produced at our BioFuels facility to Aventine Renewable Energy, Inc under an exclusive, renewable three-year off-take agreement. Sales are made at market prices less the costs of transportation and Aventine’s marketing commission. Aventine is the second-largest producer and marketer of ethanol in the United States. We cannot assure you that, if Aventine fails to purchase our ethanol production for any reason we would be able to find other customers to purchase all or any part of it. If this occurs our operating results would be materially adversely affected.

Price increases or interruptions in needed energy supplies could cause loss of customers and impair our profitability.

Ethanol production requires a constant and consistent supply of energy. If there is any interruption in our supply of energy for whatever reason, such as availability, delivery or mechanical problems, we may be required to halt production. If we halt production for any extended period of time, it will have a material, adverse effect on our business. Natural gas and electricity prices have historically fluctuated significantly. We purchase significant amounts of these resources as part of our ethanol production. Increases in the price of natural gas or electricity would harm our business and financial results by increasing our energy costs.

Risks Related to Government Regulation and Subsidization

The United States ethanol industry is highly dependent upon federal and state legislation and regulation and any changes in that legislation or regulation could materially adversely affect our results of operations and financial condition.

The elimination or significant reduction in the federal ethanol tax incentive could have a material adverse effect on our results of operations

The cost of producing ethanol has historically been significantly higher than the market price of gasoline. The production of ethanol is made significantly more competitive by federal tax incentives. The federal excise tax incentive program, which is scheduled to expire on December 31, 2010, allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sell regardless of the blend rate. The current federal excise tax on gasoline is $0.184 per gallon, and is paid at the terminal by refiners and marketers. If the fuel is blended with ethanol, the blender may claim a $0.51 per gallon tax credit for each gallon of ethanol used in the mixture. We cannot assure you, however, that the federal ethanol tax incentives will be renewed in 2010 or if renewed, on what terms they will be renewed. The elimination or significant reduction in the federal ethanol tax incentive could have a material adverse effect on our results of operations.

Waivers of the minimum levels of renewable fuels included in gasoline mandated by the Energy Policy Act of 2005 could have a material adverse affect on our results of operations

The Energy Policy Act of 2005 established a renewable fuel standard, or RFS, of 7.5 billion gallons of renewable fuels to be included in gasoline. Under the Energy Policy Act of 2005, the Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the RFS mandate with respect to one or more states if the administrator determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the United States, or that there is inadequate supply to meet the requirement. In addition, the Department of Energy was directed under the Energy Policy Act of 2005 to conduct a study by January 2006 to determine if the RFS will have a severe adverse impact on consumers in 2006 on a national, regional or state basis. Based on the results of the study, the Secretary of Energy must make a recommendation to the EPA as to whether the RFS should be waived for 2006. Any waiver of the RFS with respect to one or more states or with respect to 2006 would adversely offset demand for ethanol and could have a material adverse effect on our results of operations and financial condition.

While the Energy Policy Act of 2005 imposes a RFS, it does not mandate the use of ethanol and eliminates the oxygenate requirement for reformulated gasoline in the RFG program included in the Clean Air Act

The RFG program's oxygenate requirements contained in the Clean Air Act, which accounted for approximately 1.95 billion gallons of ethanol use in 2004, was completely eliminated on May 5, 2006 by the Energy Policy Act of 2005. While the RFA expects that ethanol should account for the largest share of renewable fuels produced and consumed under the RFS, the RFS is not limited to ethanol and also includes biodiesel and any other liquid fuel produced from biomass or biogas. We cannot assure you that the elimination of the oxygenate requirement for reformulated gasoline in the RFG program included in the Clean Air Act will not result in a decline in ethanol consumption, which in turn could have a material adverse effect on our results of operations and financial condition.

Certain countries can import ethanol into the United States duty free, which may undermine the ethanol industry in the United States

Imported ethanol is generally subject to a $0.54 per gallon tariff and a 2.5% ad valorem tax that was designed to offset the $0.51 per gallon ethanol subsidy available under the federal excise tax incentive program for refineries that blend ethanol in their fuel. There is a special exemption from the tariff for ethanol imported from 24 countries in Central America and the Caribbean islands which is limited to a total of 7.0% of United States production per year (with additional exemptions for ethanol produced from feedstock in the Caribbean region over the 7.0% limit). In May 2006, bills were introduced in both the U.S. House of Representatives and U.S. Senate to repeal the $0.54 per gallon tariff. We do not know the extent to which the volume of imports would increase or the effect on United States prices for ethanol if this proposed legislation is enacted or if the tariff is not renewed beyond its current expiration in December 2007. In addition, under the North America Free Trade Agreement, Canada and Mexico are exempt from this tariff. Imports from the exempted countries have increased in recent years and are expected to increase further as a result of new plants under development. In particular, the ethanol industry has expressed concern with respect to a new plant under development by Cargill, Inc., the fifth largest ethanol producer in the United States, in El Salvador that would take the water out of Brazilian ethanol and then ship the dehydrated ethanol from El Salvador to the United States duty-free. Since production costs for ethanol in Brazil are estimated to be significantly less than what they are in the United States, the import of the Brazilian ethanol duty free through El Salvador or another country exempted from the tariff may negatively impact the demand for domestic ethanol and the price at which we sell our ethanol.

Lax enforcement of environmental and energy policy regulations may adversely affect the demand for ethanol.

Our success will depend, in part, on effective enforcement of existing environmental and energy policy regulations. Many of our potential customers are unlikely to switch from the use of conventional fuels unless compliance with applicable regulatory requirements leads, directly or indirectly, to the use of ethanol. Both additional regulation and enforcement of such regulatory provisions are likely to be vigorously opposed by the entities affected by such requirements. If existing emissions-reducing standards are weakened, or if governments are not active and effective in enforcing such standards, our business and results of operations could be adversely affected. Even if the current trend toward more stringent emissions standards continues, our future prospects will depend on the ability of ethanol to satisfy these emissions standards more efficiently than other alternative technologies. Certain standards imposed by regulatory programs may limit or preclude the use of our products to comply with environmental or energy requirements. Any decrease in the emission standards or the failure to enforce existing emission standards and other regulations could result in a reduced demand for ethanol. A significant decrease in the demand for ethanol will reduce the price of ethanol, adversely affect our profitability and decrease the value of your stock.

Costs of compliance with burdensome or changing environmental and operational safety regulations could cause our focus to be diverted away from our business and our results of operations to suffer.

Ethanol production involves the emission of various airborne pollutants, including particulate matter, carbon monoxide, carbon dioxide, nitrous oxide, volatile organic compounds and sulfur dioxide. Our plants also will discharge water into the environment. As a result, we are subject to complicated environmental regulations of the U.S. Environmental Protection Agency and regulations and permitting requirements of the State of Iowa. These regulations are subject to change and such changes may require additional capital expenditures or increased operating costs. Consequently, considerable resources may be required to comply with future environmental regulations. We did not incur any capital expenditures for environmental control in 2005 and we do not currently expect to incur material capital expenditures for environmental controls in this or the succeeding fiscal year. In addition, our ethanol plants could be subject to environmental nuisance or related claims by employees, property owners or residents near the ethanol plants arising from air or water discharges. Ethanol production has been known to produce an unpleasant odor to which surrounding residents could object. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

Our existing and proposed new ethanol plants will also be subject to federal and state laws regarding occupational safety. Risks of substantial compliance costs and liabilities are inherent in ethanol production. We may be subject to costs and liabilities related to worker safety and job related injuries, some of which may be significant. Possible future developments, including stricter safety laws for workers and other individuals, regulations and enforcement policies and claims for personal or property damages resulting from operation of the ethanol plants could reduce the amount of cash that would otherwise be available to further enhance our business.

Risks Related to an Investment in Our Common Stock

Our common stock price has fluctuated considerably and stockholders may not be able to resell their shares at or above the price at which such shares were purchased.

The market price of our common stock has fluctuated in the past, and may continue to fluctuate significantly in response to factors, some of which are beyond our control. For example, since our reverse merger in February 2005 through November 28, 2006, the high and low bid or sales price for our common stock has been $16.18 and $2.30 per share, respectively. Factors which could affect the market price of our common stock include the following:

•	our inability to manufacture ethanol as efficiently as we expect due to factors related to costs and supply of corn, energy or water,

•	market factors affecting the demand for ethanol such as price, competition and general economic conditions,

•	discontinuation or limitations on state and federal ethanol subsidies,

•	negative public sentiment toward ethanol production and use, and

•	environmental restrictions increasing the costs and liabilities of ethanol production.

The stock market in general has experienced extreme price and volume fluctuations. The market prices of securities of fuel-related companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be intensified under circumstances where the trading volume of our common stock is low.

We may not be able to attract the attention of major brokerage firms for research and support which may adversely affect the market price of our common stock.

Securities analysts of major brokerage firms may not publish research on our common stock. The number of securities competing for the attention of such analysts is large and growing. Moreover, because we went public through a “reverse merger”, some major brokerage firms may be reluctant to publish research on us regardless of our results of operations. Coverage of a security by analysts at major brokerage firms increases the investing public’s knowledge of and interest in the issuer, which may stimulate demand for and support the market price of the issuer’s securities. The failure of major brokerage firms to cover our common stock may adversely affect the market price of our common stock.

Future sales of common stock or other dilutive events may adversely affect prevailing market prices for our common stock.

We are currently authorized to issue up to 100,000,000 shares of common stock, of which 27,300,648 shares were issued and outstanding and an additional 11,831,007 were reserved for issuance as of November 28, 2006. Of the shares of common stock we have reserved for issuance, 7,197,776 shares were reserved for issuance upon exercise of outstanding options or warrants to purchase common stock and an additional 1,527,930 shares were reserved for issuance under our 2005 Incentive Compensation Plan. Our board of directors has the authority, without further action or vote of our stockholders, to issue any or all of the 60,868,345 authorized shares of our common stock that are not reserved for issuance and to grant options or other awards under our 2005 Incentive Compensation Plan to purchase any or all of the 1,527,930 shares remaining available thereunder. The board may issue shares or grant options or awards relating to shares at a price that reflects a discount from the then-current market price of our common stock. The options and warrants referred to above include provisions that require the issuance of increased numbers of shares of common stock upon exercise or conversion in the event of stock splits, redemptions, mergers or other transactions. The occurrence of any such event, the exercise of any of the options or warrants described above and any other issuance of shares of common stock will dilute the percentage ownership interests of our current stockholders and may adversely affect the prevailing market price of our common stock.

The remaining 3,105,301 shares of our common stock reserved for issuance were reserved for sale under a stock purchase agreement that we entered into with Fusion Capital Fund II, LLC on October 18, 2005. Under the stock purchase agreement, Fusion Capital agreed, subject to certain conditions, to purchase on each trading day $40,000 of our common stock up to an aggregate of $20 million over a 25-month period, subject to earlier termination at our discretion. We may, in our discretion, suspend Fusion Capital’s right to purchase our common stock or decrease the minimum daily amount that Fusion Capital shall purchase. We may also, in our discretion, elect to sell more of our common stock to Fusion Capital than the minimum daily amount. The purchase price of the shares of common stock purchased by Fusion Capital on each trading day will be equal to lower of the (A) the lowest sale price of the common stock on that trading day and (B) the arithmetic average of the three lowest closing sale prices for the common stock during the twelve consecutive trading days ending immediately prior to he trading day. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $2.00. Fusion Capital may not purchase shares under the agreement if it would then beneficially own more than 9.9% of our outstanding common stock. Because the number of shares that we sell under the stock purchase agreement depends upon the market price, we cannot currently estimate the number of shares of common stock that we might issue to Fusion Capital thereunder. At the $2.86 closing price of the common stock on November 27, 2006, we would be required to sell 13,986 shares per day. We began selling shares to Fusion Capital under the stock purchase agreement on January 3, 2006. As of November 28, 2006, we have sold 1,894,699 shares for total gross proceeds $9,846,016. All shares of common stock that we sell pursuant to the stock purchase agreement are covered by a registration statement on Form SB-2 (File No. 333-129191) that we filed with the SEC on October 21, 2005 and which became effective on December 28, 2005 and saleable without restriction immediately upon issuance. Issuances under the stock purchase agreement will dilute the percentage ownership interests of our current stockholders and may adversely affect the prevailing market price of our common stock.

A significant number of our shares will be eligible for sale, and their sale could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. Up to 30,954,116 shares of our common stock may be offered from time to time in the open market, including the shares offered pursuant to this prospectus. These sales may have a depressive effect on the market for the shares of our common stock. Moreover, additional shares of our common stock, including shares that have been issued in private placements, may be sold from time to time in the open market pursuant to Rule 144. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated at specified intervals.  Subject to satisfaction of a two-year holding requirement, non-affiliates of an issuer may make sales under Rule 144 without regard to the volume limitations and any of the restricted shares may be sold by a non-affiliate after they have been held two years. Sales of our common stock by our affiliates are subject to Rule 144.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results. In addition, as a consequence of such failure, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we could be subject to regulatory action or other litigation and our operating results could be harmed.

Commencing with our fiscal year beginning January 1, 2007, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires our management to annually assess the effectiveness of our internal controls over financial reporting and, commencing with the fiscal year beginning January 1, 2008, our independent registered public accounting firm to report on these assessments. In connection with their audit of our financial statements for the fiscal year ended December 31, 2004, our independent accountants notified us and our board of directors that they had identified significant deficiencies that they considered material weaknesses in our internal controls. The material weaknesses related to the financial reporting process and segregation of duties. We have augmented and continue to augment our internal controls procedures and expand our accounting staff, but there is no guarantee that this effort will be adequate.

During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

Our officers and directors have significant voting power and may take actions that may not be in the best interest of all other stockholders.

Our officers and directors beneficially own approximately 10.0% of our currently outstanding shares of common stock. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We may issue shares of preferred stock without stockholder approval that may adversely affect your rights as a holder of our common stock.

Our certificate of incorporation authorizes us to issue up to 1,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with rights to receive dividends and distributions upon liquidation in preference to any dividends or distributions upon liquidation to holders of our common stock and with conversion, redemption, voting or other rights which could dilute the economic interest and voting rights of our common stockholders. The issuance of preferred stock could also be used as a method of discouraging, delaying or preventing a change in control of our company or making removal of our management more difficult, which may not be in your interest as holders of common stock.

Provisions in our certificate of incorporation and bylaws and under Delaware law could inhibit a takeover at a premium price.

As noted above, our certificate of incorporation authorizes us to issue up to 1,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Our bylaws limit who may call a special meeting of stockholders and establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings. Each of these provisions may have the affect to discouraging, delaying or preventing a change in control of our company or making removal of our management more difficult, which may not be in your interest as holders of common stock. Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

DETERMINATION OF OFFERING PRICE

These shares of common stock may be sold by the selling stockholders from time to time in the over-the-counter market or on other national securities exchanges or automated interdealer quotation systems on which our common stock may be listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We are obligated to register the shares held by the selling stockholders listed in this prospectus pursuant to registration rights which have been granted to those selling stockholders. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares at the time of sale or in negotiated transactions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve a number of risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can be based only on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties. .Actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking words such as “may”, “will”, “should”, “anticipate”, “believe”, “expect”, “plan”, “future”, “intend”, “could”, “estimate”, “predict”, “hope”, “potential”, “continue”, or the negative of these terms or other similar expressions. These statements include, but are not limited to, statements under the captions “Risk Factors”, “Management’s Discussion and Analysis or Plan of Operation” and “Description of Business”, as well as other sections in this prospectus. You should be aware that the occurrence of any of the events discussed under these captions and elsewhere in this prospectus could substantially harm our business, the results of our operations and our financial condition. You should also be aware. that, if any of these events occurs, the trading price of our common stock could decline, and you could lose all or part of the value of your shares of our common stock. These events include, but are not limited to, the following:

•	the availability and adequacy of our cash flow to meet our requirements;

•	economic, competitive, demographic, business and other conditions in our local and regional markets;

•	changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

•	actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	competition in the ethanol industry;

•	the loss of any license or permit;

•	the loss of one or more of our plants due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

•	changes in our business and growth strategy (including our plant acquisition strategy and regional co-location strategy), capital improvements or development plans;

•	the availability of additional capital to support capital improvements and development; and

•	other factors discussed under the section entitled “Risk Factors” or elsewhere in this prospectus.

The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus.

We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward looking-statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form SB-2 to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, which contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services.

You may also request a copy of our filings at no cost by writing us at: Xethanol Corporation, 1185 Avenue of the Americas, 20th Floor, New York, New York 10036, Attention: Mr. Lawrence S. Bellone, Chief Financial Officer or telephoning us at: (646) 723-4000.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We may receive up to a maximum of $13,347,889 upon the exercise of currently outstanding Series A Warrants and Series B Warrants included in this prospectus, over a period of three years. If we receive funds as a result of the exercise of the Series A Warrants and/or the Series B Warrants, we will allocate such proceeds to working capital and general corporate purposes.

DESCRIPTION OF AGREEMENTS WITH THE SELLING STOCKHOLDERS

The following is a summary of material provisions of the agreements between us and the selling stockholders relating to the purchase by these selling stockholders of shares of our common stock and the warrants issued in connection therewith. We are registering the shares offered by this prospectus in order to satisfy our obligations to the holders of these shares and warrants.

Copies of the investor purchase agreement, warrants and registration rights agreement below have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read these documents carefully for more details regarding the provisions we describe below and for other provisions that may be important to you.

Investor Purchase Agreement

On April 3, 2006, we entered into a Securities Purchase Agreement (the “Investor Purchase Agreement”) with 100 investors (the “Investors”) pursuant to which on April 13, 2006 we issued to the Investors an aggregate of 6,697,827 shares of our common stock at a purchase price of $4.50 per share, three-year warrants to purchase up to 1,339,605 shares of common stock at an exercise price of $4.50 per share (“Series A Warrants”) and three-year warrants to purchase up to 669,846 shares of common stock at an exercise price of $6.85 per share (“Series B Warrants”) (the Series A Warrants and the Series B Warrants issued to the Investors are collectively, the “Investor Warrants”).

We received $30,139,951 in connection with the issuance of the shares and the Warrants to the Investors. We may receive up to an additional $6,028,222 over the next three years upon exercise by the Investors of the Series A Warrants and up to an additional $4,588,445 over the next three years upon exercise by the Investors of the Series B Warrants. The possible total investment by the Investors in our company is $40,756,618.

In the Investor Purchase Agreement each Investor represented that it and its affiliates had not engaged in any transaction in our securities (including short sales) since the earlier of (x) 30 days prior to the date of the agreement or (y) the date on which the Investor was first contacted us by or our placement agent about the investment in our company and agreed that neither it not any person acting on it behalf would engage in any such transaction from the date of the agreement through the date on which the transaction was publicly disclosed. We agreed that prior to the effective date of the Registration Statement (as defined below), we will not file any registration statement (other than on Form S-8) with the SEC with respect to any of our securities. We also agreed that during the six months following the closing under the agreement, we will not issue any “Future Priced Securities” as such term is defined under the rules of the National Association of Securities Dealers.

Warrants

The Series A Warrants may be exercised to purchase shares of common stock at an initial exercise price of $4.50 per share and may be exercised at any time until April 12, 2009. The Series B Warrants may be exercised to purchase shares of common stock at an initial exercise price of $6.85 per share and may be exercised at any time until April 12, 2009. The Warrants are identical in all respects, except as to the per share exercise price. The exercise price of the Warrants is subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. We have agreed to reserve at all times a number of shares of our common stock sufficient to cover the maximum number of shares issuable upon exercise of the Warrants.

Holders are entitled to exercise their Warrants on a “cashless” basis after the first anniversary of issuance if the Registration Statement is not in effect at the time of exercise. If the holder elects the cashless exercise option, it will receive a lesser number of shares and we will not receive any cash proceeds from that exercise. The lesser number of shares which the holder will receive is determined by a formula that takes into account the closing bid price of our Common Stock on the trading day immediately before the Warrant exercise. That closing price is multiplied by the full number of shares for which the Warrant is then being exercised. That result is reduced by the total exercise price the holder would have paid for those shares if it had not elected a cashless exercise. The number of shares actually issued under the cashless exercise option is equal to the balance amount divided by the closing price referred to above.

The Warrants provide that the holders may not exercise their Warrants to the extent that such exercise would result in the holder and its affiliates beneficially owning more than 9.99% of our common stock then outstanding (after taking into account the shares of our common stock issuable upon such exercise). If the holder subsequently disposes of some of its shares of our common stock, the holder may then exercise its Warrants (subject to the same limitation).

Registration Rights Agreement

In connection with the Investor Purchase Agreement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, under which we agreed to file a registration statement Form SB-2 or (if we are eligible to do so) on Form S-3 (the “Registration Statement”) covering the resale of the Investor Shares and the shares of common stock issuable upon exercise of the Investor Warrants with the SEC on or before May 13, 2006 and to use our best efforts to have the Registration Statement declared effective on or before July 12, 2006 (or, in the event the SEC comments on the Registration Statement, on or before August 11, 2006). We also agreed to use our reasonable best efforts to keep the Registration Statement continuously effective until the earlier of the date as of which the holders may resell all of the securities covered by the Registration Statement pursuant to Rule 144(k) or the date on which the holders have sold all of the securities covered by the Registration Statement.

We filed the Registration Statement (of which this prospectus forms a part) on June 16, 2006. The Registration Statement was declared effective by the SEC on November __, 2006. As a result of our failure to timely file the Registration Statement, holders of the registrable securities may claim that we are in breach of the Registration Rights Agreement and liable for any damages that the holders may have suffered as a result of our breach in accordance with the general principles of contract law. As of the date of this prospectus, no such claim has been asserted against us. One measure of the damages suffered as a result of our breach may be the difference between (x) the highest price at which a holder of registrable securities would have been able to sell shares of common stock under the Registration Statement had it been timely filed and declared effective and (y) the price at which the holder is able to sells those shares under the Registration Statement once it has become effective. The highest price of our common stock reported on the OTC Bulletin Board or the AMEX from May 13, 2006 through the date of this prospectus was $11.23 on May 16, 2006. The closing price of our common stock as reported on the AMEX on November 27, 2006 was $2.86.

Placement Agent Agreement

This prospectus also relates to 606,938 shares of our common stock issuable upon exercise of warrants (the “Placement Agent Warrants”) issued as compensation to Northeast Securities, Inc. (“Northeast”) and its designees in consideration of Northeast’s services as placement agent in the private offering described above in accordance with the terms of the Placement Agent Agreement dated as of February 22, 2006 (the “Placement Agency Agreement”) between us and Northeast. The Placement Agent Warrants are exercisable at an initial per share exercise price of $4.50 at any time until April 12, 2009. The Placement Agent Warrants may be exercised on a “cashless” basis at any time and are otherwise exercisable on the same terms and conditions as the Series A Warrants. The Placement Agency Agreement provides that the shares of common stock issuable on exercise of the Placement Agent Warrants are entitled to registration rights on the same terms as the shares of common stock and warrants purchased by the Investors.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Holders

As of November 28, 2006, there were approximately 212 record holders of our common stock and there were 27,300,648 shares of our common stock outstanding.

Market Information

Our shares of common stock are listed on the American Stock Exchange (“AMEX”) under the trading symbol XNL. Prior to June 20, 2006, our common stock was quoted on the OTC Bulletin Board under the trading symbol XTHN.OB.

The following table sets forth, with respect to the periods between January 1, 2004 and June 19, 2006 (inclusive), the high and low bid prices for our common stock for the periods indicated as reported by the OTC Bulletin Board and, with respect to the periods between June 20, 2006 and September 30, 2006 (inclusive), the high and low sales prices for our common stock for the periods indicated as reported by AMEX. These bid prices represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	High	Low
Year Ended December 31, 2004
First Quarter	$1.05	$0.80
Second Quarter	1.05	0.80
Third Quarter	1.05	0.80
Fourth Quarter	1.05	0.80

Year Ended December 31, 2005 (1)

First Quarter (through February 2)	$1.05	$0.80
First Quarter (February 3 to March 31)	5.00	3.00
Second Quarter	4.50	2.70
Third Quarter	7.77	3.25
Fourth Quarter	6.05	3.70

Year Ending December 31, 2006

First Quarter	$6.80	$2.30
Second Quarter	16.18	6.85
Third Quarter	10.14	2.58

(1)
First quarter 2005 market information is divided at February 2, 2005, the closing date of our reverse merger transaction. Our shares of common stock became eligible for quotation on the OTC Bulletin Board in 2003, at which time quotations related only to Zen Pottery Equipment, Inc. (under the symbol ZPYE.OB). In April 2005, our symbol was changed to XTHN.OB

Dividend Policy

We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that our board of directors may deem relevant. We are not under any contractual restriction as to our present or future ability to pay dividends.

Equity Compensation Plan Information

At the time of the merger, neither we nor Old Xethanol had any outstanding stock options. On February 2, 2005, following the completion of the merger, the Board of Directors of our company adopted the Xethanol Corporation 2005 Incentive Compensation Plan (the “2005 Plan”), which our stockholders subsequently approved.

The terms of the 2005 Plan provide for grants of stock options, stock appreciation rights or SARs, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property. Under the 2005 Plan, the total number of shares of our common stock that may be subject to the granting of awards is 4,000,000 shares, plus the number of shares with respect to which awards previously granted thereunder are forfeited, expire, terminate without being exercised or are settled with property other than shares, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. As of November 28, 2006, 317,070 shares of our common stock and stock options to purchase 2,155,000 shares of our common stock have been granted under the 2005 Plan. See “Management - Incentive Compensation Plan” for a detailed description of the plan.

The following table provides information regarding the status of our existing equity compensation plans at November 28, 2006:

Equity Compensation Plan Information

Plan category	Shares of common stock issued and shares of common stock to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in the previous columns)
Equity compensation plans approved by stockholders (1)	2,472,070(2)	$4.69	1,527,930
Equity compensation plans not approved by stockholders	—	—	—
Total	2,472,070(2)	$4.69	1,527,930

(1) Represents the 2005 Plan.

(2) Consists of 317,070 shares of issued common stock and stock options to purchase 2,155,000 shares of our common stock with exercise prices ranging from $3.00 to $11.04 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS

This Management’s Discussion and Analysis or Plan of Operation contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may”, “will”, “should”, “anticipate”, “believe”, “expect”, “plan”, “future”, “intend”, “could”, “estimate”, “predict”, “hope”, “potential”, “continue”, or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including, but not limited to, the matters discussed in this report under the caption “Risk Factors”. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward looking-statements, whether as a result of new information, future events or otherwise.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

Results of Operations
Nine months ended September 30, 2006 compared to nine months ended September 30, 2005

Net Loss. We incurred a net loss of $10,497,574 for the nine months ended September 30, 2006 versus a net loss of $6,088,857 for the nine months ended September 30, 2005. Included in the net loss for the nine months ended September 30, 2006 were non-cash charges totaling $7,008,606. Non-cash charges resulted from depreciation and amortization of $563,602, issuance of stock, options and warrants for services rendered of $4,196,802, the cost on issuance of warrants in connection with debt conversion of $2,170,212, and the estimated loss on equity of H2Diesel of $514,588 offset by management fee income of $436,598.

The increase in net loss of $4,408,717 for the period results from an increase in our operating loss of $3,242,226 and an increase in other expense of $1,166,491. The increase in operating loss was driven by higher operating expenses of $4,913,670 partially offset by the increase in gross profit of $1,671,444. Our ability to achieve profitable operations is dependent on increasing revenue through planned expansion. Our expectations are that we will not begin to show profitable operating results before December 2007; however, given the uncertainties surrounding the timing of adding new capacity as well as predicting gross margin, we cannot assure you that we will show profitable results at any time.

Sales. Sales for the nine months ended September 30, 2006 were $8,647,475 as compared to $2,058,548 for the nine months ended September 30, 2005. Sales during 2006 relate entirely to the BioFuels facility, and sales during 2005 relate entirely to the Permeate operations for the first two quarters and entirely to BioFuels for the third quarter. During the nine months ended September 30, 2006, BioFuels sold 4,033,623 million gallons of ethanol at monthly prices ranging between $1.52 and $2.38 per gallon with an average price of $2.01 per gallon and generated revenue of $559,425 from the sales of by-products. Total average revenue per gallon including by-products was $2.14. During the nine months ended September 30, 2005, we sold approximately 79,000 gallons of ethanol through the Permeate facility at an average price per gallon of $1.25 and approximately 1.1 million gallons of ethanol through the BioFuels facility at an average price of $1.62 per gallon and generated revenue of approximately $182,000 from the sales of by-products.

Cost of Sales. Cost of sales for the nine months ended September 30, 2006 were $7,609,598 compared to $2,692,115 for the nine months ended September 30, 2005. Cost of sales is comprised of direct materials, direct labor and factory overhead. Included in factory overhead are energy costs, depreciation and repairs and maintenance. The increase in cost of sales is directly related to the increase in production during the period.

The average monthly cost of sales during the nine months ended September 30, 2006 was approximately $1.85 per gallon reflecting the increased costs of grain during the period from $0.79 per gallon in January to a high of $0.91per gallon during July. This increase was partially offset by decreases in factory overhead, including energy costs. The BioFuels facility is a refurbished plant and, as such, lacks the energy efficiencies of newer plants and requires more frequent repairs which may result in temporary production stoppages. Additionally, since the plant is a smaller production facility it cannot benefit from economies of scale available to larger plants, leading to per gallon expenses higher than those of larger plants.

Gross Profit (Loss). Gross profit for the nine months ended September 30, 2006 was $1,037,877 with a gross profit margin of 12.0% versus a gross loss of $633,567 for the nine months ended September 30, 2005. The increase in gross profit is principally due to a higher average selling price for the nine months ended September 30, 2006, as compared to the corresponding period in the prior year.

General and Administrative Expenses.  General and administrative expenses were $9,121,036 for the nine months ended September 30, 2006 as compared to $4,723,461 for the nine months ended September 30, 2005 reflecting an increase of $4,397,575. The primary components of general and administrative expenses are the expenses of our corporate office, general and administrative expenses related to BioFuels and expenses associated with Permeate while it is closed. Also included in 2005 were pre-opening expenses related to BioFuels of approximately $860,000 recorded during the period from January 1, 2005 to June 30, 2005.

Corporate office expenses of $8,800,971 for the nine month period ended September 30, 2006 represents approximately 96% of total general and administrative expenses for the period. $3,563,021 was due to compensation expense for management (salaries, benefits, taxes, cash bonuses and stock option awards) and $595,867 was due to compensation expense related to directors (stock option awards). Fees paid to advisors, consultants and other service providers amounted to $2,703,211. Included in these fees were fees paid for engineering services, public relations and investor relations services, IT services, public filings and related printing services, placement fees, search firm fees and warrants issued to members of our advisory board. Other significant items included a) expenses related to our CoastalXethanol venture of $533,140, b) travel and entertainment of $225,595, c) fees related to our AMEX listing of $79,292, d) auditing and legal fees of $256,459, e) rent and office related expenses of $222,680 and f) insurance expense of $62,971.

Research and Development. Research and development expenses increased by $516,095 to $619,158 for the nine months ended September 30, 2006 compared to $103,063 for the nine months ended September 30, 2005 reflecting our research agreements with the National Renewable Energy Laboratory, the USDA Forest Products Laboratory, Virginia Polytechnic Institute and State University and the Energy &Environmental Research Center as well as a research and consulting services agreement with an outside scientist.

Interest Income. Interest income for the nine months ended September 30, 2006 increased by $703,653 from $40,427 for the nine months ended September 30, 2005 to $744,080 for the nine months ended September 30, 2006. This increase is due directly to the increase in our cash position and short term investments as a result of capital raised during the second fiscal quarter of 2006.

Organizational Expenses. In connection with the reverse merger in 2005, we paid $300,000 to the former owners of Zen to repurchase 8,200,000 of their Zen shares which were then cancelled at the closing of the reverse merger. This payment was recorded for accounting purposes as an organizational expense during the nine months ended September 30, 2005.

Loss on Royalty Note Conversion. In connection with the conversion of our royalty notes, we issued 330,000 warrants with an exercise price of $12.50 to the holders of the royalty notes. The value of these warrants at the time of issue was $2,170,212. Also in connection with the conversion, the holders of the notes waived interest accrued up to the date of conversion of $203,500. The accrual is reflected in interest expense and as an offset to the cost of the warrants.

Loss on Equity of H2Diesel. We recorded an estimated loss on equity of H2Diesel of $922,274 for the nine months ended September 30, 2006. This loss represents our portion of H2Diesel net losses, based on the equity method of accounting, for the period from the effective date of our investment (April 14, 2006) through September 30, 2006.

Interest Expense. Interest expense decreased by $254,948 from $471,143 for the nine months ended September 30, 2005 to $216,195 for the same period in 2006. The decrease is the net result of a) $6,600,000 of royalty notes being outstanding during 2006 for 111 days as compared to $5,000,000 in royalty notes being outstanding during from January 19, 2005 through August 8, 2005, then $6,600,000 from August 8, 2005 until the notes were converted in April 2006, and b) a decrease in the outstanding balance due on the Permeate mortgage note from $1,125,000 to $0.

Three months ended September 30, 2006 compared to three months ended September 30, 2005

Net Loss. We had a net loss of $2,398,236 for the three months ended September 30, 2006 versus a net loss of $1,612,898 for the three months ended September 30, 2005. Included in the net loss for the three months ended September 30, 2006 were non-cash charges totaling $603,314. Non-cash charges resulted from depreciation and amortization of $227,655, issuance of stock, options and warrants for services rendered of $462,012, and an estimated loss on equity of H2Diesel of $258,141 partially offset by management fee income of $344,494.

The net loss increase of $785,338 for the three months ended September 30, 2006 from $1,612,898 to $2,398,236 is the result of an increase in operating loss of $1,001,639 offset by an increase in other income of $216,301. Our loss from operations included an increase in operating expenses of $1,880,784 which was partially offset by an increase in gross profit of $879,145.

Sales. Sales for the quarter ended September 30, 2006 were $2,895,762 as compared to sales of $1,959,364 for the three months ended September 30, 2005, an increase of $936,398. During the three months ended September 30, 2006, BioFuels sold 1,269,619 gallons of ethanol at monthly prices ranging between $1.97 and $2.27 per gallon with an average price of $2.16 per gallon and generated revenue of $149,392 from the sales of by-products. During the three months ended September 30, 2005, BioFuels sold 1,097,198 million gallons of ethanol at an average price per gallon of $1.62 and generated revenue of $181,682 from the sales of by-products.

Cost of Sales. Cost of sales for the quarter ended September 30, 2006 was $2,491,384, a decrease of $57,253 compared to $2,434,131 for the same period in 2005. The decrease in cost of sales is primarily due to the decrease in factory overhead expenses of $88,009 and a decrease in the average per gallon cost from $2.02 to $1.92 per gallon for the period. Cost of sales is comprised of several cost components which are primarily direct materials, direct labor and factory overhead. Included in factory overhead are energy costs, depreciation and repairs and maintenance.

The average monthly cost of sales during the three months ended September 30, 2006 was approximately $1.92 per gallon. The average cost of sales reflects average monthly grain costs of $.88 per gallon which was partially offset by decreases in factory overhead which include energy costs. The BioFuels facility is a refurbished plant and, as such, lacks the energy efficiencies of newer plants and requires more frequent repairs which may result in temporary production stoppages. Additionally, since the plant is a smaller production facility it cannot benefit from of economies of scale available to larger plants, leading to higher per gallon expenses than those of larger plants.

Gross Profit. Gross profit for the three months ended September 30, 2006 was $404,378 with a gross profit margin of 14.0% as compared to a gross loss of $474,767 for the three months ended September 30, 2005. The increase in gross profit is primarily due to the increase in the average selling price for the period, a decrease in the average cost per gallon and an increase in the number of gallons sold during the period.

General and Administrative Expenses. General and administrative expenses were $2,673,389 for the quarter ended September 30, 2006 as compared to $952,942 for the quarter ended September 30, 2005 reflecting an increase of $1,720,447. Corporate office expenses of $2,529,854 accounts for 95% of general and administrative expenses for the quarter end September 30, 2006.

Corporate office expense of $ 2,529,854 for the quarter ended September 30, 2006 included $140,000 in compensation expense related to management (salaries, bonus and stock option amortization) and $460,000 in compensation expense related to directors (stock option amortization). Management compensation expense includes a net reduction of $742,000 reflecting cancellation of certain previously issued options. Expenses related to advisors, consultants and other service providers amounted to amounted to $1,054,231. Included in this amount were expenses recorded for engineering services, public relations and investor relations services, IT services, public filings and related printing services, placement fees, search firm fees and amortization of warrant expense in connection with warrants issued as part of CoastalXethanol and NewEnglandXethanol ventures. .Other significant items include a) expenses related to our CoastalXethanol venture of $241,000 b) auditing and legal fees of $349,000 c) travel and entertainment of $130,000 and d) rent and office related expenses of $50,241.

Research and Development Expenses. Research and development expenses for the three months ended September 30, 2006 compared to the three months ended September 30, 2005 increased by $160,337 to $190,337 reflecting our research agreements with the National Renewable Energy Laboratory, the USDA Forest Products Laboratory, Virginia Polytechnic Institute and State University and the Energy & Environmental Research Center as well as a research and consulting services agreement with an outside scientist.

Interest Income. Interest income increased by $346,482 from $12,186 for the three months ended September 30, 2005 to $358,668 for the three months ended September 30, 2006 due to the increase in our cash position and short term investments as a result of capital raised during the period.

Interest Expense. Interest expense for the three months ended September 30, 2006 decreased by $178,787 from $180,937 for the three months ended September 30, 2005 to $2,150 for the three months ended September 30, 2006. The decrease in interest expense is the net result of: 1) $6,600,000 of royalty notes being outstanding during the third quarter of 2005 ($5,000,000 outstanding from July 1, 2005 through August 8, 2005) as compared to $0 outstanding during the third quarter of 2006, and 2) a decrease in the outstanding balance due on the Permeate mortgage note from $1,125,000 in 2005 to $0 in 2006.

Loss on Equity of H2Diesel. We recorded an estimated loss on equity of H2Diesel of $665,827 for the three months ended September 30, 2006 versus $0 for the same period last year. This estimated loss represents our portion of H2Diesel losses, based on the equity method of accounting, for the period from July 1, 2006 through September 30, 2006.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net Loss. We had net losses of $11,377,075 and $2,570,918 for the years ended December 31, 2005 and 2004, respectively. These losses are not comparable given our significant activity during 2005 as compared to 2004, including the refurbishment and opening of Xethanol BioFuels, the reverse merger, the concurrent private offering and the senior secured notes financing, all of which are described elsewhere in this prospectus, as well as the establishment of a corporate office and organizational infrastructure and the write-off of intangible assets and goodwill. During these periods, operations were financed through various equity and debt private financing transactions.

Sales. Net sales for the year ended December 31, 2005 were $4,342,927 as compared to $465,048 for the year ended December 31, 2004. During 2004, net sales were attributable solely to our Permeate operations. We sold approximately 295,000 gallons of ethanol at an average price of $1.58 per gallon. Sales prices ranged during the year between $1.14 and $1.88. Net sales during 2005 reflect operations at Permeate from January 1, 2005 to March 31, 2005 which generated approximately $99,000 and at BioFuels from July 1, 2005 through December 31, 2005 which generated the balance. BioFuels sold approximately 2.44 million gallons of ethanol at average selling price of $1.60. Sales of DWGs contributed an additional $339,000 to total sales.

Cost of Sales. Cost of sales for the year ended December 31, 2005 were $4,891,230 compared to $507,181 for the year ended December 31, 2004. Higher cost of sales in 2005 relates to the higher level of sales during 2005. The cost of sales during 2005 reflect start-up production inefficiencies at BioFuels, inefficiencies driven by a lack of economies of scale while we slowly increased production to plant capacity and high prices of energy, especially natural gas.

Operating Expenses. Operating expenses were $6,558,308 for the year ended December 31, 2005 as compared to $2,357,190 for the year ended December 31, 2004.

The increase in operating expenses of $4,201,118 is due principally to: (1) increased expenses of approximately $3,295,000, attributable to the creation of our corporate headquarters office; (2) increased expenses of approximately $860,000, related to start-up expenses at the Xethanol BioFuels facility from January 1, 2005 until its opening on July 1, 2005; (3) increase in amortization expense of approximately $137,000 resulting from licenses acquired during 2005: and (4) various expenses including depreciation related to Permeate Refining that are included in operating expenses in 2005, but were included in cost of sales in 2004.

The increase in expenses related to our corporate office is directly related to our growth which has necessitated the development of a corporate infrastructure to support our growth, capital needs and our change in status from a privately held corporation to a public corporation. Accordingly, included in the $3,295,000 increase attributable to our corporate office is: (1) approximately $1,955,000 of compensation expense related to our management team and directors and resulting from the hiring of a new CFO and Vice President of Operations as well as the election of four new independent directors to our Board; (2) approximately $822,000 related to services provided by outside advisors, consultants and agents for services ranging from investor relations, public relations, business development and capital raising; (3) approximately $235,000 related to legal and auditing fees; (4) approximately $151,000 related to offices expense including rent; and (5) $78,000 related to travel and entertainment.

Approximately $2,377,000 or 72% of the total corporate office increase was the result of non-cash compensation in the form of stock, warrants and options.

Write-off on Intangible Assets and Goodwill. At December 31, 2005, we charged $3,635,416 to expense, representing the unamortized cost of acquiring technology licenses, after considering the uncertainties surrounding the timing of the commercialization of the licensed technologies. The licenses were acquired because of the potential of the licensed technologies to reduce the costs of producing ethanol. In assessing the carrying values of these licenses we attempted to evaluate the potential future cash flows related to each license. Given the fact that these are new and still unproven technologies, we were unable to generate reliable or predictable cash flows for valuation purposes. Further, because of the developmental stage of the technologies, we could not be assured of when or if they would be commercially viable. We have entered into research agreements with the institutions holding the original patents to continue the development and testing and enhancement of the licensed technologies. We do not believe that the uncertainty surrounding the ultimate commercialization of any of these technologies will have a significant impact on our future results. All of these licenses were acquired from UTEK, a publicly traded unrelated technology transfer company as a result of arms length negotiations. We also wrote off the $205,000 in goodwill associated with its acquisition of Permeate. Management continues to believe that its portfolio of technologies as well as its ongoing research and development arrangements with the governmental and academic institutions from which we acquired the licensed technologies is an integral part of our growth strategy.

Interest Expense. Interest expense was $659,030 for the year ended December 31, 2005 as compared to $208,340 for the year ended December 31, 2004. The increase of $450,690 is mainly attributable to senior secured royalty notes issued during 2005 which was partially offset by the bank note payable assumed in October 2004 in connection with the acquisition of BioFuels and subsequently refinanced by the royalty notes in January 2005.

Organizational Expense. In connection with the reverse merger, we paid $300,000 to the former owners of Zen to repurchase 8,200,000 shares of their Zen common stock which were then cancelled at the closing of the reverse merger. This payment was recorded for accounting purposes as an organizational expense.

Other Income. Other income was $255,226 for the year ended December 31, 2005 as compared to $33,385 for the year ended December 31, 2004. Included in Other income during 2005 is $132,000 in cash and stock received from the settlement of the DDS Technologies legal action.

Liquidity and Capital Resources

As of September 30, 2006, we had cash, cash equivalents and short-term investments totaling $29,273,723. Our working capital as of September 30, 2006 was $29,296,505 representing an increase in working capital of $29,806,829 as compared to a working capital deficit of $510,324 at December 31, 2005.

During the nine months ended September 30, 2006, we used net cash of $3,431,218 for operating activities. Additional cash of $10,092,515 was used to purchase property and equipment (investing activity). Included in cash used for investing is approximately $8,600,000 for the purchase of the Augusta, Georgia site, approximately $1,100,000 used in the preconstruction phase of our Blairstown expansion project and approximately $350,000 for equipment and improvements at our existing Blairstown facility. During the nine months ended September 30, 2006, none of our cash was used to pay royalties or other fees due under our intellectual property license agreements.

During the nine months ended September 30, 2006, we received net cash proceeds of $42,193,521 from the sales of our common stock. We raised $9,611,680 by selling shares of our common stock to Fusion Capital under a common stock purchase agreement dated October 18, 2005. We raised net proceeds of $31,636,721 on April 13, 2006 from the closing of two separate private offerings of our common stock and warrants to purchase our common stock. Additional cash proceeds of $945,120 were received from the exercise of stockholder warrants.

As of September 30, 2006, we had total debt of $25,054, representing our obligations under a capital lease. Senior notes of $6,600,000 outstanding at December 31, 2005 were converted to our common stock on April 21, 2006. Additionally, on August 1, 2006 we paid the remaining balance of $243,395 on our mortgage note and the mortgage on our Permeate facility was discharged in full.

We anticipate significant capital expenditures and investments over the next 18 months related to our growth program. As previously discussed, we plan to build a new 35 million gallon production facility at our Blairstown location and to convert our site in Augusta, Georgia to a 50 million gallon facility. We also plan to develop a pilot plant using wood chips as a cellulosic feed stock at the site we acquired in Spring Hope, North Carolina on November 13, 2006. Once we have proven the technology on a pilot basis we will increase the rate of production at our Spring Hope facility to 35 million gallons per year based on available technology and equipment. On June 30, 2006, we entered into a $1.87 million contract for the design and engineering of the Blairstown facility and through September 30, 2006 have made payments of $270,000. The total cost of our Blairstown project is expected to be approximately $74 million. This cost includes approximately $15 million related to a cogeneration plant. We anticipate that the cost of the Augusta project could be between $75 million and $87.5 million. We are continuing to evaluate several additional sites to construct new ethanol facilities. We plan to use a portion of our current cash to fund these site acquisitions and provide seed equity for the projects while we analyze financing options. We will also use cash on hand to fund corporate overhead, expand infrastructure to accommodate our planned expansion and opportunistically invest in technology and research and development. We do not anticipate that we will use any of our current cash to make royalty or other payments due under our intellectual property license agreements within the next twelve months.

We are currently in discussions with several intermediaries, advisors and investors to structure and raise the funds to optimally finance these projects. We are evaluating debt and equity placements at the corporate level as well as project specific capital opportunities. We also have access to approximately $10 million in equity funding through our common stock purchase agreement with Fusion Capital. At the present time, except for our agreement with Fusion Capital, we have no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to use on commercially acceptable terms or at all. Our failure to raise capital as needed would significantly restrict our growth and hinder out ability to compete. We may need to curtail expenses, reduce planned investments in technology and research and development and forgo business opportunities. Additional equity financings are likely to be dilutive to holders of our common stock and debt financing, if available, may involve significant payment obligation and covenants that restrict how we operate our business.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Critical Accounting Policies

Our discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis, including those related to provisions for uncollectible accounts receivable, inventories, valuation of intangible assets and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The accounting policies that we follow are set forth in Note 2 to our financial statements as included in this prospectus. These accounting policies conform to accounting principles generally accepted in the United States, and have been consistently applied in the preparation of the financial statements.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123R "Share Based Payment." This statement is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS No. 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. This statement is effective for public entities that file as small business issuers, as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. We adopted this pronouncement during the first quarter of 2005.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets - An Amendment of APB Opinion No. 29. The amendments made by SFAS No. 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replace it with a broader exception for exchanges of non-monetary assets that do not have "commercial substance." SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 on its effective date did not have a material effect on our consolidated financial statements.

In March 2005, the FASB issued Financial Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations - an Interpretation of FASB Statement No. 143", which specifies the accounting treatment for obligations associated with the sale or disposal of an asset when there are legal requirements attendant to such a disposition. We adopted this pronouncement in 2005, as required, but there was no impact as there are no legal obligations associated with the future sale or disposal of any assets.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and SFAS Statement No. 3". SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior periods' financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the adoption of SFAS No. 154 to have any impact on our consolidated financial statements.

DESCRIPTION OF BUSINESS

Historical Overview

Xethanol Corporation, a corporation organized under the laws of the State of Delaware and referred to in this prospectus as "Old Xethanol", commenced operations as a producer of ethanol and its co-products in 2000. In 2005, Old Xethanol structured a series of transactions, which are collectively referred to as a "reverse triangular merger", for the purpose of gaining access to the capital markets. In connection with these transactions, Zen Pottery Equipment, Inc., a publicly traded corporation organized under the laws of Colorado ("Zen"), organized Zen Acquisition Corp. as a wholly owned subsidiary under the laws of the State of Delaware ("Zen Acquisition"). Thereafter, pursuant to an agreement of merger and plan of reorganization dated as of February 2, 2006 (the "Merger Agreement") among Zen, Zen Acquisition and Old Xethanol, Zen Acquisition merged with and into Old Xethanol, which then became a wholly owned subsidiary of Zen. Following an exchange of shares between the stockholders of Old Xethanol and Zen, Old Xethanol changed its name to Xethanol BioEnergy, Inc. Zen then discontinued its previous business activities, reincorporated under the laws of the State of Delaware, changed its name to Xethanol Corporation, and succeeded to the business of Old Xethanol as its sole line of business.

Concurrently with the closing of the merger, we also completed a private offering of shares of our common stock to accredited investors, and received gross proceeds of $3,000,028 at the closing of the private offering. We received an additional $867,849 upon a second closing of the private offering on February 15, 2005, for total gross private offering proceeds of $3,867,877.

Pursuant to the Merger Agreement, at closing, stockholders of Old Xethanol received in the merger approximately .88 of a share of our common stock for each share of Old Xethanol common stock held by such stockholders. As a result, at closing we issued 9,706,781 shares of our common stock to the former stockholders of Old Xethanol, representing 74.0% of our outstanding common stock following the merger, in exchange for 100% of the outstanding capital stock of Old Xethanol. The consideration issued in the merger was determined as a result of arms-length negotiations between the parties.

All outstanding warrants issued by Old Xethanol prior to the merger to purchase shares of Old Xethanol common stock were amended to become warrants to purchase our common stock on the same terms and conditions as those warrants issued by Old Xethanol, except that the number of shares issuable upon the exercise of such warrants was amended to reflect the applicable exchange ratio. Prior to the closing of the merger, all outstanding Old Xethanol warrants were exercisable for 1,465,068 shares of Old Xethanol common stock. At the closing of the merger, these warrants were amended to become warrants to purchase 1,293,370 shares of our common stock. Neither Old Xethanol nor our company had any stock options outstanding as of the closing of the merger.

In connection with the merger, we repurchased a total of 8,200,000 shares of our common stock owned by Zen Zachariah Pool III and Walter C. Nathan for aggregate consideration of $300,000 and then cancelled those shares at the closing of the merger. Immediately following the closing, and as part of the consideration for the repurchase of his shares, we sold to Mr. Pool our pottery kiln operations, and Mr. Pool assumed the historical liabilities of those operations. Giving effect to the cancellation of these stockholders' shares, there were 1,874,303 shares of our common stock outstanding before giving effect to the stock issuances in the merger and private offering.

In November 2004, prior to the merger, Zen Zachariah Pool III, Zen’s Chief Executive Officer and President and a member of its board of directors, and Walter C. Nathan, Zen’s Chief Financial Officer and a member of its board of directors, sold options to purchase a total of 700,000 shares of Zen’s common stock owned by them at an exercise price of $0.20 per share to (i) a company controlled by the brother of a director, officer and significant shareholder of Old Xethanol (250,000 options); (ii) the mother-in-law of a significant shareholder of Old Xethanol (250,000 options); and (iii) a significant shareholder of Old Xethanol (200,000 options). The options were each sold for $10.00. Exercise of the options was conditional upon the closing of the subsequent private offering and concurrent reverse merger transactions and the options were exercisable at any time within 200 days after the closing of the reverse merger. Upon completion of the reverse merger transaction, the first two aforementioned significant shareholders of Old Xethanol each returned 250,000 shares of Xethanol Corporation to Xethanol Corporation. On February 2, 2005, each of the aforementioned optionees entered into an agreement with a stock holder of Zen to purchace 100,000 shares of Zen’s common stock at an aggregate purchace price of $40,000.

The shares of our common stock issued to former holders of Old Xethanol common stock in connection with the merger, and the shares of our common stock issued in the private offering, were not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon exemptions from the registration requirements of the Securities Act.

Expansion of Board of Directors

In accordance with our by-laws for filling newly-created board vacancies, Zen Zachariah Pool III and Walter C. Nathan, our existing pre-merger directors, appointed Christopher d'Arnaud-Taylor and Franz A. Skryanz, previous directors of Old Xethanol, to serve as additional directors of our company effective at the closing of the merger. Susan Pool resigned as a director effective at the closing of the merger. Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 under the Exchange Act require that if directors who will constitute a majority of a company's board are to be appointed otherwise than at a stockholders meeting, then, not less than ten days prior to the date such directors take office, the company must file with the SEC and deliver to its stockholders information substantially equivalent to the information the company would provide in a proxy statement to be delivered in connection with a stockholders meeting at which directors would be elected. In compliance with Rule 14f-1, on February 18, 2005, Mark Austin and Jeffrey S. Langberg were appointed as directors effective as of February 28, 2005. Messrs. Pool and Nathan also resigned as directors following the closing, with their resignations effective as of February 28, 2005.

On February 2, 2005, Mr. d'Arnaud-Taylor was named Chairman, President and Chief Executive Officer and Franz A. Skryanz was named Vice President, Secretary and Treasurer. At the same time, Messrs. Pool and Nathan and Ms. Pool resigned as our officers. On April 13, 2005, Lawrence S. Bellone was appointed to be our Chief Financial Officer. On May 27, 2005, Mark Austin resigned as a director, but he remains on our advisory board. In December 2005, Mr. Austin entered into a consulting agreement with us to assist us in the development of our technology portfolio and overall technology strategy. On June 2, 2005, Louis B. Bernstein and Richard D. Ditoro were elected to our board of directors. On July 28, 2005, Richard L. Ritchie was elected to our board of directors. On August 10, 2005, Marc S. Goodman was elected to our board of directors. On June 12, 2006, Jeffrey S. Langberg resigned as a director but he remains an advisor to our board of directors. Richard D. Ditoro did not stand for re-election as a director at our 2006 annual meeting of stockholders in August 2006 but was again elected to our board of directors on September 7, 2006. On August 22, 2006, Mr. d'Arnaud-Taylor's position as Chairman, President and Chief Executive Officer was terminated but he remains on our board of directors. Mr. Ritchie and Mr. Goodman resigned from our board on September 28, 2006. Mr. Bernstein resigned from our board on November 9, 2006.

Accounting Treatment; Change of Control

The merger was accounted for as a recapitalization of Old Xethanol (or a "reverse merger"), since the former stockholders of Old Xethanol now own a majority of the outstanding shares of our common stock as a result of the merger. Old Xethanol was deemed to be the acquiror in the reverse merger and, consequently, the assets and liabilities and the historical operations that are reflected in our financial statements are those of Old Xethanol and are recorded at the historical cost basis of Old Xethanol. Except as described in the previous paragraphs and in "Certain Relationships and Related Transactions", no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of our company. Further, as a result of the issuance of the 9,706,781 shares of our common stock to the former stockholders of Old Xethanol, a change in control of our company occurred on the date of the consummation of the merger.

Concurrent Private Offering

In connection with the merger, we completed the closing of a private offering of a total of 1,190,116 shares of our common stock at a purchase price of $3.25 per share to purchasers that qualified as accredited investors, as defined in Regulation D promulgated under the Securities Act.

Gross proceeds from the initial closing of the private offering were $3,000,028. We received an additional $867,849 upon a second closing of the private offering on February 15, 2005, for total private offering proceeds of $3,867,877. Placement agents and advisors received an aggregate of 665,834 shares of our common stock in connection with the private offering and merger. After the closing of the merger and the closing of the private offering, we had outstanding 13,437,033 shares of common stock and warrants to purchase 1,293,376 shares of common stock.

Senior Secured Note Financing

On January 19, 2005, we completed a transaction with two institutional investors to refinance the acquisition bank debt of Xethanol BioFuels, LLC, the subsidiary that operates our Blairstown, Iowa ethanol facility. At the closing of that transaction, Xethanol BioFuels issued senior secured royalty income notes in the aggregate principal amount of $5,000,000. The proceeds of the financing were used to (i) satisfy the $3,000,000 demand note held by an Omaha, Nebraska commercial bank in connection with the purchase of the facility, (ii) refurbish and upgrade production capacity at the facility, (iii) fund start-up activities at the facility and related working capital requirements, and (iv) pay legal and other professional fees.

In addition, on August 8, 2005, we completed another transaction with the same two institutional investors and, at the closing of that transaction, Xethanol BioFuels issued senior secured royalty income notes in the aggregate principal amount of $1,600,000. The proceeds of the financing were used to repay funds advanced to Xethanol BioFuels by us, and we used those repaid funds for working capital and general corporate purposes.

The senior secured royalty income notes provided for interest to be paid semi-annually at the greater of 10% per year or 5% of revenues from sales of ethanol, wet distillers grain and any other co-products, including xylitol, at the Xethanol BioFuels facility, with principal becoming due in January 2012. We had the right to require the holders of the notes, from and after January 2008, to surrender their notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest. The holders of the notes had the right to convert their notes into shares of our common stock at any time at a conversion price equal to $4.00 per share (equivalent to 1,650,000 shares), which was in excess of the $3.25 purchase price for shares sold in our February 2005 private offering.

On April 21, 2006, the holders of our $5,000,000 senior secured royalty income notes and $1,600,000 senior secured royalty income notes exercised their rights to convert the notes into shares of our common stock. The principal amounts of the Notes were convertible at a price equal to $4.00 per share. In connection with the conversions, we issued 1,250,000 shares of common and a three-year warrant to purchase 250,000 shares of our common stock at a purchase price of $12.50 to the holders of the $5,000,000 notes and 400,000 shares and a three-year warrant to purchase 80,000 shares of our common stock at a purchase price of $12.50 to the holders of the $1,600,000 notes.

Pursuant to a security agreement, Xethanol BioFuels had pledged its land, buildings and site improvements, mechanical and process equipment and specific personal property as security for the payment of the principal and interest of the notes. Upon the conversion of the secured notes into our common stock on April 21, 2006, any security interest in our property of was released.

Fusion Capital Common Stock Purchase Agreement

On October 18, 2005, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed, under certain conditions, to purchase on each trading day $40,000 of our common stock up to an aggregate of $20 million over a 25-month period, subject to earlier termination at our discretion. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided that we may not increase the daily purchase amount above $40,000 unless our stock price is above $5.25 per share for five consecutive trading days. The purchase price of the shares of common stock will be equal to a price based upon the future market price of our common stock, as set forth below, without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $2.00 per share.

Under the terms of the common stock purchase agreement, we issued 303,556 shares of our common stock to Fusion Capital as a commitment fee. Assuming Fusion Capital purchases all $20.0 million of common stock; we estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 5,000,000 shares (excluding 303,556 shares issued to Fusion Capital as a commitment fee). Subject to approval by our board of directors, we have the right, but not the obligation, to sell more than 5,000,000 shares to Fusion Capital. As of November 28, 2006, Fusion Capital has purchased 1,894,699 shares of our common stock for net cash proceeds of $9,611,681. All shares of common stock that we sell to Fusion Capital pursuant to the common stock purchase agreement are covered by a registration statement on Form SB-2 (File No. 333-129191) that we filed with the SEC on October 21, 2005 and which became effective on December 28, 2005 and are saleable without restriction immediately upon issuance.

Under the common stock purchase agreement, the purchase price per share of common stock is equal to the lesser of: (1) the lowest sale price of our common stock on the purchase date, or (2) the average of the three lowest closing sale prices of our common stock during the 12 consecutive trading days prior to the date of a purchase by Fusion Capital. The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital.

Under the common stock purchase agreement, Fusion Capital has agreed to purchase on each trading day during the 25-month term of the agreement $40,000 of our common stock or an aggregate purchase of up to $20 million. We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day's notice. In our discretion, we may elect to sell more of our common stock to Fusion Capital than the minimum daily amount. First, in respect of the daily purchase amount, we have the right to increase the daily purchase amount as the market price of our common stock increases. Specifically, for every $0.25 increase in the threshold price (as defined below) above $5.00 per share, we have the right to increase the daily purchase amount by up to an additional $4,000 (for example, if the threshold price is $5.50 per share we would have the right to increase the daily purchase amount to an aggregate of $48,000). The "threshold price" is the lowest sale price of our common stock during the five trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount. If, at any time during any trading day the sale price of our common stock is below the threshold price, the applicable increase in the daily purchase amount will be void. We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day's notice. Any suspension would remain in effect until our revocation of the suspension.

In addition to the daily purchase amount, we may elect to require Fusion Capital to purchase on any single trading day our shares in an amount up to $250,000, provided that our share price is above $6.00 per share during the ten trading days prior thereto. The price at which such shares would be purchased will be the lesser of (i) the lowest sale price of our common stock on the trading day that notice is received by Fusion Capital to purchase such shares, or (ii) the lowest purchase price (as defined above) during the previous 15 trading days prior to the date that such purchase notice was received by Fusion Capital. We may increase this amount to $500,000 if our share price is above $9.00 per share during the ten trading days prior to our delivery of the purchase notice to Fusion Capital. This amount may also be increased to up to $750,000 if our share price is above $14.00 per share during the ten trading days prior to our delivery of the purchase notice to Fusion Capital. This aggregate amount may also be increased to up to $1,000,000 if our share price is above $20.00 per share during the ten trading days prior to our delivery of the purchase notice to Fusion Capital. We may deliver multiple purchase notices; however, at least ten trading days must have passed since the most recent non-daily purchase was completed.

Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to us upon the occurrence of any of the following events of default: (1) the effectiveness of the registration statement covering the common stock to be issued under the purchase agreement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock and such lapse or unavailability continues for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period, (2) suspension by our principal market of our common stock from trading for a period of three consecutive trading days, (3) the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq National Market, the Nasdaq Capital Market, the New York Stock Exchange or the American Stock Exchange, (4) our transfer agent's failure for five trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement, (5) any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days, (6) any participation or threatened participation in insolvency or bankruptcy proceedings by or against us, or (7) a material adverse change in our business. Neither the foregoing provisions nor any conditions to closing may be waived by Fusion Capital.

We have the right to terminate the agreement without any payment or liability to Fusion Capital at any time, including in the event that all 5,000,000 shares are sold to Fusion Capital under the common stock purchase agreement.

Company Overview

We are a biotechnology-driven company with the primary goal of becoming a leader in the emerging biomass-to-ethanol industry. We produce ethanol and its co-products. Ethanol is a clean burning, renewable fuel and is used as a primary gasoline additive under the Energy Policy Act of 2005. We plan to optimize the use of biomass in the renewable energy field and convert biomass that is currently being abandoned or land filled into ethanol or other valuable co-products. Our business model involves the deployment of proprietary biotechnologies that will extract and ferment sugars trapped in these biomass waste concentrations in a cost effective manner by locating ethanol plants closer to biomass sources and in proximity to urbanized high-demand ethanol markets.

Old Xethanol was formed to capitalize on the growing market for ethanol and its co-products. Old Xethanol commenced ethanol production in August 2003 with the acquisition of Iowa-based Permeate Refining, Inc. Permeate had operated for more than a decade, principally using non-corn-based feedstocks such as waste candy sugars sourced from the greater-Chicago candy industry and waste starches sourced from regional wet millers. The Permeate plant has a nominal production capacity of 1.6 million gallons of ethanol per year. In April 2005, we ceased operations at the Permeate plant in order to refurbish the facility. The facility remains closed while we evaluate how to maximize strategic use of the facility.

In October 2004, Old Xethanol purchased a second facility which is located in Blairstown, Iowa and is currently operated by our Xethanol BioFuels subsidiary. The Xethanol BioFuels plant is situated on 25.5 acres with nearby corn and corn stover (biomass) production. The plant has a nameplate production capacity of approximately 5.5 million gallons of ethanol per year using corn as its feedstock. At the time of the acquisition, the plant was idled and in bankruptcy. After substantial upgrades and refurbishment, we recommenced production in July 2005, and the facility is currently producing approximately 5.5 million gallons per year. In addition to ethanol production, BioFuels also produces distiller's wet grains, or DWG, a by-product of the traditional corn-to-ethanol process.

A significant aspect of our business model involves the acquisition and development of advanced processing technologies. Through our strategic alliance with UTEK Corporation, a publicly-traded technology transfer company, whereby we outsource our technology search, we have acquired "small footprint" bio-separation and bio-fermentation technologies in an effort to lower production costs and increase profit potential. Under this program, we have acquired a pipeline of diverse technologies and have developed strategic relationships with government and university research labs to further develop and prove out these technologies. Once a new technology has proved out, we intend to move it from the laboratory to the field for commercialization at one of our production facilities. We will also review opportunities to license our technologies to third parties to create royalty income streams.

In April 2006, we entered into a nonexclusive, royalty-bearing sublicense agreement with H2Diesel, Inc., a Delaware corporation, that permits us to manufacture and sell an additive that enhances the performance of biodiesel fuels. Our sublicense entitles us to use and sell products based upon that technology in the states of Maine, Vermont, New Hampshire, Massachusetts, Connecticut, Rhode Island, New York, Pennsylvania, Delaware, New Jersey, Virginia, West Virginia, North Carolina, South Carolina, Georgia, Florida, and can be extended by written agreement of the parties . We are currently testing that technology. We intend to continue to explore commercial exploitation of that technology.

In May 2006, we organized Coastal Xethanol, LLC, a joint venture with Coastal Energy Development, Inc., a Georgia corporation, to jointly develop plants for the production of ethanol in the State of Georgia and in the South Carolina counties in which the cities of Charleston and Georgetown are located. We own 80% of the membership interests in CoastalXethanol and Coastal Energy Development owns the remaining 20% of the membership interests in CoastalXethanol. In August 2006, CoastalXethanol purchased from Pfizer Inc. its pharmaceutical manufacturing complex located in Augusta, Georgia for $8,400,000 in cash. CoastalXethanol intends to modify that plant and to use it to produce ethanol from cellulosic and other biomass waste streams generated by industrial producers in the surrounding areas.

In June 2006, we organized NewEnglandXethanol, LLC to produce ethanol along the Eastern coast of the United States. NewEnglandXethanol is a strategic alliance between Xethanol and Global Energy and Management LLC. Its mission is to develop ethanol production in Connecticut, Massachusetts, Rhode Island, New Hampshire, Maine and Vermont. We and Global Energy and Management each owns 50% of the membership interests in NewEnglandlXethanol.

In June 2006, we purchased Advanced Biomass Gasification Technologies, Inc. ("ABGT") from UTEK Corporation. ABGT is the licensee from the Energy & Environmental Research Center (the "Center") of certain patents and know-how related to lignin and biomass gasification in Imbert gasifiers (the "Gasification Technology"). ABGT is also a party to a Base Research Agreement with the University of North Dakota Energy & Environmental Research Center, which has agreed to perform initial research, development, demonstration, productizing and project implementation work with respect to the Gasification Technology, to provide the results of that work to ABGT, to give ABGT a one-year exclusive right of first negotiation to license inventions, discoveries or computer software developed as a result of that project and to grant ABGT a nonexclusive right to use any such invention, discovery, computer software or improvement internally to ABGT.

In July 2006, we formed BlueRidgeXethanol, LLC, a wholly-owned subsidiary, to pursue opportunities in North and South Carolina, Virginia, Kentucky and Tennessee. In November 2006, we acquired the assets of Carolina Fiberboard Corporation, LLC, a former medium density fiberboard plant located in Spring Hope, North Carolina, for $4,000,000 in cash, 1,197,000 shares of our common stock  and warrants to purchase an additional 300,000 shares of our common stock at an exercise price of $4.00 per share. We anticipate that these assets will be transferred to BlueRidgeXethanol or to a subsidiary of BlueRidgeXethanol. We agreed to file a registration statement registering the resale of the shares of common stock issued at closing and the shares of common stock issuable upon exercise of the warrants no later than twenty days after effective date of the Registration Statement (of which this prospectus forms a part) and to use commercially reasonable efforts to have the former registration statement declared effective as soon as reasonably practicable. The Registration Statement became effective on November __, 2006. The seller has agreed that it will not sell 698,500 of the shares issued at the closing before the first anniversary of the closing, notwithstanding the effectiveness of the resale registration statement covering the shares. The warrants may first be exercised for up to 100,000 shares when the resale registration statement covering the shares issuable upon the exercise thereof becomes effective and for the remaining 200,000 shares one year after issuance and thereafter are exercisable until the third anniversary of issuance.

Industry Overview

The Ethanol Market. On August 8, 2005, President Bush signed into law the Energy Policy Act of 2005. The Energy Policy Act transformed ethanol from a gasoline additive under the 1990 Clean Air Act to a primary gasoline substitute, which we believe will serve to strengthen and expand the role of ethanol in the U.S. fuel economy. A highlight of the Energy Policy Act is the creation of a 7.5 billion gallon renewable fuel standard, or RFS, increasing use of renewable domestic fuels such as ethanol and biodiesel. The newly approved RFS of the Energy Policy Act establishes that a percentage of the U.S. fuel supply will be provided by renewable, domestic fuels such as ethanol. In addition, the Energy Policy Act establishes a 30% tax credit up to $30,000 for the cost of installing clean fuel refueling equipment, such as an E85 ethanol fuel pump.

Historically, producers and blenders had a choice of fuel additives to increase the oxygen content of fuels. MTBE (methyl tertiary butyl ether), a petroleum-based additive, was the most popular additive, accounting for up to 75% of the fuel oxygenate market. However, in the United States, ethanol is replacing MTBE as a common fuel additive. While both increase octane and reduce air pollution, MTBE is a presumed carcinogen which contaminates ground water. It has already been banned in California, New York, Illinois and 16 other states. Major oil companies have voluntarily abandoned MTBE and it is scheduled to be phased out under the Energy Policy Act. As MTBE is phased out, we expect demand for ethanol as a fuel additive and mileage extender to rise. A blend of 5.5% or more of ethanol, which does not contaminate ground water like MTBE, effectively complies with U.S. Environmental Protection Agency requirements for reformulated gasoline, which is mandated in most urban areas. We believe there are no economically feasible substitutes for MTBE other than ethanol.

Ethanol is a clean, high-octane, high-performance automotive fuel commonly blended in gasoline to extend supplies and reduce emissions. In 2004, according to the American Coalition for Ethanol, 30% of all United States gasoline was blended with some percentage of ethanol. The most common blend is E10, which contains 10% ethanol and 90% gasoline. There is also growing federal government support for E85, which is a blend of 85% ethanol and 15% gasoline.

Ethanol is a renewable fuel produced by the fermentation of starches and sugars such as those found in grains and other crops. Ethanol contains 35% oxygen by weight and, when combined with gasoline, it acts as an oxygenate, artificially introducing oxygen into gasoline and raising oxygen concentration in the combustion mixture with air. As a result, the gasoline burns more completely and releases less unburnt hydrocarbons, carbon monoxide and other harmful exhaust emissions into the atmosphere. The use of ethanol as an automotive fuel is commonly viewed as a way to reduce harmful automobile exhaust emissions. Ethanol can also be blended with regular unleaded gasoline as an octane booster to provide a mid-grade octane product which is commonly distributed as a premium unleaded gasoline.

Recent studies published by the Renewable Fuel Association indicate that approximately 4.0 billion gallons of ethanol will be consumed this year in the United States and every automobile manufacturer approves and warrants the use of E10. Because the ethanol molecule contains oxygen, it allows an automobile engine to more completely combust fuel, resulting in fewer emissions and improved performance. Fuel ethanol has an octane value of 113 compared to 87 for regular unleaded gasoline. Domestic ethanol consumption has tripled in the last eight years, and consumption increases in some foreign countries, such as Brazil, are even greater in recent years. For instance, 40% of the automobiles in Brazil operate on 100% ethanol, and others use a mixture of 22% ethanol and 78% gasoline. The European Union and Japan also encourage and mandate the increased use of ethanol.

At the end of 2005, 95 ethanol production plants were operational in the United States, with an additional 29 plants under expansion or construction. During the last 20 years, ethanol production capacity in the United States has grown from almost nothing to over 4.0 billion gallons per year in 2006. In the United States, ethanol is primarily made from starch crops, principally from the starch fraction of corn. Consequently, the production plants are concentrated in the grain belt of the Midwest, principally in Illinois, Iowa, Minnesota, Nebraska and South Dakota.

The ethanol production industry is fragmented, with one company accounting for approximately 25% of U.S. production and the next largest producer accounting for less than 6% of the same market. The majority of plants are in the 20 million to 40 million gallons per year capacity range, with a number of these plants affiliated to local farmer co-operatives which account for 37% of total U.S. capacity.

In the United States, there are two principal commercial applications for ethanol. The first is as a mandatory oxygenate additive to gasoline to comply with clean air regulations. The second is as a voluntary substitute for gasoline - this is a purely economic choice by gasoline retailers who can make higher margins on selling ethanol-blended gasoline, provided ethanol is available in the local market. The U.S. gasoline market is currently approximately 140 billion gallons annually, so the potential market for ethanol (assuming only a 10% blend) is 14 billion gallons per year. Increasingly, motor manufacturers are producing flexible fuel vehicles (particularly sports utility vehicle models) which can run off ethanol blends of up to 85% (known as E85) in order to obtain exemptions from fleet fuel economy quotas. There are now in excess of 4 million flexible fuel vehicles on the road in the United States, offering further potential for significant growth in ethanol demand.

The Ethanol Production Process. In the United States, ethanol is primarily made from starch crops, principally from the starch fraction of corn. It can also be made using industrial food processing wastes, which we are currently processing, and cellulosic biomass feedstocks - woody and fibrous materials, agricultural residues, corn cobs and stover, bagasse stalks from sugar cane, forestry residues, yard waste, and restaurant and municipal solid waste. Ethanol is produced by extracting, fermenting and distilling the sugars trapped in these diverse feedstocks.

The largest domestic producer of ethanol is Archer Daniels Midland, accounting for approximately one-third of all production. Corn dry mill ethanol production processing can be divided into five basic steps:

•	milling, which physically breaks down the corn kernel using mechanical processes allowing for extraction of the starch portion;

•	liquefaction and saccharification, which applies heat and enzymes to break down the starches into fermentable sugars;

•	fermentation, which converts sugar to carbon dioxide and ethanol through yeast metabolization;

•	distillation and dehydration, which separates ethanol from water through the use of heat and a molecular sieve dehydrator; and

•	by-product recovery, which employs heat and mechanical processes to process non-fermentable corn components into saleable feed products.

By-product recovery is an important contributor to revenues for corn-based plants. The two principal by-products are distiller's wet grains, or DWG, and distiller's dry grains, or DDG. DWG and DDG are high protein, high fat products for the animal feed ingredient market. There is a well-established market for DWG and DDG. The vast majority of United States ethanol production relies on mature, proven corn-based technology. Historically and over the longer term, the economics of corn ethanol have favored large scale plants, producing more than 60 million gallons per year, which are located in close proximity to the Corn Belt, and away from the major consuming markets.

Ethanol can also be made using industrial food processing wastes such as waste starches and sugars. Examples of starches and sugars that can be used for ethanol production include brewing waste, candy waste, spoiled soft drinks and other diverse food processing residues as well as restaurant waste. The principal advantage of these feedstocks is that they are often available for low or sometimes negative cost. While corn is a commodity that is almost always available at the prevailing market price, the availability of starch and sugar feedstocks is less predictable and depends on regional opportunities, plant location and processor efficiencies. Production from waste starches and sugars is a mature technology very similar to that from corn, except that the process is simplified in the case of sugars, which are already in a chemical form suitable for fermentation.

Biomass Ethanol Production. In a recent report, "Outlook For Biomass Ethanol Production Demand", the U.S. Energy Information Administration found that advancements in production technology of ethanol from cellulose could reduce costs and result in production increases of 40% to 160% by 2010. Biomass (cellulosic feedstocks) includes agricultural waste, woody fibrous materials, forestry residues, waste paper, municipal solid waste and most plant material. Like waste starches and sugars, they are often available for relatively low cost, or are even free. However, cellulosic feedstocks are more abundant, global and renewable in nature. These waste streams, which would otherwise be abandoned, land-filled or incinerated, exist in populated metropolitan areas where ethanol prices are higher.

In addition to its lower raw material costs, biomass-to-ethanol production has the following advantages over corn-based production:

•	biomass allows producers to avoid the pressure on margins created by rises in corn prices;

•
key limitation for ethanol is that there are currently no pipelines available for the transportation of ethanol; this may create a potential niche market for biomass ethanol because it can be produced locally with a variety of waste products;

•	biomass generates an additional class of valuable co-products, such as xylitol, which are not derived from corn; and

•	biomass is more energy efficient than its corn counterpart.

There are three basic steps in converting biomass to ethanol: (1) converting biomass to a fermentation feedstock (some form of fermentable sugar) - this can be achieved using a variety of different extraction technologies, (2) fermenting biomass intermediates using biocatalysts (microorganisms including yeast and bacteria) to produce ethanol and (3) processing the fermentation product, which yields fuel-grade ethanol and by-products such as xylitol.

Cellulose and hemicellulose, the two major components of plants and the ones that give plants their structure, are also made of sugars which are linked together in long chains. Advanced bioethanol technology can break those chains down into their component sugars and then ferment them to make ethanol or xylitol. This technology has the potential to turn ordinary low-value plant materials such as corn stalks, sawdust or waste paper into fuel ethanol. In order to compete, we have acquired, and are seeking to expand, a portfolio of technologies for biomass-to-ethanol production. For more information on these technologies, see "Technology Platform" below.

The economics of waste and biomass ethanol are the reverse of corn ethanol. Recovery of ethanol from biomass waste streams with traditional large-scale ethanol production technology is uneconomical. This is because generation of these waste streams is widely distributed and their value is too low to make transportation to a central processing facility viable. Consequently, waste and biomass streams are normally land-filled or otherwise disposed of at the producer's expense. The economics of biomass ethanol favor small footprint processing plants that can be located close to biomass and waste sources. Immediate proximity to urban ethanol markets reduces freight costs and increases potential margins. See "Business and Growth Strategy" below.

While the sale of DWG improves the economics of corn-to-ethanol production, biomass feedstocks also present opportunities to monetize waste streams beyond revenues derived from ethanol itself. The most valuable co-product derived from biomass-to-ethanol production is xylitol. Xylitol is a natural sweetener that was approved by the FDA in the 1960's for use in foods and beverages, including chewing gums, candies, toothpastes and diabetic regimens. We plan to focus on its production because of its high price and potential for wider consumer acceptance.

Business and Growth Strategy

Our business and growth strategy encompasses a multi-pronged approach which is geared at ultimately increasing production levels and lowering production costs:

•	Increase production capacity at our Blairstown site with the construction of a new facility utilizing cutting-edge engineering design as well as integration of our processing technologies;

•
Employ a regional approach to building new ethanol production by focusing on port sites and coastal urban areas on the Atlantic and Gulf coasts. By creating a regional alliance strategy we will combine our ethanol expertise with local capital, human resources and project development skills to penetrate coastal markets presently being served by "imports" from the corn belt;

•	Acquire dormant industrial facilities with adaptable infrastructure for conversion to ethanol production;

•	Adopt a flexible feedstock approach to plant development enabling use of corn and other feedstocks, where applicable;

•	Employ a sector strategy to expansion by focusing on the forests products industry, a prolific provider of biomass waste streams and an area where we have significant technological advantages.

•
Manufacture and market products for use with fuels other than ethanol, such as biodiesel, that contains a fuel additive that we have sublicensed and expect to purchase from H2Diesel, and to produce and sell these products in certain U.S. territories.

We believe that prospective demand for ethanol outstrips current supply. Our projected level of ethanol output is insignificant in terms of overall market size; therefore, we believe that the U.S. market can absorb all of our production for the foreseeable future. Using the technologies we have acquired, we believe we can monetize biomass waste streams and, not only produce ethanol efficiently and with higher margins than traditional production allows, but also generate income from valuable co-products.

Iowa Expansion Strategy

Our business and growth strategy includes taking advantage of our BioFuels facilities. BioFuels was acquired in November 2004 as an idled plant. During the first six months of 2005, this facility underwent substantial refurbishment and became operational in July 2005. This is a corn-based operation with a nominal production capacity of 5.5 millions gallons of ethanol per year. In July 2006, we announced plans to construct a second ethanol facility at the Blairstown site with an additional production capacity of 35 million gallons of ethanol per year. We have engaged the Facility Group to provide construction services and PRAJ Technologies to provide engineering and design services. This facility is expected to come on line in the fourth quarter of 2007.

Our Iowa expansion strategy also includes maximizing the value of our Permeate facility. Our Permeate facility was initially designed to process waste starches and sugars and has a nominal production capacity of 1.6 million gallons of ethanol per year. In April 2005, we ceased operations at the Permeate Refining plant in order to refurbish the facility. The facility remains closed while we evaluate alternatives to maximize its strategic value.

Regional Co-Location Strategy

Our business and growth strategy also includes building ethanol production facilities co-located with, or in proximity to, waste feedstock generators in the major ethanol usage areas clustered on the Atlantic and Gulf Coasts. We intend to partner with local entities that have real estate and tanker storage facilities available at these trans-shipment points and use their facilities to build local ethanol production facilities with a lower capital outlay on our part. We intend to implement proprietary bio-separation and bio-fermentation technologies at these coastal facilities. Our aim is to become a low-cost ethanol producer at major coastal trans-shipment points, and thus become the ethanol supplier of choice for large, local users.

The potential advantages of this strategy are as follows:

•	decreased capital outlay, because the targeted sites have useful infrastructure already in place;
•	sharing up-front costs and revenues with other potential biomass-waste-generating partners;
•	commercial biomass waste generators and processors already have an established footprint in targeted urban areas;
•	many commercial biomass waste generators and processors have multiple locations, allowing for rapid expansion of the co-location model;
•	biomass waste material is renewable, accessible, low cost or free of charge, and generally abundant; and
•	biomass waste streams are generated in urban areas where ethanol sells at higher prices and where locally-produced ethanol would make shipping costs (to the market) not material.

To date, in pursuit of our co-location strategy we have organized three subsidiaries: CoastalXethanol, NewEnglandXethanol and BlueRidgeXethanol.

CoastalXethanol, LLC

We formed CoastalXethanol, LLC in May 2006 to develop plants for the production of ethanol in Georgia and parts of South Carolina. CoastalXethanol is a joint venture with Coastal Energy Development, Inc. We acquired an 80% membership interest in CoastalXethanol for a capital contribution of $40,000 and Coastal Energy acquired a 20% membership interest in CoastalXethanol for a capital contribution of $10,000. As of June 30, 2006, we have advanced an additional $457,427 to CoastalXethanol for working capital purposes. Our advances to CoastalXethanol are repayable out of CoastalXethanol's cash. The Company consolidates the operations of CoastalXethanol.

On May 31, 2006, we entered into an operating agreement and an organizational agreement with Coastal Energy and CoastalXethanol. The organizational agreement contemplates that CoastalXethanol will develop and operate each facility through a limited liability company specially formed for that purpose and that CoastalXethanol will seek investment capital from third parties for purposes of funding the development and operation of each facility. We have the right, but not the obligation, to invest in any special limited liability company on the same terms as are offered to any third party investors.

The organizational agreement provides that Coastal Energy will provide management services to each special limited liability company. In consideration of such services, each special limited liability company will pay Coastal Energy the following management fees:

•
commencing on the date that a special limited liability company acquires title to the property on which a facility is to be built and ending on the earlier of the date on which (a) the facility first produces ethanol in commercial quantities or (b) CoastalXethanol discontinues development of that facility, a monthly fee of $15,000 per month, payable on the tenth day of each month during the period;

•
commencing on the date that a special limited liability company first produces ethanol in commercial quantities and thereafter until the first calendar month in which the operating cash flow of that special limited liability company is positive, a monthly fee of $15,000 per month, payable on the tenth day of each month during the period;

•
commencing with the first month following the first calendar month in which the operating cash flow of the special limited liability company is positive, a monthly fee equal to the greater of (a) $15,000 or (b) the sum of (x) 3% of the gross revenues of the facility and (y) 2% of the net income of the special limited liability company with respect to such month, payable on the tenth day of each month during the period.

The organizational agreement provides that CoastalXethanol will loan Coastal Energy a sum not to exceed the sum of $62,500 in any month as may be requested by Coastal Energy for working capital to the extent necessary for Coastal Energy to provide the services required of it under the agreement. Any such loans shall be repayable on demand, bear interest at the Prime Rate, and are repayable from any distributions by CoastalXethanol to Coastal Energy in respect to Coastal Energy's membership in CoastalXethanol. As of September 30, 2006, we have advanced $586,000 to CoastalXethanol for working capital purposes and CoastalXethanol has loaned $378,000 to Coastal Energy for working capital purposes. CoastalXethanol has provided a reserve against its loans to Coastal Energy pending CoastalXethanol having distributable cash flow.

Under the organizational agreement we granted Coastal Energy and each special limited liability company the exclusive right to use our technologies for the development and operation of ethanol production facilities in the geographic areas in which CoastalXethanol intends to construct its facilities. In consideration of this license, CoastalXethanol and each special limited liability company are obligated, jointly and severally, to pay us a license fee of $1,000,000 with respect to each facility, to be paid as follows:

•	$500,000 when the construction of the facility commences;

•	$250,000 on the date on which the facility first produces ethanol in commercial quantities; and

•	$250,000 on the tenth day of the calendar month following the calendar month in which the operating cash flow of the special limited liability company is positive.

In connection with the formation of CoastalXethanol, we issued to Coastal Energy a warrant to purchase 200,000 shares of our common stock at a purchase price of $6.85 per share. The warrant is first exercisable on May 30, 2007 (or upon an earlier change of control of our company) and remains exercisable until May 30, 2010. We have granted Coastal Energy piggy-back registration rights with respect to the shares underlying the warrant.

In the event of a change of control of our company, Coastal Energy has the right to exchange its interest in CoastalXethanol for shares of our common stock, at an exchange rate that is based upon the appraised value of Coastal Energy's interest in CoastalXethanol and 95% of the market price of our common stock for the 15 days preceding the completion of the valuation of Coastal Energy's interest. At any time after the third anniversary of the organizational agreement, Coastal Energy has the right to require us to exchange its interest in CoastalXethanol for shares of our common stock and we have the right to require Coastal Energy to exchange its interest in CoastalXethanol for shares of our common stock. In each case, the exchange rate will be set by mutual agreement or, if we cannot agree on an exchange rate with Coastal Energy, based upon the appraised value of Coastal Energy's interest in CoastalXethanol and the market price of our common stock for the 30 days preceding the completion of the valuation of Coastal Energy's interest.

In August 2006, Augusta BioFuels, LLC, a wholly-owned subsidiary of CoastalXethanol, purchased a pharmaceutical manufacturing complex located in Augusta, Georgia from Pfizer Inc. for $8,400,000 in cash. The acquisition of the Augusta facility was wholly financed by a loan from Xethanol. The loan is evidenced by a note that provides for five annual payments of principal and interest with the first annual payment due on the first anniversary of the date upon which Augusta BioFuels begins commercial ethanol production. So long as the note is outstanding, we will receive an extra 10% of any distributions made by CoastalXethanol with respect to membership interests. As the amount outstanding under the note decreases, the extra 10% that we are entitled to receive will be reduced proportionately.

In October 2006, Augusta BioFuels sold surplus equipment from the Augusta facility for $3,100,000 in cash. The buyer of the surplus equipment also agreed to perform demolition work at the site which has been valued at $1,600,000. The demolition work is to be performed in three phases between November 2006 and June 2007 in accordance with the terms of a demolition agreement.

NewEnglandXethanol, LLC

We formed NewEnglandXethanol, LLC in June 2006 to develop plants for the production of ethanol in Connecticut, Massachusetts, Rhode Island, New Hampshire, Vermont and Maine. NewEnglandXethanol is a joint venture with Global Energy and Management LLC. We and Global Energy each own 50% of the membership interests in NewEnglandXethanol. We have preliminarily determined that NewEnglandXethanol is a variable interest entity. We will not be the primary beneficiary and do not control NewEnglandXethanol. Accordingly, we will account for this investment based on the equity method of accounting pursuant to APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock.

On June 23, 2006, we entered into an operating agreement and an organizational agreement with Global Energy and NewEnglandXethanol. Under the organization agreement, Global Energy agreed to contribute $1,500,000 to the capital of the NewEnglandXethanol. The amount is payable in three installments: the first installment of $250,000 was paid concurrently with the execution of the organization agreement; the second installment of $250,000 is payable ninety days from the date of the organization agreement and the third installment of $1,000,000 is payable upon on the date on which the construction of the NewEnglandXethanol's first ethanol production facility is approved by the us and Global Energy.

The organizational agreement contemplates that that NewEnglandXethanol will develop and operate each facility through a limited liability company specially formed for that purpose and that NewEnglandXethanol will seek investment capital from third parties for purposes of funding the development and operation of each facility. We have the right, but not the obligation, to invest in any special limited liability company on the same terms as are offered to third party investors. In consideration of its services to NewEnglandXethanol in connection with site selection and acquisition, the development of facilities, NewEnglandXethanol will pay Global Energy throughout the term of the agreement a monthly fee of $15,000, plus expenses reasonably incurred by Global Energy in rendering such services.

The organizational agreement provides that Global Energy will provide management services to, and will designate the manager of, each special limited liability company. In consideration of such services, each special limited liability company will pay Global Energy the following management fees:

•
commencing on the date that a special limited liability company acquires title to the property on which a facility is to be built and ending on the earlier of the date on which (a) the facility first produces ethanol in commercial quantities or (b) NewEnglandXethanol discontinues development of that facility, a monthly fee of $15,000 per month, payable on the tenth day of each month during the period;

•
commencing on the date that a special limited liability company first produces ethanol in commercial quantities and thereafter until the first calendar month in which the operating cash flow of that special limited liability company is positive, a monthly fee of $15,000 per month, payable on the tenth day of each month during the period;

•
commencing with the first month following the first calendar month in which the operating cash flow of the special limited liability company is positive, a monthly fee equal to the greater of (a) $15,000 or (b) the sum of (x) 3% of the gross revenues of the facility and (y) the net income of the special limited liability company with respect to such month, payable on the tenth day of each month during the period.

In consideration of management services we may provide in connection with the development of each facility, commencing on the date on which the development is approved by NewEnglandXethanol and ending on the date on which the facility first produces ethanol for commercial sale, NewEnglandXethanol will pay us $10,000 per month.

Under the organizational agreement we granted Global Energy and each special limited liability company the exclusive right to use our technologies for the development and operation of ethanol production facilities in the geographic areas in which NewEnglandXethanol intends to construct its facilities. In consideration of this license, NewEnglandXethanol and each special limited liability company are obligated, jointly and severally, to pay us, with respect to each facility: a technology access fee will be equal to:

•
$500,000, payable in two equal installments of $250,000 each, the first of which will be payable on the date that the facility commences commercial operation and the second of which will be payable six months thereafter; plus

•	a royalty of 5% of the gross revenues of the special limited liability company, payable quarterly in arrears.

In connection with the formation of NewEnglandXethanol, we issued to Global Energy a warrant to purchase 20,000 shares of our common stock at a purchase price of $6.85 per share. The warrant is first exercisable on June 23, 2007 (or upon an earlier change of control of our company) and remains exercisable until June 23, 2010. We have granted Global Energy certain "piggy-back" registration rights with respect to the shares underlying the warrant.

In the event of a change of control of our company, Global Energy has the right to exchange its interest in NewEnglandXethanol for shares of our common stock, at an exchange rate that is based upon the appraised value of Global Energy's interest in CoastalXethanol and 90% of the market price of our common stock for the 15 days preceding the completion of the valuation of Coastal Energy's interest. At any time after the third anniversary of the organizational agreement, Global Energy has the right to require us to exchange its interest in NewEnglandXethanol for shares of our common stock and we have the right to require Global Energy to exchange its interest in NewEnglandXethanol for shares of our common stock. In each case, the exchange rate will be set by mutual agreement or, if we cannot agree on an exchange rate with Global Energy, based upon the appraised value of Global Energy's interest in NewEnglandXethanol and the market price of our common stock for the 30 days preceding the completion of the valuation of Global Energy's interest.

To date, NewEnglandXethanol has not acquired or commenced development of any facility.

BlueRidgeXethanol, LLC

We formed BlueRidgeXethanol, LLC in July 2006 to develop plants for the production of ethanol in North and South Carolina, Virginia , Kentucky and Tennesse. BlueRidgeXethanol is our wholly-owned subsidiary. We anticipate that BlueRidgeXethanol will develop and operate each facility through a limited liability company specially formed for that purpose and that BlueRidgeXethanol will seek investment capital from third parties for purposes of funding the development and operation of each facility.

In November 2006, we acquired the assets of Carolina Fiberboard Corporation, LLC, a former medium density fiberboard plant located in Spring Hope, North Carolina, for $4,000,000 in cash, 1,197,000 shares of our common stock and warrants to purchase an additional 300,000 shares of our common stock at an exercise price of $4.00 per share. We anticipate that these assets will be transferred to BlueRidgeXethanol or to a subsidiary of BlueRidgeXethanol. We agreed to file a registration statement registering the resale of the shares of common stock issued at closing and the shares of common stock issuable upon exercise of the warrants no later than twenty days after effective date of the Registration Statement (of which this prospectus forms a part) and to use commercially reasonable efforts to have the former registration statement declared effective as soon as reasonably practicable. The Registration Statement became effective on November __, 2006. The seller has agreed that it will not sell 698,500 of the shares issued at the closing before the first anniversary of the closing, notwithstanding the effectiveness of the resale registration statement covering the shares. The warrants may first be exercised for up to 100,000 shares when the resale registration statement covering the shares issuable upon the exercise thereof becomes effective and for the remaining 200,000 shares one year after issuance and thereafter are exercisable until the third anniversary of issuance.

Acquisition for Conversion Strategy

We have incorporated the strategy of acquiring dormant industrial facilities with adaptable infrastructure for conversion to ethanol production.  This strategy allows us to reduce both capital expenditures for building construction and the period of time it takes to become fully operational.

Flexible Feedstock Strategy

We currently produce ethanol from corn at our Blairstown, Iowa facility.  Our strategy is to develop our capability to profitably process multiple feedstocks such as corn, bagasse, corn fiber, wood chips and other cellulosic materials.

Forest Products Industry Strategy

Wood biomass residuals from the forest products industry are an optimal feedstock for ethanol production in terms of availability, cost and chemical composition. We have also dedicated a significant portion of our technology portfolio, as well as our continuing research and development efforts, on the forest products industry, most notably, our ongoing strategic partnership with the USDA Forest Products Laboratory (See our acquisition of Xylose Technologies in "Technology Platform" below). Given these factors, we believe a natural strategy to pursue is to form business ventures with forest products companies whereby we would co-locate our facilities, either on or near our plant sites, and enter into off take agreements. Included in our forest products industry strategy would be the development of our xylitol business segment. Xylitol is a significant value-added co-product present in pulping wastes from the paper milling process. We are currently evaluating several initiatives under this strategy for both ethanol and xylitol production.

Product Expansion Strategy

We intend to explore the expansion of our business beyond the production of ethanol. To do so, we will develop or and acquire technologies for the production or enhancement of fuels other than ethanol. One example is our acquisition of the rights to technologies for producing a fuel additive for biodiesel fuel that we sublicensed from H2Diesel. See "Technology Platform - Investment in H2Diesel" below.

Technology Platform

The major variable costs associated with the production of ethanol are the feedstock (traditionally corn), natural gas for heat generation at various stages of the process, and the disposal of excess water. We are focusing on a number of technologies to reduce these costs. Margin improvements can be achieved by substituting lower cost feedstocks for corn, reducing natural gas intake, increasing the effective capacity of each plant by accelerating the separation and fermentation processes, and reducing the amount of water used in the production cycle.

We believe that the identification, acquisition and development of proprietary technologies are a key driver of our business. We are organized to facilitate this key business activity. Xethanol Corporation, as the parent corporation, works on acquiring and enhancing the technology platforms for all our operations. Our objectives are to access a continual stream of diverse advanced technologies from academic and other research organizations, on a worldwide basis, rather than be captive to any one particular technology platform.

We have engaged UTEK Corporation, a publicly-traded technology transfer company, to assist us in identifying technologies that may enable us to lower costs throughout the ethanol production cycle and create a technology platform for biomass conversion. In April 2004, we formalized this relationship by entering into a strategic alliance agreement with UTEK, which details the research and development activities to be performed by UTEK on our behalf. The original term of the agreement was one year. We have subsequently renewed the agreement for two, one-year terms and the agreement is currently scheduled to expire on March 31, 2007. The agreement may be terminated by us or by UTEK upon 90 days' notice. Under this arrangement, we have acquired a portfolio of diverse technologies and developed strategic alliances with government-sponsored research facilities at the National Renewable Energy Laboratory and the U.S. Department of Agriculture's Forest Products Labs, as well as research labs at Queen's University, Ontario, Canada, Virginia Polytechnic Institute and State University and the University of North Dakota. Through these strategic alliances, we have been able to outsource our research and development to specialists in the fields of enzyme, fermentation and gasification technologies. To date under this arrangement we have issued UTEK a total of 1,142,152 shares of our common stock (after adjustment for our reverse merger transaction). 109,205 of those shares were issued in consideration of the services performed by UTEK under the agreement and the remaining 1,251,357 shares were issued in payment of the aggregate purchase price for the technologies described below.

In June 2004, we acquired Advanced Bioethanol Technologies, Inc. from UTEK for 176,562 shares of our common stock (after adjustment for our reverse merger transaction). Advanced Bioethanol holds the exclusive worldwide license to an innovative biomass extraction and fermentation process developed by researchers at the Virginia Polytechnic Institute   and State University, or Virginia Tech. The material terms of the license are described under "Intellectual Property Rights and Patents - Licensing and Collaborative Agreements - Virginia Polytechnic Institute   and State University" below. The technology can be used to convert waste biomass to ethanol and other co-products. We believe this technology offers the potential to reduce the volume of feedstocks used and costs associated with their integration into the production process. Advanced Bioethanol's proprietary biomass-to-ethanol and xylitol technology platform is being scaled-up by researchers at Virginia Tech. We intend to file patent applications in its name with Virginia Tech's assistance, and the developer of the process has accepted a position on our Advisory Board. The benefits of the Advanced Bioethanol's Simultaneous Hydrolysis of Biomass and Recycled Paper Sludge technology are that:

•	the process reduces the amount of additives required for healthy fermentation;

•	the process utilizes waste paper sludge as active ingredient and source of cellulose; and

•	the process requires fewer purification steps prior to fermentation.

In September 2004, we acquired Ethanol Extraction Technologies, Inc. from UTEK for 149,398 shares of our common stock (after adjustment for our reverse merger transaction). Ethanol Extraction holds the worldwide exclusive license to a patented technology developed by researchers at Queen's University at Kingston, Ontario, Canada to continuously remove and isolate ethanol, an inhibitor of fermentation, during the fermentation process. The material terms of the license are described under "Intellectual Property Rights and Patents - Licensing and Collaborative Agreements - Queen's University at Kingston, Ontario, Canada" below. The technology incorporates a process in which the fermentation reaction and ethanol removal occur simultaneously. When implemented in ethanol plants, whether corn-based or otherwise, this technology is intended to increase plant capacity and reduce energy costs with relatively modest capital expenditures. The potential benefits of the Ethanol Extraction's extractive fermentation for ethanol production technology are that:

•	the process allows use of concentrated feeds;

•	the process reduces water requirement;

•	the process reduces requirement for downstream distillation;

•	the process is capable of retrofit into a conventional plant; and

•	the process can reduce ethanol production costs for a new plant.

In January 2005, we acquired Superior Separation Technologies, Inc. from UTEK for 220,702 shares of our common stock (after adjustment for our reverse merger transaction). Superior Separation owns the worldwide exclusive license to patented technology developed by the National Renewable Energy Laboratory, or NREL, for the enhanced separation of biomass feedstocks into their constituent fractions to facilitate subsequent conversion into ethanol and xylitol. The material terms of the license are described under "Intellectual Property Rights and Patents - Licensing and Collaborative Agreements - National Renewable Energy Laboratory" below. The potential benefits of the Superior Separation's clean fractionation of biomass technology are that:

•	the process separates biomass into very pure cellulose, hemicellulose and lignin fractions;

•	the process can be used on a variety of biomass feedstocks;

•	the process reduces water requirement in biomass treatment;

•	the clean fractions allow easier hydrolysis and fermentation; and

•	the solvent is easily recoverable, and economical.

In August 2005, we acquired Xylose Technologies, Inc. from UTEK for 567,857 shares of our common stock. Xylose Technologies holds a license certain rights to commercialize technology based on research done by the U.S. Department of Agriculture's Forest Products Laboratory, which has developed a genetically-engineered, xylose fermenting yeast strain providing enhanced ethanol production from xylose. The material terms of the license are described under "Intellectual Property Rights and Patents - Licensing and Collaborative Agreements - U.S. Department of Agriculture's Forest Products Laboratory" below. Since xylose is present in biomass materials such as agricultural wastes, corn hulls and the like, as well as in pulping wastes and fast-growing hardwoods, which are currently under-exploited, we believe a method to more easily convert xylose to ethanol and value-added co-products such as xylitol will prove to be valuable. The potential benefits of Xylose Technologies' xylose fermenting yeast strain technology are that:

•	the process allows more efficient fermentation of biomass feedstock;

•	the process can allow many forestry products to be used to make ethanol; and

•	the process can also be used to make xylitol.

In June 2006, we acquired Advanced Biomass Gasification Technologies, Inc. ("ABGT") from UTEK for 136,838 shares of our common stock. ABGT is the licensee from the University of North Dakota Energy & Environmental Research Center of certain patents and know-how related to microgasification and a party to a base research agreement with the center. The material terms of the license and research agreement are described under "Intellectual Property Rights and Patents - Licensing and Collaborative Agreements - University of North Dakota" below. The potential benefits of ABTG's microgasification technologies are that:

•	the process provides a lower cost alternative to steam boiler power generation ;

•	the process utilizes low-cost biomass feedstocks and waste streams, including lignin, a byproduct of cellulosic ethanol production; and

•	the process has applications in numerous industries such as forest products, wood processing, agricultural processing and secondary milling.

ABGT had no operations prior to our purchase of it. Until that time, its assets consisted solely of cash and the license and research agreement described above. The fair value of those assets as of June 30, 2006 was as follows: cash - $100,000; license - $251,650; and research agreement - $780,000. The value of the research agreement is being amortized over the three year term of the agreement.

Investment in H2Deisel

In addition to acquiring technologies identified by UTEK, we also continue to seek to identify other technologies that may enable us to lower costs throughout the ethanol production cycle. On April 14, 2006 entered into a sublicense agreement with H2Diesel, Inc., which was amended and restated on June 15, 2006, effective as of April 14, 2006. H2Diesel is the licensee of a proprietary vegetable oil based bio-fuel to be used as an additive or substitute for conventional petroleum diesel and bio-diesel, heating and other fuels, pursuant to an exclusive license agreement with the inventor of the bio-fuel. The material terms of the sublicense agreement are described under "Intellectual Property Rights and Patents - Licensing and Collaborative Agreements - H2Diesel" below.

The sublicense agreement was entered into in connection with an investment agreement dated as of April 14, 2006 between us, H2Diesel and two institutional investors, which was amended on June 15, 2006 effective as of April 14, 2006, and a management agreement dated as of April 14, 2006 between us and H2Diesel, which was also amended and restated on June 15, 2006 effective as of April 14, 2006.

Under the amended investment agreement, on April 14, 2006 H2Diesel issued to us a total of 2,600,000 shares of its common stock, granted us the right to purchase up to an additional 2,000,000 shares of its common stock at an aggregate purchase price of $3,600,000 (the "Xethanol Option"), and we granted the investors the right to require us to purchase the 3,250,000 shares of H2Diesel's common stock owned by the investors in exchange for 500,000 shares of our common stock (the "Put Right"). The 3,250,000 shares of H2Diesel's common stock owned by the investors had been issued by H2Deisel on March 20, 2006, together with stock options to purchase 2,000,000 shares of H2Diesel's common stock at an aggregate exercise price of $5,000,000 (the "Investor Option"), in exchange for gross proceeds of $2,000,000 from the investors. Of the 2,600,000 shares of H2Diesel's common stock issued to us, 1,300,000 shares were issued as an inducement to enter into the Put Right. The fair value of these shares was $793,815, based on a share price of approximately $0.61 and was credited to additional paid-in capital. Concurrently, on April 14, 2006, the investors exercised their respective Put Rights, and we purchased the investors' 3,250,000 shares of H2Diesel's common stock in exchange for 500,000 shares of our common stock. We have entered in to a registration rights agreement dated as of April 14, 2006 with the investors under which they have the right to require us to register the resale of these shares of our common stock with the SEC under the Securities Act. Under the registration rights agreement, subject to the terms and conditions thereof, the investors are entitled to require us to file up to two registration statements and to piggy back registration rights. The Xethanol Option and the Investor Option expired unexercised on August 21, 2006. We consider our investment in H2Diesel as a variable interest in a variable interest entity. Since we are not the primary beneficiary of the variable interest entity, we have accounted for our investment in H2Diesel utilizing the equity method of accounting pursuant to APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, at the fair value of the 500,000 shares of our common stock that we issued, or $5,425,000.

For the period from April 14, 2006 through September 30, 2006, we recorded a loss on our investment in H2Diesel of $922,274 based on the equity method of accounting. We have capitalized our amended sublicense agreement with H2Diesel and have estimated its useful life to be ten years from the Trigger Date (as defined below under "Intellectual Property Rights and Patents - Licensing and Collaborative Agreements - H2Deisel, Inc."). We will amortize the value of the amended sublicense agreement commencing on the Trigger Date. We will record expense under our sublicense with H2Deisel based on the greater of minimum royalties due or royalties per gallon of product purchased from H2Diesel. Minimum royalty expense is recognized on a straight-line basis over each period if guaranteed, as defined, in the license agreement. Royalties exceeding the defined minimum amounts are recorded as expense during the period corresponding to product purchases. No expense has been recorded for the period ended June 30, 2006. A loss in the value of the investment in H2Diesel which is other than a temporary decline will be recognized in accordance with APB18.

Under the amended and restated management agreement, we agreed to provide administrative, management, and consulting services to H2Deisel for a period of one year from the date of the agreement. 1,300,000 of shares of H2Deisel common stock issued to us under the amended and restated investment agreement were issued in consideration of the services we are obligated to perform under the management agreement. The management agreement was terminated by H2Diesel effective as of September 25, 2006.

On October 20, 2006, H2Diesel consummated a “reverse merger” transaction, as a result of which H2Diesel became a wholly-owned subsidiary of Wireless Holdings, Inc., a Florida corporation, and each share of H2Diesel’s common stock outstanding immediately prior thereto automatically converted into one share of Wireless Holdings’s common stock. As of November 28, 2006, we own 5,850,000 shares of Wireless Holdings’s common stock which represents approximately 34.23% of the common stock then outstanding. On October 16, 2006, we entered into a registration rights agreement with H2Diesel. In connection with the reverse merger, Wireless Holdings assumed H2Diesel’s obligations under the registration rights agreement. The agreement requires Wireless Holdings, upon our written request, but not prior to six months after the date of effectiveness of the resale registration statement to be filed by Wireless Holdings in connection with then pending private offering of its securities, to file a registration statement with the SEC in form and substance sufficient to facilitate the distribution to our stockholders of the shares of Wireless Holdings’s common stock issued to us in the reverse merger, and to use its commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable thereafter.

Intellectual Property Rights and Patents

We are licensed under numerous issued United States patents and own two pending patent applications in the field of biomass conversion. The issued United States patents expire between 2015 and 2020.

Patent and other proprietary rights are important for the development of our business. We have sought, and intend to continue to seek patent protection for our inventions and rely upon patents, trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain a competitive advantage. In order to protect these rights, know-how and trade secrets, we typically require employees, consultants, collaborators and advisors to enter into confidentiality agreements with us, generally stating that they will not disclose any confidential information about us to third parties for a certain period of time, and will otherwise not use confidential information for anyone’s benefit but ours. We cannot assure you that any of our confidentiality and non-disclosure agreements will provide meaningful protection of our confidential or proprietary information in the case of unauthorized use or disclosure.

The patent positions of companies like ours involve complex legal and factual questions and, therefore, their enforceability cannot be predicted with any certainty. We cannot assure you that any patents will issue on any of our pending patent applications. The patents licensed to us, and those that may issue or be licensed to us in the future may be challenged, invalidated or circumvented, and the rights granted thereunder may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies or duplicate any technology developed or licensed by us. Because of the extensive time required for development and testing of new technologies, it is possible that, before any of our proprietary technologies can be commercialized, our relevant patent rights may expire or remain in force for only a short period following commercialization. Expiration of patents we license or own could adversely affect our ability to protect future technologies and, consequently, our operating results and financial position. In addition, we cannot assure you that we will not incur significant costs and expenses, including the cost of litigation in the future, to defend our rights under such patents, licenses and non-disclosure agreements.

Patents Applications

On August 4, 2005, we filed an international patent application under the Patent Cooperation Treaty based on U.S. Provisional Patent Application Serial No. 60/598,880 entitled “Method of Converting a Biomass into a Biobased Product.” The invention uses an “impact” process for cleanly separating, or fractionating, the basic fibrous components that are present in a biomass and from which fermentable sugars are obtained. The fibrous components of the biomass are then uniquely processed into a wide range of environmentally advantageous biobased products such as ethanol, fossil fuel derivatives, biodegradable plastics or edible protein.

On December 12, 2005, we filed a provisional U.S. patent application Serial No. 11/301,970 entitled “Method for Producing Bioethanol from Lignocellulosic Biomass and Recycled Paper Sludge”. We believe the invention will improve the ethanol yield for lignocelluosics by increasing the amount of sugars available for fermentation.

Licensing and Collaborative Agreements

To date, we have entered into a number of license and collaborative research and development agreements with various institutions to obtain intellectual property rights and patents relating to biomass conversion. Our strategy includes possible future in-licensing of intellectual property, as well as collaborations with companies that may utilize our intellectual property in their products, or develop, co-develop, market and sell our product candidates in markets outside of the United States.

Virginia Polytechnic Institute and State University

In June 2004, through our acquisition of Advanced Bioethanol Technologies, Inc., we obtained an exclusive, royalty-bearing license from Virginia Polytechnic Institute and State University, or Virginia Tech, to any patent rights issuing from Virginia Tech’s invention relating to bioethanol production from cotton gin waste and recycled paper sludge. This license is subject to certain research rights retained by Virginia Tech. Under the license we agreed to plan to annually spend not less than $100,000 during the first five years of the agreement to develop products utilizing the licensed technology and to market and reasonably fill market demand for licensed products following commencement of marketing. Virginia Tech may terminate the license or convert it to an non-exclusive license if we fail to perform any of these obligations or fail to make any payment under the license when due, subject to our right to cure such failure within 30 days of notice of such failure. We may terminate the license without cause upon 90 days written notice. Otherwise, this agreement will terminate upon the later of the expiration of the longest-lived patents rights or June 25, 2025. As of November 8, 2006, no patents relating to the invention have been issued.

Pursuant to this license agreement, we paid to Virginia Tech a license issue fee of $25,000. We are obligated to pay Virginia Tech royalties equal to of 3.0% on our net sales of equipment using licensed methods and 0.25% of net sales of ethanol or other fermentation products, subject to a minimum annual royalty of $7,500 in the third year of the agreement, $15,000 in the fourth year of the agreement and $30,000 thereafter throughout the term of the license. We also agreed to pay 50% of any fees and royalties we may receive in connection with the sublicense of the licensed technology.

In connection with this license agreement, in December 2005 we entered into a research agreement with Virginia Tech. Pursuant to this agreement, Virginia Tech shall own any intellectual property created solely by Virginia Tech researchers in the performance this agreement and we and Virginia Tech shall jointly own any intellectual property created jointly by our researchers and Virginia Tech researchers. We have the right, for six months after the termination of the project, to obtain a nonexclusive, nontransferable, royalty-free license to any intellectual property generated by the project or to negotiate a royalty-bearing exclusive license to any intellectual property generated by the project, subject to research rights retained by Virginia Tech. We may terminate this collaboration upon 60 days’ written notice.

Pursuant to these agreements, we have paid Virginia Tech approximately $44,000 through November 28, 2006.

Queen’s University, Kingston, Ontario

In September 2004, through our acquisition of Ethanol Extraction Technologies, Inc., we obtained an exclusive, worldwide royalty-bearing license from PARTEQ Research and Development Innovations, the technology transfer agency of Queen’s University in Kingston, Ontario, for the issued United States and Canadian patents with claims directed toward extractive fermentation. Our license is subject to research rights retained by PARTEQ and the Canadian Ministry of Energy and Mines. PARTEQ may terminate our license or reduce our excusive license to a non-exclusive license if we fail to use commercially reasonable efforts to exploit the licensed technology or fail to diligently endeavor to develop, manufacture and sell products that incorporate the licensed technology. Otherwise, this license will terminate upon the expiration of the later of September 28, 2014 or the date on which the last of the licensed patents expires. PARTEQ may also terminate the license agreement if we become insolvent or bankrupt or if we breach an obligation under the agreement and fail to cure our breach with 60 days after notice from PARTEQ of our breach.

Pursuant this agreement, we paid PARTEQ a license issue fee of $30,000 and also agreed to pay PARTEQ royalties equal to 0.25% on the sale of any product that incorporates the licensed technology or 1.0% on any equipment that enables the use of the licensed technology and milestone payments of $2,500 per million gallons of nameplate capacity for each plant built, retrofitted or brought on-line during the term of the agreement that incorporates the licensed technologies. We also agreed to pay 10% of any revenues we receive through the sublicensing of the licensed technologies. Pursuant to this agreement, we have paid PARTEQ approximately $30,000 through November 28, 2006.

The last of the patents licensed under this agreement has expired. Having done an extensive reevaluation of this project and given the status of our other projects, we have discontinued the current development of this project. The unamortized cost of acquiring the license from PARTEQ was included in the amount that we charged to expense at December 31, 2005. See “Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 - Write-off of Intangible Assets and Goodwill” under “Management’s Discussion and Analysis”.

National Renewable Energy Laboratory

In January 2005, through our acquisition of Superior Separation Technologies, Inc., we obtained an exclusive, worldwide royalty-bearing license from Midwest Research Institute, or MRI, as manager and operator of the U.S. Department of Energy’s National Renewable Energy Laboratory, or the NREL, for an issued United States patent with claims directed toward a method of biomass feedstock separation. Our license is subject to the rights to the licensed patent retained by the U.S. Government. Under the license agreement, we provided MRI with a five-year plan for our commercial use of the licensed technologies, including sales forecasts for products produced by and equipment incorporating the licensed technologies for the five year period. We are required to provide MRI with annual updates of our commercial use plan throughout the term of the agreement. MRI has the right to terminate our license if we fail to meet 75% of our then current sales forecast or if we fail to timely make any payment due under the agreement, subject to our right to cure such failure in each case. We have the right to terminate the license in the event of any material breach by MRI, subject to their right to cure any such breach. The agreement automatically terminates if we cease to do business or become insolvent or bankrupt or if we attempt to assign our license. Otherwise, this license will terminate upon the earlier of January 10, 2025 or the extinguishment of all the licensed patent rights. Currently, the latest to expire of the issued patents under the license agreement expires in 2015.

Pursuant this agreement, we paid MRI an up-front royalty fee of $60,000 and also agreed to pay MRI a continuous royalty of 3.0% on the sale of any equipment that incorporates the licensed technologies and 0.25% on any Ethanol and 5.0% on any value added bi-products produced by the licensed technologies, subject to an annual minimum royalty of $10,000 in 2007, $25,000 in 2008 and between $50,000 and $75,000 (depending on the feedstocks included within the licensed field of use) thereafter throughout the term of the license. We also agreed to pay 50% of any revenues we receive through the sublicensing of the licensed technologies.

In connection with this license agreement, in May 2006 we entered into a cooperative research and development agreement with MRI as operator of the NREL. The agreement provides for us to pay the NREL a total of $300,000, payable in four equal installments, to finance the research to be performed under the agreement. Pursuant to this agreement, we have the right to assert copyright in works authored by our employees in the performance of the agreement and the right to retain ownership of any invention made by our employees in the performance of the agreement, exercisable for twelve months of disclose of the invention. We have the right, for six months after the termination of the project, to negotiate a royalty-bearing exclusive license to any invention made by the employees of and retained by the NREL. Our rights under this agreement are subject to the rights retained by the U.S. Government. Either party may terminate this agreement upon 30 days’ written notice.

Pursuant to these agreements, we have paid MRI and NREL approximately $150,000 through November 28, 2006.

U.S. Department of Agriculture’s Forestry Products Laboratory

In August 2005, through our acquisition of Xylose Technologies, Inc., we obtained a non-exclusive license, limited to the United States, to two issued United States patents and a patent application relating to xylose-fermenting yeast from the Wisconsin Alumni Research Foundation, or WARF, the licensee of the U.S. Department of Agriculture’s Forestry Products Laboratory, or the FPL. Our license is subject to the rights to the licensed patent retained by the U.S. Government. Pursuant to this license, we had the options, exercisable for six months from the date of the agreement, to extend the license territory to include South America and Africa and to obtain a worldwide, exclusive license to practice the licensed patents in the United States. Our right to exercise the second option was conditional upon our entering into a cooperative research and development agreement with the FPL, under which we agreed to provide at least $250,000 to finance the research to be performed by the FPL under the agreement. WARF has the right to terminate our license if we breach any of our obligations under the agreement, subject to our right to cure within 90 days of notice of the breach by WARF, or if we become insolvent or bankrupt. We have the right to terminate the agreement at any time on 90 days’ written notice. Otherwise, this license will terminate upon the earlier of the date on which no licensed patent remains enforceable or our payment of royalties, once begun, ceases for more than eight calendar quarters. Currently, the latest to expire of the issued patents under the license agreement expires in 2019.

Pursuant this agreement, we paid WARF a license issue fee of $30,000 and an option fee of $50,000. We also agreed to pay WARF a royalty of 0.5% on the sale of any product that incorporates the licensed technology, subject to an annual minimum royalty of $15,000 beginning in 2008 and $25,000 thereafter and throughout the term of the license.

In connection with this license, in November 2005 we entered into a cooperative research and development agreement with the FPL. The agreement provides for us to pay the FPL a total of $250,000, payable in four equal installments, to finance the research to be performed under the agreement. Pursuant to this agreement, we have agreed to confer with the FPL regarding the ownership of any inventions made in the performance of the agreement. We have the right to negotiate an exclusive license to any invention retained by the FPL. Our rights under this agreement are subject to the rights retained by the U.S. Government. Either party may terminate this agreement upon written notice. Unless terminated earlier, the agreement will expire on December 15, 2006.

Pursuant to these agreements, we have paid WARF and the FPL $188,000 through November 28, 2006.

University of North Dakota

In June 2006, through our acquisition of Advanced Biomass Gasification Technologies, Inc. (“ABGT”), we obtained a worldwide royalty-bearing license from Energy and Environmental Research Center, or the Center, at the University of North Dakota in Grand Forks for two U.S. provisional patent applications with claims directed toward a method and apparatus for supply of low-btu gas to an engine generator and wet solids removal and separation system from a gasifier and related know-how. Our license is limited to the field of lignin and biomass feedstock gasification in Imbert gasifiers of up to 10 megawatt thermal. Our license is subject to the rights to the licensed patents retained by the Center and the U.S. Government. Our license is exclusive with in the specified field through 2012 and thereafter exclusivity will automatically be renewed for the following year on a country-by-country basis if the royalty payments from that country are at least $50,000 on an annual basis. Otherwise, the license becomes nonexclusive. We have the right to sublicense the licensed technology throughout the exclusivity period. Under the license, we are obligated to complete long-term testing of the licensed technologies at the pilot stage by December 31, 2008, to make a first commercial sale of a licensed product on or before June 30, 2009 and to make minimum annual net sales of licensed products of $500,000 in 2009, $2,000,000 in 2010 and $5,000,000 in 2011 and each year thereafter. The Center has the right to terminate our license if we fail to perform any of these obligations, subject to our right to cure such failure within 60 days after receiving written notice thereof, or if we fail to pay any amount when due, subject to our right to cure such failure within 30 days after receiving written notice thereof, or if we cease to do business. We may terminate the license upon six months written notice to the Center, subject to our payment of all amounts due under the license. Unless earlier terminated, this license will terminate upon the later of May 24, 2026 or the end of the life of the licensed intellectual property.

Pursuant this agreement, we paid the Center a license issue fee of $50,000 and also agreed to pay the Center an annual license maintenance fee of $10,000 in 2007 and 2008, $25,000 in 2009, $50,000 in 2010 and $100,000 each year thereafter throughout the term of the license. Under the license, we are obligated to pay the Center a running royalty of 2.0% on our net sales of equipment incorporating the licensed technology, 0.25% on net savings of electricity and/or fuel by any of our customers and 4.0% on any of our service fee income. The running royalties due on net sales paid during the previous twelve month period, if any, may be credited to the license maintenance fee payable in respect of any year. License maintenance fees paid in excess of running royalties due in such 12-month period shall not be creditable to amounts due for future years. We also agreed to pay 35% of any revenues we receive through the sublicensing of the licensed technologies.

In connection with this license agreement, in May 2006 we entered into a base research agreement with the Center to develop the licensed technology. The agreement provides for us to pay the Center a cost-reimbursable amount of $300,000 in advance to finance the initial project to be performed under the agreement. Pursuant to this agreement, the Center retains ownership of any invention made in the performance of the agreement. We have the exclusive right to negotiate an exclusive commercial license to any such invention, exercisable for twelve months after disclosure of the invention. At a minimum, we will have a nonexclusive, perpetual, royalty-free license to practice for such invention for internal operations. Our rights under this agreement are subject to the rights retained by the U.S. Government. Unless earlier terminated, the agreement will expire on May 24, 2009. Either party may terminate this agreement upon 30 days’ written notice for any reason.

Pursuant to these agreements, we have paid the Center approximately $300,000 through November 28, 2006.

H2Diesel, Inc.

On April 14, 2006, we entered into management and sublicense agreements with H2Diesel, Inc., each of which was amended and restated on June 15, 2006, effective as of April 14, 2006. Under the amended and restated sublicense agreement, we were granted an exclusive sublicense to produce in Maine, Vermont, New Hampshire, Massachusetts, Connecticut, Rhode Island, New York, Pennsylvania, Delaware, New Jersey, Virginia, West Virginia, North Carolina, South Carolina, Georgia, Florida and sell products incorporating a fuel additive manufactured by H2Diesel and to sell those products anywhere within North America, Central America and the Caribbean. Additional territories may be added by written agreement of the parties.

Under the amended and restated sublicense agreement, H2Diesel must sell us additive in quantities sufficient to meet our requirements for the production of product at the lower of its actual cost or the price at which it sells additive to unrelated third parties, or at such other price as we and H2Diesel may agree. We are obligated to pay certain royalties to H2Diesel based on sales of products by us or our sublicensees. The royalty that we must pay per gallon of product that we or our distributors sell is the lesser of $0.10 per gallon or the lowest per gallon royalty that H2Diesel charges to unrelated entities. During the initial term of the agreement, for each twelve-month period beginning on the date (the “Trigger Date”) on which H2Diesel first notifies us that it can produce and deliver additive in sufficient quantities to meet our requirements, is able to do so and provides us with the technical and engineering specifications necessary for a plant to produce the products, we are obligated to pay H2Diesel a minimum royalty equal to the royalty that would have been paid had a specified amount been sold during that twelve month period. For the first such twelve-month period, the specified amount is 20,000,000 gallons of product and for each succeeding twelve-month period the amount increases by 10,000,000 gallons. If we do not sell the minimum amount or pay the minimum royalties due with respect to the second or third twelve-month periods after the Trigger Date, then H2Deisel has the option to terminate the sublicense or to convert our exclusive rights under the sublicense to non-exclusive rights and if H2Deisel elects to convert our exclusive rights to non-exclusive rights we will still be obligated to pay the minimum royalties due with respect to the initial twelve-month period. If we don’t sell the minimum amount or pay the minimum royalties due with respect to the fourth or any subsequent twelve-month period, then our exclusive rights under the sublicense automatically convert to non-exclusive rights and our obligation to pay the minimum royalties due with respect to any subsequent twelve-month period is terminated. In effect, beginning in the fourth twelve-month period we may terminate our minimum royalty payment obligations with respect subsequent twelve-month periods by electing not to cure any failure to make the minimum royalty payments due with respect to the current year. If our minimum royalty payment obligations are terminated, throughout the term of the agreement we will continue to pay royalties to H2Deisel for any licensed product actual sold. The initial term of the amended and restated sublicense agreement is for ten years from the Trigger Date. Thereafter, the agreement automatically renews for successive one year periods provided there is no existing default at the time of renewal. As of November 28, 2006, the Trigger Date had not yet occurred and accordingly, no royalty expense has been recorded by us under the sublicense.

The following table sets forth our minimum royalty payments obligations in each twelve-month period during the initial term of the agreement assuming that (i) the maximum royalty rate of $0.10 per gallon applies throughout the term and (ii) that we do not terminate our minimum payment obligations in the fourth or any subsequent year on the terms described above:

Twelve-Month Period	Minimum Royalty Payment
First	$2,000,000
Second	$3,000,000
Third	$4,000,000
Fourth	$5,000,000
Fifth	$6,000,000
Sixth	$7,000,000
Seventh	$8,000,000
Eighth	$9,000,000
Ninth	$10,000,000
Tenth	$11,000,000

Also on June 15, 2006, we also entered into a technology access agreement with H2Diesel, pursuant to which H2Diesel agreed to deliver to us the formula for its additive and all know-how in its possession, under its control or available from its licensor of the technology that relates to the manufacture of the additive. H2Diesel is required to continue to provide us with information regarding modifications to that formula or know-how. We have no right to use the formula or the know-how so long as H2Diesel is not in default of its obligations under the amended and restated sublicense agreement. After an event of default, we have the right to use the formula and know-how to produce the additive to meet our needs to exercise our right to sell licensed product under the amended and restated sublicense agreement. We must pay H2Diesel the royalties we would otherwise have paid in connection with sales of licensed product, but may offset the amount by which the cost we incur in manufacturing the licensed product ourselves exceeds the price that we would otherwise have paid H2Diesel. We have retained the right to seek damages from H2Diesel for any excess cost of the additive.

DDS Technologies USA, Inc.

In October 2005, we entered into a marketing and licensing agreement with DDS Technologies USA, Inc. under which we obtained an exclusive, non-transferable license to an issued United States patent with claims relating to a micrometric separator for the classification of mixtures of solid particulate materials and related dry disaggregation technologies. Our license is limited to the production of ethanol feedstock and byproducts within the United States but the agreement provides that we may sell ethanol and byproducts produced through the practice of the licensed technologies worldwide. Unless earlier terminated, this license continues until the expiration of the last of licensed intellectual property rights. Currently, the latest to expire of the issued patents under the agreement expires in 2022. Either party may terminate the agreement upon a material breach by the other, subject to the breaching party’s right to cure within 30 days after written notice thereof.

The agreement provides that we may, from time to time, purchase from DDS machines embodying the licensed technology. We are obligated to pay DDS a royalty equal to 1.25% of our revenues from the sale of ethanol produced by any such machines (subject to a reduction to .25% in the event that our exclusive right to act as marketing agent is terminated as described below) and 4.0% of our revenues from the sale of any byproducts produced by any such machines. We also agreed to pay DDS a milestone payment equal to $2,500 for each 1 million gallons of nameplate capacity of each of our plants at which any such machines are located.

Under this agreement, we were also appointed DDS’s exclusive marketing agent for machines embodying the licensed technologies. We agreed to purchase one such machine for use as a demonstration model at our BioFuels facility. In consideration of our performance of marketing activities under the agreement, DDS issued to us 200,000 shares of its common stock and paid us a one-time fee of $50,000 and agreed to pay us 10% of their revenues upon the sale of any machines embodying the licensed technologies, whether or not we introduced the purchaser of the machine to DDS. Our exclusive right to act as marketing agent may be converted into a non-exclusive right if DDS sells fewer than 10 machines during 2006 and fewer than 20 machines in 2007.

Through November 28, 2006, we have not paid DDS any amount under this agreement.

In connection with this agreement, we entered into a mutual release with DDS, by which each party discharged the other from all claims and liabilities and jointly filed dismissals with prejudice of all claims relating to legal actions concerning our investment in a joint venture called DDS-Xethanol, LLC.

Research and Development

In conjunction with the development of our licensed technologies, we incurred research and development costs of $619,158 and $103,063 during the nine months ended September 30, 2006 and 2005, respectively, and $133,420 and $106,231 during the years ended December 31, 2005 and 2004, respectively.

Sales and Marketing

We sell all of the ethanol we produce at our BioFuels plant to Aventine Renewable Energy Holdings, Inc., the second largest marketer of ethanol, under a renewable, three-year off-take agreement. Sales are made at monthly price determined on a pooled basis. The pool includes Aventine’s ethanol production as well as ours and the production of other small producers that are members of the Aventine marketing alliance. The pooled price is a combination of forward and spot sales less the cost of transportation and marketing overhead. Aventine also receives a sales commission. The agreement originally contemplated that we would produce and Aventine would purchase all of the 6 million gallons per year that we were capable of producing at BioFuels. In July 2006, Aventine agreed that it would purchase all of the 41 million gallons that we anticipate we will be capable of producing at BioFuels when we have completed our expansion of the facility in the second half of 2007.

Distillers wet grains that are produced as a by-product at BioFuels are sold through a local merchandising agent.

Raw Material Supply

Our BioFuels facility annually purchases approximately 2.1 million bushels of #2 yellow corn. Due to its location in the corn belt, the plant has ample access to various corn markets and suppliers. The facility’s corn supply has historically been priced at approximately the price of #2 yellow corn as traded on the Chicago Board of Trade plus or minus typical regional or local basis. During 2005, the plant purchased corn from one supplier with whom we have a contractual arrangement. Corn is delivered to the facility via seller’s truck. At any given time, approximately 8,000 bushels, or approximately one and a half days supply, is kept on-site.

Transportation and Logistics

Logistics include truck loading and unloading. The plant site is not serviced by rail transportation. We believe that the ample local supply of grain and the central location among three major ethanol terminal markets make rail freight unnecessary.

Energy

For the six month period during which the plant was operational in 2005, the plant purchased 100.0% of its electricity, or 4,029 megawatt hours, from Alliant Energy at its standard industrial rate. In the nine months ended September 30, 2006, the plant purchased 100% of its electricity, or 6,106 megawatt hours from Alliant Energy.

Throughout 2005, natural gas was supplied to the plant under a supply and transportation contract with Alliant Energy. The contract expired on June 30, 2006. On July 1, 2006, we entered into contracts with Center Point Energy Services to provide natural gas and with Alliant Energy to provide transportation services.

We currently buy natural gas in the spot market, but have the option to forward price all or a portion of our needs through our current natural gas supplier, Center Point Energy. Total energy usage for the six month period during which the plant was operational in 2005 and for the nine months ended September 30, 2006 averaged approximately 44,500 BTUs per denatured gallon produced.

Regulatory Approvals and Environmental Laws

We are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground; the generation, storage, handling, use, transportation and disposal of hazardous materials; and the health and safety of our employees. These laws, regulations and permits also can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damage, criminal sanctions, permit revocations and/or facility shutdowns. We do not anticipate a material adverse effect on our business or financial condition as a result of our efforts to comply with these requirements. We also do not expect to incur material capital expenditures for environmental controls in this or the succeeding fiscal year.

There is a risk of liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arranged for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under CERCLA or other environmental laws for all or part of the costs of investigation and/or remediation and for damage to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from these properties. Some of these matters may require us to expend significant amounts for investigation and/or cleanup or other costs. We do not have material environmental liabilities relating to contamination at or from our facilities or at off-site locations where we have transported or arranged for the disposal of hazardous substances.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our ongoing operations. Present and future environmental laws and regulations (and related interpretations) applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial capital and other expenditures. Our air emissions are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state and local laws and associated regulations. The U.S. EPA has promulgated National Emissions Standards for Hazardous Air Pollutants, or NESHAP, under the federal Clean Air Act that could apply to facilities that we own or operate if the emissions of hazardous air pollutants exceed certain thresholds. If a facility we operate is authorized to emit hazardous air pollutants above the threshold level, then we are required to comply with the NESHAP related to our manufacturing process and would be required to come into compliance with another NESHAP applicable to boilers and process heaters by September 13, 2007. New or expanded facilities would be required to comply with both standards upon startup if they exceed the hazardous air pollutant threshold. In addition to costs for achieving and maintaining compliance with these laws, more stringent standards may also limit our operating flexibility. Because other domestic ethanol manufacturers will have similar restrictions, however, we believe that compliance with more stringent air emission control or other environmental laws and regulations is not likely to materially affect our competitive position.

The hazards and risks associated with producing and transporting our products, such as fires, natural disasters, explosions, abnormal pressures, blowouts and pipeline ruptures also may result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. Our coverage includes physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation. We believe that our insurance is adequate and customary for our industry, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We do not currently have pending material claims for damages or liability to third parties relating to the hazards or risks of our business.

We are also required to obtain a permit issued by the Bureau of Alcohol, Tobacco and Firearms before any of our ethanol facilities can sell ethanol.

Competition

At our current and projected levels of output, our production is insignificant relative to the overall size of the U.S. ethanol market. Most of the ethanol supply in the United States is derived from corn and is produced at approximately 88 facilities, ranging in size from 300,000 to 300 million gallons per year, located predominately in the corn belt in the Midwest. According to the American Coalition for Ethanol, the largest domestic producer of ethanol is Archer Daniels Midland, which owns some of the largest plants in the country. Archer Daniels Midland accounts for approximately one-third of all domestic capacity with more than 1 billion gallons of production. Its larger plants are wet milling, as opposed to dry milling, and each plant produces 150 to 300 million gallons of ethanol per year. These large plants have certain cost advantages and economies of scale.

Traditional corn-based production techniques are mature and well entrenched in the marketplace, and the entire industry’s infrastructure is geared toward corn as the principal feedstock. However, in the area of biomass-to-ethanol production, there are few operators and low output characteristics, and production infrastructure is yet to be developed. We believe our long-term growth prospects in biomass-to-ethanol depend on our ability to acquire and commercialize new technologies. As we continue to advance our biomass technology platform, we are likely to encounter competition for the same technologies from other companies that are also attempting to manufacture ethanol from cellulosic biomass feedstocks.

Employees

We had 32 employees as of November 28, 2006. None of these employees are covered by a collective bargaining agreement and our management believes that our relations with our employees are good.

Corporate Information

Our corporate headquarters are located at 1185 Avenue of the Americas, 20th Floor, New York, New York 10036, and our telephone number is (646) 723-4000. Our website is located at www.xethanol.com.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers.

Name	Age	Position
David R. Ames	57	Chief Executive Officer, President and Director
Lawrence S. Bellone	49	Chief Financial Officer and Director
Robin Buller	49	Executive Vice President - Strategic Development
Thomas J. Endres	49	Senior Vice President, Operations
Franz A. Skryanz	68	Vice President, Secretary, and Treasurer
William P. Behrens	68	Non - Executive Chairman,
Christopher d’Arnaud-Taylor	60	Director
Richard D. Ditoro	67	Director

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and officers are as follows:
David R. Ames became our Chief Executive Officer and President on November 9, 2006 and has served as a member of our board of directors since October 1, 2006. Mr. Ames has been an active venture capital investor in alternative energy companies, technologies, processes and services. He is currently a member of the National Ethanol Vehicle Coalition (NEVC), an association dedicated to bringing together political, business, industry and scientific leaders to focus on the alternative energy marketplace. In 2004, Mr. Ames co-founded Alterna Energy to make investments in alternative energy companies. From 1994 through 1999, Mr. Ames served as Chairman, President and Chief Executive Officer of Convergence.com, a provider of high-speed cable modem broadband internet access and other data services over cable systems that was founded by Mr. Ames in 1994 and acquired by C-COR Incorporated in 1999. Prior to forming Convergence.com, Mr. Ames was a consultant to Fortune 500 companies including Digital Equipment Corporation and Eastman Kodak. From 1989 to late 1991, Mr. Ames was Director of Acquisitions and Sales of the Film Division of the Image Bank, the largest global sales and marketing organization for stock film, stills and illustrations. Mr. Ames holds a Bachelor of Science degree from Ithaca College.

Lawrence S. Bellone became our Chief Financial Officer on April 5, 2005 and a member of our board of directors on October 5, 2006. In March 2005, Mr. Bellone began providing financial consulting services to us, prior to being named our Chief Financial Officer. From October 2003 to February 2005, Mr. Bellone was a managing director with Bentley Associates, a New York-based investment banking boutique/broker-dealer providing mergers and acquisitions, private placement and corporate advisory services primarily to small and midsized companies. From January to September 2003, Mr. Bellone was an independent financial consultant. From 1988 through December 2002, Mr. Bellone was involved in a wide range of projects and activities including lending, leasing, loan syndications, private debt placement, principal investments, derivatives, corporate development and arbitrage while working in the investment banking and capital market areas of Chase Manhattan Bank (later to become JP Morgan Chase). As a Managing Director and senior member of the Structured Capital Group, he was responsible for structuring, originating and executing innovative financing and investment transactions for Fortune 100 companies. He has negotiated and arranged more than $5 billion in transaction value for companies in the oil and gas, retail, chemical, pharmaceutical, consumer and paper industries. Prior to joining Chase in 1988, he worked in various public and private accounting and finance functions at NY Life Insurance, Price Waterhouse and JP Morgan. While at Price Waterhouse, he qualified as a C.P.A. in New York State. Mr. Bellone holds a B.A. degree from Columbia University and an M.B.A. in accounting and finance from Fordham University. He also holds Series 7 and 63 designations from the NASD.

Robin Buller became our Executive Vice President - Strategic Development on June 1, 2006. He joined our company as Vice President Operations on March 14, 2005. He has extensive experience in plant and machinery sales worldwide and brings an extensive international background to our business. From August 2003 to February 2005, Mr. Buller was CEO of New York-based Cromer Corporation, where he advised companies and institutions on a broad range of issues, from outsourcing and setting up factories in China, to understanding how to do business with China. He created a China contacts program to direct and assist U.S. companies in developing the right relationships and commercial channels. From November 1998 to July 2003, he represented MAN Ferrostaal, Inc., Germany in the United States as International Sales Manager and handled sales of U.S.-made machinery and equipment into the Commonwealth of Independent States and Asia. Prior to that he held a number of positions with companies that included MAN Ferrostaal Inc., as well as positions with a number of other companies, including those that required several years' residency in the Far East. Mr. Buller is a Co-founder of the Prince of Wales Business Leaders Forum 2000 pilot program in Shanghai, which brought together Chinese CEOs and their foreign counterparts who engaged in extensive dialogue to learn from each other how to develop business using the best aspects from both cultures. He is a member of the Growing Business Roundtable, British American Business Inc., which engaged in business development advice for companies planning to export to the United States, he has been a guest speaker on International Business at Baruch College in New York, and he sat on the China Committee of the British Chamber of Commerce in Hong Kong, which lobbied both Beijing and London on behalf of Hong Kong and British companies. Mr. Buller holds a B.A. from the University of East Anglia in the United Kingdom and a Masters Diploma from The Institute of Export also in the United Kingdom.

Thomas J. Endres became our Senior Vice President, Operations on September 7, 2006.   Prior to joining us, Mr. Endres served in the United States Army for 27 years, retiring with the rank of Lieutenant Colonel. From August 1997 until August 2006, he served as Director of Operations/Director of Cadet Activities at the United States Military Academy at West Point. In this position, he was responsible for managing $2 billion in facilities, a $50 million budget, and 356 employees. From November 1999 through April 2002, Mr. Endres also served as a member of the board of directors of the West Point Federal Credit Union, where he managed over $55 million in funds and was responsible for the credit union’s investment policies, interest rate analysis and overall fund management. From July 1996 through July 1997, Mr. Endres was the Chief of Special Operations for the Aviation Management Office where he was responsible as Human Resources Officer for over 10,000 Army pilots . From July 1995 through July 1997, Mr. Endres served as the Chief of the Army’s Special Incentive Pay Branch where he was responsible for more than $200 million in special pay requirements and prepared the branch budget for Congressional approval. From May 1992 through June 1995, Mr. Endres served as operations officer for the 4th Aviation Battalion, 4th Infantry Division, overseeing training and operations of a 400 person unit with $1.2 billion in assets. Mr. Endres served with the Army in Korea and Somalia. He was awarded the Legion of Merit for exceptionally meritorious conduct in the performance of outstanding services and achievements. He received a Bachelor of Science in Engineering from the United States Military Academy at West Point in 1980 and is a graduate of the Executive Level Management Program of the United States Army Command and General Staff College.

Franz A. Skryanz had worked with Old Xethanol since August 2000. He became our Vice President, Secretary and Treasurer on February 2, 2005. He has also worked for more than the past five years with London Manhattan Securities, Inc. in the development of international projects and managing accounting and administration of that company. He is a financial executive with extensive experience in international business gained in senior management positions with diverse business organizations. Presently, Mr. Skryanz provides financial management, corporate secretary and treasury services to early-stage entrepreneurial companies. Concurrent with his association with our company, Mr. Skryanz provides similar professional services to Metamorphix Global Inc. and Xeminex. Prior to joining Old Xethanol, he served as Treasurer and Secretary of NETdigest.com, Inc., Chief Financial Officer of Cam Designs, Inc. and Chief Financial Officer and Treasurer of Nyros Telecom Services, Inc., a privately-held company with telecom ventures in Russia. Mr. Skryanz holds an M.B.A. from the University of Vienna, Austria and was an exchange scholar at Cambridge University, England and the University of Valencia, Spain. He currently serves as a director of Metamorphix Global, Inc. and Xeminex.

William P. Behrens became our non-executive Chairman of the Board on November 9, 2006 and has served as a member of our board of directors since October 1, 2006. Mr. Behrens serves as the Vice Chairman at Northeast Securities, Inc. where he has build a significant presence in private-client advisory services and institutional brokerage. He joined Northeast Securities with over 30 years of experience from Ernst & Company, most recently as Chairman and CEO of Investec Ernst & Company (a wholly owned subsidiary of Investec Group, Ltd.). Behrens currently serves as an Official for the American Stock Exchange and also served as a member of the Self-Regulatory Organizations Task Force on Options Reform and on committees for the FISC, American Stock Exchange, NSCC and NASD.

Christopher d’Arnaud-Taylor became a member of our board of directors on February 2, 2005. From February 2, 2005 through August 22, 2006, he served as our Chairman, President and Chief Executive Officer. Prior to February 2, 2006, he had worked with Old Xethanol since August 2000. He is an international merchant banker and entrepreneur who gained global senior corporate executive experience with multinationals including Unilever, Reed Elsevier, Northrop Grumman and TKM Trading. He has directed the strategy, operations and financial affairs of companies in the United States, Europe, Africa, the Middle East and Asia and managed the development and execution of corporate turnarounds and entrepreneurial ventures worldwide. Mr. d’Arnaud-Taylor has been a Director and President of a private merchant banking firm, London Manhattan Securities, Inc., for more than the past five years. London Manhattan has worked with entrepreneurs and established companies in forging new enterprises and realizing the potential of established businesses through mergers and acquisitions, joint ventures and strategic alliances. London Manhattan has participated as managing co-venturer in special situations where its direct involvement led to improving the operating results and strategic focus of an underperforming company or new business venture. Mr. d’Arnaud-Taylor also presently serves as a director of Metamorphix Global Inc, a developer of advanced precast concrete technology that emulates the patterns of natural stone, and Xeminex, Inc., an early-stage producer of lead and zinc concentrates. Previously, Mr. d’Arnaud-Taylor served as CEO of several global trading companies operating primarily throughout the developing world trading in forest products, precision equipment and building materials. He has consulted extensively with leading defense contractors in the USA and Europe on countertrade and defense offset performance. Mr. d’Arnaud-Taylor obtained his M.B.A. from the London Business School having completed additional graduate business studies as an exchange scholar in international finance and development economics at the Ecole des Hautes Etudes Commerciales in Paris, France and corporate finance at New York University’s Stern School of Business. He previously studied economics, government and law at the University of Exeter, England.

Richard D. Ditoro became a member of our board of directors on September 7, 2006. Mr. Ditoro previously served as a member of our board of directors from July 28, 2005 through August 10, 2006, the date of our 2006 annual meeting of stockholders, at which Mr. Ditoro did not stand for reelection. Mr. Ditoro is currently a principal in the consulting firm Merestone Development. In this capacity, Mr. Ditoro provides due diligence, financial modeling, market research, acquisition candidate profiling and strategic partnering advice and assistance to clients in the life sciences and specialty chemical sectors. Prior to joining Merestone Development, Mr. Ditoro held numerous senior management positions, including Vice President of Corporate Development with Lonza Group, an international chemical conglomerate based in Basle, Switzerland. Mr. Ditoro holds a B.S. degree from Georgetown University and an M.B.A. from the University of Chicago.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our board of directors has determined that Mr. Ditoro is the only member of our board of directors who is  an “independent” director within the meaning of Rule 10A-3(b)(1)(ii) under the Exchange Act and Section 121A of the AMEX Company Guide. AMEX rules require that at least one half of the members of our board of directors be independent within the meaning of Section 121A of the AMEX Company Guide. We have not been in compliance with this requirement since the resignations of Richard L. Ritchie and Marc S. Goodman resigned from our board of directors on September 28, 2006. We are actively seeking qualified candidates to serve as independent directors and intend to bring ourselves into compliance with the applicable AMEX rule as soon as possible. Officers of our company are elected annually by the board of directors and serve at the discretion of the board.

Key Employees

The following is biographical information regarding our key employees who are not executive officers of our company:

Lucas Rice, Vice President - Operations. Mr. Lucas became our Vice President - Operations in June 2006. From 2002 through 2005, Mr. Rice held executive positions at General Electric. In his last position he worked with GE Energy and was responsible for measuring, analyzing, improving and controlling key processes that influence customer satisfaction and productivity growth. Prior to his work at General Electric, for nine years Mr. Rice served his country in the United States Army, leaving with the rank of Captain. In the Army, his last position was Battalion Operations Officer in command of a 115 person, 143 helicopter battalion with an annual budget of over $100 million. Mr. Rice holds a Bachelor of Science degree in Mechanical Engineering from the United States Military Academy, West Point and an MBA from Emory University's Goizueta Business School.

James Stewart, Vice President - Plant Operations and General Manager - Xethanol BioFuels (subsidiary of Xethanol BioEnergy, Inc.). Mr. Stewart has more than 23 years of experience in ethanol production in the United States and throughout the world. In addition to extensive consulting experience, Mr. Stewart has been associated with the ethanol plant in Blairstown, Iowa since its inception and throughout its operations, including serving as general manager of the plant during its operation from 2000 through 2002. Mr. Stewart has extensive experience in all aspects of plant operation including regulatory affairs, staffing, engineering, feedstocks and emergency planning. Prior to his work at the Xethanol BioFuels plant, Mr. Stewart worked as a plant manager and in technical advisory roles at more than ten other ethanol production plants.

David Kreitzer, Vice President - Business Development. Mr. Kreitzer became our Vice President - Business Development on April 6, 2005. He was formerly President and Chief Operating Officer of Gopher State Ethanol LLC, a company he joined in 2000. He has worked in every area of ethanol production having started as an operator and he worked his way up via maintenance and production to the post of Plant Manager. He was appointed Chief Operating Officer of Gopher State Ethanol in 2004. Apart from his management experience, Mr. Kreitzer brings to our company considerable expertise in the waste-to-ethanol sector, having introduced the use of industrial food waste as feedstock for ethanol production at Gopher State Ethanol. Mr. Kreitzer focuses on the waste-to-ethanol business at our company and applies his knowledge to developing new feedstock supply lines as well as devising new and improved ways to break down these materials into fermentable sugars. Mr. Kreitzer has resigned from his position with us effective as of November 30, 2006.

Family Relationships

There are no family relationships among our directors and executive officers. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director or executive officer has been convicted of a criminal offense within the past five years or is the subject of a pending criminal proceeding. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

Advisory Board

We have established an advisory board comprised of four members with experience in the ethanol production business or general corporate matters. Our advisory board meets periodically with our board of directors and management to discuss matters relating to our business activities. Members of our advisory board will be reimbursed by us for out-of-pocket expenses incurred in serving on our advisory board.

Some of the members of our advisory board may serve as consultants to us under consulting agreements for which they will receive compensation. In December 2005, we entered into an arrangement with Mr. Mark Austin, a member of our advisory board, under which he agreed to serve as our chief technology strategist on a month-to-month basis in consideration of a monthly consulting fee of $8,000. For the nine months ended September 30, 2006, we have paid Mr. Austin $72,000 under this agreement. To our knowledge, none of our advisory board members has any conflict of interest between their obligations to us and their obligations to others. Companies with which advisory board members are involved may in the future have commercial relationships with us.

The members of our advisory board and their primary professional affiliations are as follows:

       Foster Aryi Agblevor, Ph.D. is known internationally as an expert in thermochemical biomass conversion and rapid characterization of biomass feedstocks. His expertise in the area was recognized with the winning of the Best Paper Awards at the Gordon Conference on Analytical Pyrolysis in 1991 and 1993. He was also awarded the U.S. Department of Energy’s Special Achievement Award for his contribution towards the development of biomass standards. Since 1996, Dr. Agblevor has been an Associate Professor in the Biological Systems Engineering Department at Virginia Tech. From 1990 to 1996, most recently as a Senior Chemical Engineer, Dr. Agblevor was on the staff of the Center for Renewable Chemicals and Materials at the National Renewable Energy Laboratory. Dr. Agblevor is the current Vice Chairman of the E48 Committee on Biotechnology of the American Society of Testing and Materials (ASTM). He has developed eight ASTM standards on biomass analysis. Dr. Agblevor has authored more than 100 publications in peer-reviewed journals and conference proceedings and holds two U.S. patents and three other patents pending concerning biomass for ethanol production. He has been guest lecturer at the Department of Chemical and Petroleum Engineering, Colorado School of Mines, and was an invited speaker at the Department of Chemical and Petroleum Engineering, University of Kansas, and at several International Energy Agency (IEA) meetings throughout the country. Dr. Agblevor has organized and chaired several sessions of the Cellulose Paper and Textile Division of the American Chemical Society and is active in the American Institute of Chemical Engineers. Dr. Agblevor received M.A.Sc. and Ph.D. degrees in Chemical Engineering and Applied Chemistry from the University of Toronto, Canada.

Mark Austin is the Managing Director of Chandler Reed LLC, a strategic growth and venture development consulting firm, where he advises clients in the areas of business strategy and planning, technology development, marketing, finance and strategic alliances. He has lectured on strategic planning in China, business development in Africa, and technology in Latin America. Mr. Austin holds patents issued in the United States, Latin America, Europe and Asia, and has won product design awards in the United States and Asia. He is an advisor to the New York Energy & Environmental Funders’ Forum, a program of the Center for Economic and Environmental Partnership, Inc. In December 2005, Mr. Austin entered into a consulting agreement with us to assist us in the development of our technology portfolio and overall technology strategy.

Jed Schutz has been a private investor and advisor to emerging technology companies, as well as a real estate developer, since 1985. His company, Windemere Development, has developed over 700 residential properties in the past eight years. He is the Chairman of the Board of Campusfood.com, Inc., a leading company in the online food ordering business. He also currently serves as a director of Advanced BioPhotonics Inc., a publicly-held advanced medical imaging technology company. He served as a director from 1993 to 1999, and for one year as Chairman of the Board, of FRM Nexus, a publicly-held company engaged primarily in medical financing. Mr. Schutz received a B.S. degree in biology from Duke University and a post-graduate Certificate in Business from New York University.

Donald Wilkes is the President and Chief Executive Officer of Blue Pacific Flavors, Inc. and has more than 30 years experience in the food and beverage industry including creative work in innovative food flavor development in the Americas, Asia and Europe. In 1992, Mr. Wilkes started Wilkes & Associates, Inc., a successful food technology/consulting firm that focuses on large Asian food and beverage manufacturers. He continues to consult to the food and beverage industry in Asia. His unique experience and relationships provided the basis for Blue Pacific’s expansion into the lucrative Asia Pacific markets. Founded in 1993, Blue Pacific Flavors has direct sales offices in China, Malaysia and Korea. Blue Pacific is a leading innovative flavor manufacturer known for designing imaginative beverage concepts that combine unique functional ingredients with proprietary engineered flavor systems. Mr. Wilkes is a professional member of the Institute of Food Technologists, American Association of Cereal Chemists and Chemists Club in New York. He sits on the Industry Advisory Board for Food and Science Nutrition at Chapman University and is a member of the Industry Advisory Board for New Hope Media Publication’s Nutraceutical and Functional Food magazine. He has served in the past as Chairman of the West Coast for National Association of Fruits, Flavors and Syrups, Functional Beverage and Wellness Summit 2001, 2002 and 2003, co-chaired Asia Business Forum’s International Conference on Coffee, Tea and Natural Colors, and co-chaired the Nutracon Functional Beverage Conference in Anaheim, California in 2003. Mr. Wilkes is a featured columnist in the quarterly food service culinary magazine “Flavor and the Menu”, in which he writes on food service and retail beverages trends and innovation. He co-authored a chapter on Functional Beverages with six other researchers called “Nutriceuticals and Functional Foods.”

Committees of the Board of Directors

Audit Committee. In July 2005, we established an audit committee of the board of directors. Currently, the sole member of the audit committee is Richard D. Ditoro, who serves as chairman of the committee. Our board of directors has determined that Mr. Ditoro is an “independent” director within the meaning of Rule 10A-3(b)(1)(ii) under the Exchange Act and Section 121A of the AMEX Company Guide. AMEX rules require that our audit committee be comprised of at least two directors both of whom are independent within the meaning of Section 121A of the AMEX Company Guide. We have not been in compliance with this requirement since the resignation of Marc J. Oppenheimer from our board of directors and audit committee on November 9, 2006. We are actively seeking qualified candidates to serve as independent directors and members of our audit committee and intend to bring ourselves into compliance with the applicable AMEX rule as soon as possible.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent accountants our annual and quarterly financial statements;

•	directly appointing, compensating, retaining, and overseeing the work of the independent auditor;

•	approving, in advance, the provision by the independent auditor of all audit and permissible non-audit services;

•
establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	the right to engage and obtain assistance from outside legal and other advisors as the audit committee deems necessary to carry out its duties;

•
the right to receive appropriate funding from us to compensate the independent auditor and any outside advisors engaged by the committee and to pay the ordinary administrative expenses of the audit committee that are necessary or appropriate to carrying out its duties; and

•	unless assigned to a comparable committee or group of independent directors, they must review and approve all related party transactions.

Compensation Committee. In July 2005, we established a compensation committee of the board of directors. Currently, the compensation committee is comprised of Richard D. Ditoro, who serves as chairman of the committee, and William P. Behrens. Our board of directors has determined that Mr. Ditoro is the only member of our compensation committee who is an “independent” director within the meaning of Rule 10A-3(b)(1)(ii) under the Exchange Act and Section 121A of the AMEX Company Guide. The compensation committee reviews and approves our salary and benefits policies, including compensation of executive officers. The compensation committee also administers our incentive compensation plan, and recommends and approves grants of stock options and restricted stock grants under that plan.

Governance Committee. In July 2005, we established a governance committee of the board of directors. Currently, the governance committee is comprised of William P. Behrens, who serves as chairman of the committee, Richard D. Ditoro, and David R. Ames, Our board of directors has determined that Mr. Ditoro is the only member of our governance committee who is an “independent” director within the meaning of Rule 10A-3(b)(1)(ii) under the Exchange Act and Section 121A of the AMEX Company Guide. The purpose of the governance committee is to oversee the selection and composition of committees of our board. The governance committee’s duties, which are specified in our Corporate Governance Committee Charter, include, but are not limited to:

•	committee selection and composition;

•	considering the adequacy of our corporate governance;

•	overseeing and approving management continuity planning process; and

•	reporting regularly to the board with respect to the committee’s duties.

Code of Ethics

Our Board of directors has adopted a code of ethics applicable to all officers, directors and employees, a copy of which is available on our website at http://www.xethanol.com. We will provide a copy of this code to any person, without charge, upon request, by writing to Xethanol, Inc., Attention: Chief Financial Officer, 1185 Avenue of the Americas, New York, New York 10036. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our code of ethics by posting such information on our website at the address specified above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of Forms 3 and 4 and amendments thereto furnished to us during the year ended December 31, 2005, and Forms 5 and amendments thereto furnished to us for the year ended December 31, 2005 and certain written representations, no persons who were either a director, officer, or beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the year ended December 31, 2005, except that (i) Lawrence S. Bellone filed a late report on Form 3 on October 31, 2005 and (ii) Robin Buller filed a late report on Form 3 on March 31, 2006.

Copies of the insider trading reports can be found at our corporate website at http://www.xethanol.com on our home page, under “Investor Relations / SEC Filings” or on Yahoo Finance at http://finance.yahoo.com.

Executive Compensation

The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our chief executive officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

Summary Compensation Table

	Annual Compensation						Long-Term Compensation
							Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)(1)		Restricted Stock Award(s) ($)	Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Christopher d’Arnaud-Taylor (2)	2005	180,000		—	—		—	—	—	—
Former Chairman, President and	2004	—		—	244,000	(3)	—	—	—	—
Chief Executive Officer	2003	—		—	193,300	(3)	—	—	—	—

Lawrence S. Bellone	2005	135,000	(4)	—	—		812,500	100,000	—	—
Chief Financial Officer	2004	—		—	—		—	—	—	—

Robin Buller	2005	62,730	(5)	—	—		146,250	—	—	—
Executive VP - Strategic Development	2004	—		—	—		—	—	—	—

(1)
Other Annual Compensation does not include the cost to us or Old Xethanol for health and welfare benefits received by the above named officers. The aggregate amounts of such personal benefits did not exceed the lesser of $50,000 or 10% of the total annual compensation of such officer.

(2)	Mr. d’Arnaud-Taylor served as of Chairman, President and Chief Executive Officer from February 2, 2005 through August 22, 2006.

(3)
The compensation in the Other Annual Compensation column consists of consulting fees paid by Old Xethanol to London Manhattan Limited, Inc., an entity controlled by Mr. d’Arnaud-Taylor. See “Certain Relationships and Related Transactions - Management and Consulting Services Agreements.”

(4)	Mr. Bellone joined our company in March 2005.

(5)	Mr. Buller joined our company in March 2005.

Options/SAR Grants and Fiscal Year End Option Exercises and Values

Prior to our 2005 Incentive Compensation Plan, we have not had a stock option plan or other similar incentive compensation plan for officers, directors and employees, and no stock options, restricted stock or SAR grants were granted or were outstanding at any time. The effective date of the 2005 Plan is February 2, 2005. As of December 31, 2005, 317,070 shares of our common stock and stock options to purchase 480,000 shares of our common stock were granted under the 2005 Plan.

Individual Option Grants in 2005

Name	Common Shares Underlying Options Granted (#)	Percent of Total Option Granted To Employees	Exercise Price ($/Sh)	Expiration Date
Lawrence S. Bellone, CFO	100,000	67%	$3.75	4/08

Aggregated Option Exercises in 2005 and Year-end Option Values

Name	Number of Common Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options; Exercisable/ Unexercisable (#)	Value of Unexercised In-The-Money Options; Unexercisable/ Exercisable ($)
Lawrence S. Bellone, CFO	—	—	100,000 / 0	39,000 (1)

(1)	Based on the closing price of $4.14 per share of our common stock as quoted on the OTC Bulletin Board on December 30, 2005.

Compensation of Directors

During 2005, each independent member of our board of directors was granted stock options to purchase 50,000 shares of our common stock, plus the chairman of the audit committee received an additional 50,000 options and the chairmen of the compensation and governance committees received 25,000 additional options. One director not chairing any committee but serving on two committees received an additional 30,000 shares. All these stock options are exercisable at $4.00 and are exercisable 50% at date of grant and 50% at the end of the first anniversary of service. Total number of options awarded to our independent directors during 2005 was 330,000.

Jeffrey S. Langberg, a director from February 2005 until his resignation effective June 12, 2006, provides business advisory services to us under a consulting agreement entered into in February 2005. See “Certain Relationships and Related Transactions - Management and Consulting Services Agreements.” Under this agreement, we currently pay Mr. Langberg a monthly consulting fee of $15,000 and Mr. Langberg is eligible to receive awards under our 2005 Incentive Compensation Plan. During 2005, we recorded consulting fees to Mr. Langberg of $455,000 and provided health insurance coverage to Mr. Langberg at a cost of $14,014 to us. Our total payments to Mr. Langberg during 2005 amounted to $649,147. Mr. Langberg does not receive any compensation otherwise payable to him as a director. During the nine months ended September 30, 2006, Mr. Langberg received consulting fees of $135,000 and was awarded a performance bonus of $400,000 payable during 2006. In September 2006, we terminated our consulting agreement with Mr. Langberg. Mr. Langberg continues to provide consulting services directly to our board of directors under the terms of the terminated agreement and the board is negotiating a settlement agreement with him.

On August 25, 2006, we entered into a termination agreement with Christopher d’Arnaud-Taylor, our former Chairman, President and Chief Executive Officer, under which his employment by us and his position as an officer of our company was terminated effective as of August 22, 2006 (the “Termination Date”). The agreement provides that Mr. d’Arnaud-Taylor will continue to serve as a member of our board of directors for the remainder of his current term.

Under the termination agreement, we will continue to pay Mr. d’Arnaud-Taylor his salary and maintain his employment benefits as in effect immediately prior to the Termination Date through September 30, 2006 and we will pay Mr. d’Arnaud-Taylor $100,000 in severance on the three-month anniversary of the Termination Date. The agreement provides that, subject to Mr. d'Arnaud-Taylor's compliance with the terms of the agreement, the exercise periods of the options to purchase 250,000 shares of common stock at an exercise price of $5.56 per share and 450,000 shares of common stock at an exercise price of $8.32 per share that were granted to Mr. d’Arnaud-Taylor on February 28, 2006 and June 12, 2006, respectively, are extended until the third anniversary of the Termination Date with respect to one half of each option. The options are otherwise terminated. The agreement also provides that we will reimburse Mr. d’Arnaud-Taylor for any reasonable and appropriately documented business expenses he may have incurred prior to the Termination Date in the performance of his duties as an employee and that Mr. d’Arnaud-Taylor will be entitled to continue his coverage under our group medical and dental plans to the extent provided in and subject to the terms and conditions of our standard policy.

Under the termination agreement, Mr. d’Arnaud-Taylor agreed to provide such advisory and consulting services as we may reasonably request during the three months after the Termination Date to permit the order transfer of his duties to other personnel and not to solicit our employees duing the period ending on the first anniversary of the Termination Date. The agreement also provides for mutual releases from all claims arising prior to the date of the agreement, other than claims based on the released party’s willful acts, gross negligence or dishonesty and, with respect to Mr. d’Arnaud-Taylor’s release of us, claims vested before the date of the agreement for benefits under our employee benefit plans and claims for indemnification for acts as an officer of our company.

On August 25, 2006, we also entered into a consulting agreement with Mr. d’Arnaud-Taylor under which Mr. d’Arnaud-Taylor agreed to provide such consulting and advisory services as we may reasonably request from time to time. During the term of the agreement, we will pay Mr. d’Arnaud-Taylor $15,000 per month (payable monthly in arrears) and reimburse him for any reasonable and appropriately documented business expenses he may incur in the performance of his duties under the agreement. The agreement provides that Mr. d’Arnaud-Taylor is not required to dedicate more than eight days in any calendar month to the performance of services under the agreement and that if he does provide services for more than eight days in any calendar month, we will pay him an additional $2,000 for each additional day or part thereof.

The consulting agreement has a term of one year, subject to earlier termination by us if Mr. d’Arnaud-Taylor fails to perform his duties under the agreement. Upon the termination of the agreement, we will have no obligation to Mr. d’Arnaud-Taylor other than payment obligations accrued prior to the termination date, which will be paid within 15 days of the termination date. The agreement includes covenants by Mr. d’Arnaud-Taylor regarding confidentiality, competition and solicitation of our customers, suppliers and employees.

Employment Agreements

We have entered into an employment agreement with Franz A. Skryanz, pursuant to which Mr. Skryanz is employed as our Vice President, Treasurer and Secretary and currently receives an annual salary of $63,000. This agreement may be terminated by Xethanol or Mr. Skryanz at any time upon ten days’ written notice.

Incentive Compensation Plan

On February 2, 2005, following the completion of the reverse merger, our board of directors adopted and approved a new 2005 Incentive Compensation Plan, which was submitted to and approved by our stockholders. The effective date of the 2005 Plan is February 2, 2005 and its term expires February 2, 2015.

The purpose of the 2005 Plan is to provide a means for our company and its subsidiaries and other designated affiliates, which we refer to as Related Entities, to attract key personnel to provide services to our company and the Related Entities, as well as to provide a means whereby those key persons can acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of our company and its Related Entities and promoting the mutuality of interests between participants and our stockholders. A further purpose of the 2005 Plan is to provide participants with additional incentive and reward opportunities designed to enhance the profitable growth of our company and its Related Entities, and provide participants with annual and long term performance incentives to expend their maximum efforts in the creation of stockholder value. The persons eligible to receive awards under the 2005 Plan are the officers, directors, employees and independent contractors of our company and our Related Entities.

The terms of the 2005 Plan provide for grants of stock options, stock appreciation rights or SARs, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property. Under the 2005 Plan, the total number of shares of our common stock that may be subject to the granting of awards under the 2005 Plan is equal to 4,000,000 shares, plus the number of shares with respect to which awards previously granted there under are forfeited, expire, terminate without being exercised or are settled with property other than shares, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements.

A committee of our board of directors, which we refer to as the Committee, is to administer the Plan. All Committee members must be “non-employee directors” as defined by Rule 16b-3 of the Exchange Act, “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “independent” as defined by AMEX or any other national securities exchange on which any securities of our company may be listed for trading in the future. The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions (including subjective individual goals) as may be specified by the Committee. In addition, the 2005 Plan authorizes specific performance awards, which represent a conditional right to receive cash, shares of our company common stock or other awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified fiscal year. Subject to the requirements of the 2005 Plan, the Committee will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement.

Our board of directors may amend, alter, suspend, discontinue or terminate the 2005 Plan or the Committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our company common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the 2005 Plan which might increase the cost of the 2005 Plan or alter the eligibility of persons to receive awards. Unless earlier terminated by our board of directors, the 2005 Plan will terminate at such time as no shares of our common stock remain available for issuance under the 2005 Plan and we have no further rights or obligations with respect to outstanding awards under the 2005 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of our common stock beneficially owned as of November 28, 2006:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the option holders. Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Except as otherwise set forth below, the address of each of the persons listed below is c/o Xethanol Corporation, 1185 Avenue of the Americas, 20th Floor, New York, New York 10036.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Shares Beneficially Owned (2)

David R. Ames	175,000	(3)	*
Lawrence S. Bellone	929,180	(4)	3.3%
Robin Buller	45,000		*
Thomas J. Endres	3,300		—
Franz A. Skryanz	86,515		*
William P. Behrens	288,891	(5)	1.0%
Christopher d’Arnaud-Taylor	1,300,538	(6)	4.7%
Richard D. Ditoro	148,828	(7)	*
Directors and executive officers as a group	2,977,252	(8)	10.0%

* Less than 1% of outstanding shares.

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after November 8, 2006, by the exercise of any warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	Based upon 27,300,648 shares of common stock outstanding on November 28, 2006.

(3)	Includes 175,000 shares of common stock issuable upon the exercise of stock options.

(4)	Includes 548,780 shares of common stock issuable upon the exercise of warrants and stock options.

(5)
Includes 175,000 shares of common stock issuable upon the exercise of stock options, 41,668 shares of common stock issuable upon exercise of warrants held by Mr. Behrens and 50,000 shares of common stock issuable upon exercise of warrants held by Northeast Securities, Inc. Mr. Behrens is Vice Chairman of Northeast Securities and disclaims beneficial ownership of the portion of the shares held by Northeast Securities in which he has no pecuniary interest.

(6)
Includes 350,000 shares of common stock issuable upon the exercise of stock options, 632,450 shares of common stock held by Mr. d’Arnaud-Taylor’s spouse and 318,088 shares of common stock held by London Manhattan Securities, Inc., an entity controlled by Mr. d’Arnaud-Taylor.

(7)	Includes 140,000 shares of common stock issuable upon the exercise of stock options.

(8)	Includes 2,430,986 shares of common stock issuable upon the exercise of warrants and stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Permeate Refining

In September 2001, Old Xethanol issued 1,000,000 shares of common stock to Robert and Carol Lehman, of Permeate Refining, Inc. as a “good faith” payment, pursuant to a non-binding letter of intent, in contemplation of the acquisition of Permeate. In July 2003, Old Xethanol completed the transaction and acquired Permeate. Old Xethanol, through its wholly-owned subsidiary, Xethanol One, LLC, also acquired the real estate and certain production facilities associated with Permeate’s operations from the Lehmans for a total price of $1,250,000, payable as follows: (i) a down payment of $125,000, which was made on July 9, 2003, and (ii) a promissory note for the balance of $1,125,000, which bore interest at the simple interest rate of 9% per year with monthly payments due on the first day of each month commencing August 1, 2003 until June 1, 2006, at which time the entire balance owing on the promissory note was to be paid in full. Our obligations under the promissory note were secured by a mortgage on the Permeate real estate granted to Master’s Trust (an entity formed by the Lehmans).

Pursuant to a memorandum of agreement that we entered into on October 18, 2005 with the Lehmans and Master’s Trust, we entered into a mutual general release on January 23, 2006. Under the mutual general release, the $1,125,000 promissory note was exchanged for a new note in the amount of $243,395 issued by us to the Lehmans and we issued 135,000 shares of our common stock to Master’s Trust in exchange for the full release and satisfaction of the mortgage on the Permeate real estate.

The new note was due on August 1, 2006 and was repaid in full at that date. Interest was due monthly on the outstanding principal amount of the new note at a rate equal to 0.5% above the prime rate. We made monthly payments equal to $3,128 allocated between interest and principal based on the then-current prime rate.

Management and Consulting Services Agreements

In September 2001, Old Xethanol entered into a Management Services Agreement with London Manhattan Limited, Inc., a corporation controlled by Christopher d’Arnaud-Taylor, formerly our Chairman, President and Chief Executive Officer and a member of our board of directors, for the senior corporate management services of Mr. d’Arnaud-Taylor as its President. Pursuant to this agreement, Old Xethanol agreed to pay London Manhattan Limited, Inc. a monthly management fee, an incentive bonus based on the closing of project transactions and a percentage of our earnings before interest, depreciation and amortization. In connection with the reverse merger and private offering, we and London Manhattan Limited, Inc. agreed to terminate the Management Services Agreement, with no further liability or obligation on the part of the parties (except for certain earned, accrued fees), effective as of the closing of such transactions. Mr. d’Arnaud-Taylor entered into an employment agreement directly with us under which he served as of Chairman, President and Chief Executive Officer until August 22, 2006.

In January 2003, Old Xethanol entered into a consulting services agreement with Jeffrey Langberg & Associates, pursuant to which Jeffrey S. Langberg, then one of our directors, provided business advisory services. Under this agreement, Old Xethanol had agreed to pay Jeffrey Langberg & Associates a monthly consulting fee, an incentive bonus based on the closing of project transactions and a fee for introductions to investors. In connection with the reverse merger and private offering, we and Jeffrey Langberg & Associates agreed to terminate the Consulting Services Agreement, with no further liability or obligation on the part of the parties or of us (except for certain earned, accrued fees), effective as of the closing of such transactions. Under the January 2003 agreement, we paid consulting fees to Mr. Langberg of $389,025 in 2004 and $246,270 in 2003.

In February 2005, we entered into a consulting services agreement with Mr. Langberg, then one of our directors, pursuant to which Mr. Langberg agreed to provide general business advisory services. Under this agreement, we agreed to pay Mr. Langberg a monthly consulting fee of $15,000 per month and a sign-on bonus of $225,000. Under the consulting agreement Mr. Langberg is also eligible to receive performances bonuses at the discretion of the Board of directors as well as equity-based awards under the 2005 Plan. Mr. Langberg agreed to waive any compensation otherwise payable to him while he was a director of our company. During 2005, we recorded consulting fees to Mr. Langberg of $455,000 and provided health insurance coverage to Mr. Langberg at a cost of $14,014 to us. Our total payments to Mr. Langberg during 2005 amounted to $649,147 (including the rent paid to the entity controlled by Mr. Langberg as described below under “Office Space”). Mr. Langberg does not receive any compensation otherwise payable to him as a director. During the nine months ended September 30, 2006, Mr. Langberg received consulting fees of $135,000 and was awarded a performance bonus of $400,000 payable during 2006. In September 2006, we terminated our consulting agreement with Mr. Langberg. Mr. Langberg continues to provide consulting services directly to our board of directors under the terms of the terminated agreement and our board is negotiating a settlement agreement with him.

On August 25, 2006, we entered into a termination agreement with Christopher d’Arnaud-Taylor, our former Chairman, President and Chief Executive Officer, under which his employment by us and his position as an officer of our company was terminated effective as of August 22, 2006 (the “Termination Date”). The agreement provides that Mr. d’Arnaud-Taylor will continue to serve as a member of our board of directors for the remainder of his current term.

Under the termination agreement, we will continue to pay Mr. d’Arnaud-Taylor his salary and maintain his employment benefits as in effect immediately prior to the Termination Date through September 30, 2006 and we will pay Mr. d’Arnaud-Taylor $100,000 in severance on the three-month anniversary of the Termination Date. The agreement provides that, subject to Mr. d'Arnaud-Taylor's compliance with the terms of the agreement, the exercise periods of the options to purchase 250,000 shares of common stock at an exercise price of $5.56 per share and 450,000 shares of common stock at an exercise price of $8.32 per share that were granted to Mr. d’Arnaud-Taylor on February 28, 2006 and June 12, 2006, respectively, are extended until the third anniversary of the Termination Date with respect to one half of each option. The options are otherwise terminated. The agreement also provides that we will reimburse Mr. d’Arnaud-Taylor for any reasonable and appropriately documented business expenses he may have incurred prior to the Termination Date in the performance of his duties as an employee and that Mr. d’Arnaud-Taylor will be entitled to continue his coverage under our group medical and dental plans to the extent provided in and subject to the terms and conditions of our standard policy.

Under the termination agreement, Mr. d’Arnaud-Taylor agreed to provide such advisory and consulting services as we may reasonably request during the three months after the Termination Date to permit the order transfer of his duties to other personnel and not to solicit our employees duing the period ending on the first anniversary of the Termination Date. The agreement also provides for mutual releases from all claims arising prior to the date of the agreement, other than claims based on the released party’s willful acts, gross negligence or dishonesty and, with respect to Mr. d’Arnaud-Taylor’s release of us, claims vested before the date of the agreement for benefits under our employee benefit plans and claims for indemnification for acts as an officer of our company.

On August 25, 2006, we also entered into a consulting agreement with Mr. d’Arnaud-Taylor under which Mr. d’Arnaud-Taylor agreed to provide such consulting and advisory services as we may reasonably request from time to time. During the term of the agreement, we will pay Mr. d’Arnaud-Taylor $15,000 per month (payable monthly in arrears) and reimburse him for any reasonable and appropriately documented business expenses he may incur in the performance of his duties under the agreement. The agreement provides that Mr. d’Arnaud-Taylor is not required to dedicate more than eight days in any calendar month to the performance of services under the agreement and that if he does provide services for more than eight days in any calendar month, we will pay him an additional $2,000 for each additional day or part thereof.

The consulting agreement has a term of one year, subject to earlier termination by us if Mr. d’Arnaud-Taylor fails to perform his duties under the agreement. Upon the termination of the agreement, we will have no obligation to Mr. d’Arnaud-Taylor other than payment obligations accrued prior to the termination date, which will be paid within 15 days of the termination date. The agreement includes covenants by Mr. d’Arnaud-Taylor regarding confidentiality, competition and solicitation of our customers, suppliers and employees.

Office Space

In October 2004, Old Xethanol began sharing office space in New York City with other affiliated companies under a sublease with Xethanol Management Services, LLC (“XMS”) is a single member limited liability company controlled by Jeffrey S. Langberg. Under this arrangement, we are currently paying approximately $10,400 per month, plus reimbursements of other costs, in sublease payments on a month to month basis. For the nine months ended September 30, 2006, total payments under the sublease were $98,405. For the year ended December 31, 2005, total payments under the sublease were $99,806. No payments were required in 2004. During 2004, Old Xethanol paid a security deposit of $16,336 and made a one-time payment to XMS of approximately $44,000 for furniture, telephone and computer equipment and related software.

SELLING STOCKHOLDERS

The following table sets forth:

•	the name of the selling stockholders;

•	the number of shares of common stock beneficially owned by the selling stockholders as of November 28, 2006;

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus; and

•
the number and percentage of shares of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as otherwise noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us. Unless otherwise noted below, none of the selling stockholders is a broker-dealer registered with the National Association of Securities Dealers, Inc. nor, to the best of our knowledge, is any of the selling stockholders an affiliate of such a broker-dealer.

Beneficial ownership is determined under the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after November 28, 2006. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

	Beneficial Ownership Prior to this		Shares Registered in this	Beneficial Shares after this offering (2)
Name	Offering (1)		Offering	Number of Shares	Percent (3)
Alan M. Berman	28,891		28,891	—	*
Andrew Russell	7,000		7,000	—	*
Barry H. Garfinkel	86,668		86,668	—	*
Bernard Korman	14,447		14,447	—	*
Blasucci Corp. - P-S Plan and Trust (4)	14,447		14,447	—	*
Boaz Rahav	23000		23000	—	*
Cantybay Enterprises Limited (5)	14,447		14,447	—	*
Capital Financial Advisors, LLC (6) **	32,500		32,500	—	*
Carrier Family Trust (7)	28,892		28,892	—	*
Christina J. Hieber	14,447		14,447	—	*
Civic Capital Fund I, LLC (8)	43,335		43,335	—	*
Crestview Capital Master, LLC (9) **	1,155,556		1,155,556	—	*
Daniel Nicholas	5000		5000	—	*
David T.R. Tsiang	12000		12000	—	*
Don Kinder	22,247		22,247	—	*
Donald Valente	5,000		5,000	—	*
Douglas M. Kerr and Joan Walter	14,447		14,447	—	*
Edmund T. Karam and Barbara Karam	14,447		14,447	—	*
Elaine P. Dine IRA (10)	14,447		14,447	—	*
Enable Growth Partners LP (11) **	421,779		421,779	—	*
Enable Opportunity Partners, LP (11) **	69,335		69,335	—	*
Eric David Frankel	28,891		28,891	—	*
GBAF Capital, LLC (12)	28,891		28,891	—	*
Gem Holdings, LLC (13)	14,447		14,447	—	*
George A. Davis **	14,447		14,447	—	*
Georgeanne S. Eaton	14,447		14,447	—	*
Eugenia T. Bokios	5,000		5,000	—	*
Growth Ventures, Inc. Pension Plan and Trust (14)	28,891		28,891	—	*
Guarantee & Trust Co. ttee fbo Harris Toibb IRA/RO (15)	86,970		86,970	—	*
H. Joseph Leitch	28,891		28,891	—	*
Hamagen Insurance Company Ltd. (16)	112,668		112,668	—	*
Harry and Theresa Haushalter	33,891	(17)	28,891	5,000	*
Harvey B. Jacobson Jr	14,447		14,447	—	*
HLTGT, LLC (15)	28,891		28,891	—	*
Howard Smuckler	22,247		22,247	—	*
HTI Ventures, LLC (18)	28,891		28,891	—	*
Jablow Family Trust 1991	15,447	(19)	14,447	1,000	*
Jack Fishman	57,779		57,779	—	*
Jack L. Willis	14,447		14,447	—	*
Jacob Harris	317,779	(20)	57,779	—	*
Jean F. Hieber	29,891	(21)	28,891	1,000	*
Jeffrey Ma	57,779		57,779	—	*
Jennifer M. Hieber **	14,447		14,447	—	*
Jeremy Harding	28,891		28,891	—	*
John Charles Layfield	57,781	(22)	28,891	—	*
John VanSickle	14,447		14,447	—	*
Josephine F. Waine 1992 Trust (23)	14,447		14,447	—	*
JSH Partners (24)	260,000		260,000	—	*
Leslie McCall	22,000		22,000	—	*
Libertyview Funds, LP (25)	57,779		57,779	—	*
Libertyview Special Opportunities Fund, LP (25)	57,779		57,779	—	*
Lorraine DiPaolo **	110,668	(26)	109,668	1,000	*
Lucas M. A. Wurfbain	14,447		14,447	—	*

Magnetar Capital Master Fund, Ltd (27)	1,155,556		1,155,556	—	*
Malcolm J. Davis	14,447		14,447	—	*
Marie Carlino IRA (28)	14,447		14,447	—	*
Mary A. Susnjara IRA (29)	14,447		14,447	—	*
Maurice Marciano Trust (2005 Restatement) (30)	144,447		144,447	—	*
Maxwell J. Rhee	14,447		14,447	—	*
Meredith Whitney	57,781	(31)	28,891	—	*
Michael Bunyaner	57,779		57,779	—	*
Michael Toibb	72,225		72,225	—	*
Migdal Insurance Company Ltd. Subaccount: Migdal Elementar (16)	93,890		93,890	—	*
Migdal Insurance Company Ltd. Subaccount: Migdal OLI (16)	93,890		93,890	—	*

	Beneficial Ownership Prior to this		Shares Registered in this	Beneficial Shares after this offering (2)
Name	Offering (1)		Offering	Number of Shares	Percent (3)
Migdal Management of Provident Funds Ltd. (16)	5,499		5,499	—	*
Mitchell Kessler	43,335		43,335	—	*
Myron S. Gorel	17,447	(32)	14,447	3,000	*
New Makefet Pension and Benefit Funds Management LTD (16)	116,558		116,558	—	*
Nite Capital, LP (33)	288,891		288,891	—	*
Northeast Securities, Inc. (34)	50,000		50,000	—	*
Oliver T.W. Hawkins	14,447		14,447	—	*
O'Malley Family LLC (35)	14,447		14,447	—	*
Opallo Investment Ltd. (36)	433,335		433,335	—	*
Orrie Lee Tawes **	194,748		194,748	—	*
Paul S. Davis	14,447		14,447	—	*
Peter S. Rawlings **	57,779		57,779	—	*
Pierce Diversified Strategy Master Fund LLC (11)	86,668		86,668	—	*
RHP Master Fund, Ltd. (37)	144,447		144,447	—	*
Richard A. Lippe	50,335	(38)	43,335	7,000	*
Richard L. Zorn **	80,779		80,779	—	*
Richard R. Davis **	14,447		14,447	—	*
Robert A. Bonelli **	90,000	(39)	40,000	—	*
Robert and Nancy Maerz	14,447		14,447	—	*
Robert Horman Craft III	14,447		14,447	—	*
Robert Hayes **	55,000	(40)	5,000	—	*
Robert J. Casale	35,891	(41)	28,891	7,000	*
Robert Paca	21000		21000	—	*
Roger Lyman Goettsche, MD IRA (42)	14,447		14,447	—	*
Ronald B. Sunderland IRA	34,891	(43)	28,891	6,000	*
Ronald E. Gilefsky	7,224		7,224	—	*
Ronald L. Fein Revocable Trust of 2004 (44)	28,892		28,892	—	*
Sanford B. Prater	28,891		28,891	—	*
Scott M. and Cheryl L. Hergott Living Trust 2003 (45)	57,779		57,779	—	*
Sensus, LLC (46)	57,779		57,779	—	*
Southridge Drive Associates (47)	14,447		14,447	—	*
Spencer Romoff	14,447		14,447	—	*
Stephan H. Kim **	26,447		26,447	—	*
Stephen J. Perrone **	90,000	(48)	40,000	—	*
Steven Eisenberg **	28,891		28,891	—	*
Sunrise Equity Partners, LP (49) **	288,891		288,891	—	*
Taktikan, Ltd. (50)	43,335		43,335	—	*
The Churchill Fund LP (51)	28,891		28,891	—	*
The Churchill Fund QP,LP (51)	28,891		28,891	—	*
Toibb Investment, LLC (15)	793,681		793,681	—	*
Trust D (25)	57,779		57,779	—	*
William Alexander	28,891		28,891	—	*

	Beneficial Ownership Prior to		Shares Registered in	Beneficial Shares after this offering (2)
Name	this Offering (1)		this Offering	Number of Shares	Percent (3)
William D. Hyler	28,891		28,891	—	*
William F. Callanan	57,779		57,779	—	*
William Lippe and Micki Lippe	28,891		28,891	—	*
William P. Behrens **	113,891	(52)	63,891	—	*
William T. Behrens	5,000		5,000	—	*
Yau Doon Chiang	165,860		165,860	—	*
Selling Stockholders as a Group	9,345,216	†	9,314,216	31,000	*

*	Represents less than 1% of outstanding shares.

**
The selling stockholder has advised us that it is affiliated with registered broker-dealer and has represented to us that the selling security holder purchased the securities to be resold in the ordinary course of business and at the time the securities were acquired the selling stockholder did not have any agreements, plans, understandings, directly or indirectly, with any person, to distribute the securities.

†
The number of shares beneficially owned prior to the offering by all of the selling stockholders as a group is not equal to the summation of the of the number of shares of common stock beneficially owned prior to the offering by each selling stockholder. This discrepancy is attributable to the fact that 517,780 shares beneficially owned prior to the offering by selling stockholders are beneficially owned by more than one selling stockholder. Please refer to the footnotes below for specific information regarding the shares beneficially owned by more than one selling stockholder.

(1)	Beneficial ownership information for the selling stockholders is provided as of November 28, 2006, based upon information provided by the selling stockholders or otherwise known to us.

(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3)
Based on 27,300,648 shares of common stock outstanding on November 28, 2006. The shares issuable under stock options and warrants and other derivative securities to acquire our common stock that are currently exercisable or convertible within 60 days after June 13, 2006, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(4)	The natural person having voting and dispositive power over these shares is Richard P. Blasucci.

(5)	The natural person having voting and dispositive power over these shares is Thomas Spear Torrance.

(6)	The natural person having voting and dispositive power over these shares is George Johnson.

(7)	The natural person having voting and dispositive power over these shares is Gail Carrier.

(8)	The natural person having voting and dispositive power over these shares is John De Santis.

(9)	The natural persons having voting and dispositive power over these shares are Robert Hoyt, Stewart R. Flink and Daniel I Warsh.

(10)	The natural person having voting and dispositive power over the shares is Elaine P. Dine.

(11)
As the general partner of both Enable Growth Partners LP and Enable Opportunity Partners LP and the managing member of Pierce Diversified Strategy Master Fund LLC, Enable Capital Management, LLC has voting and dispositive power over the shares owned by each of the entities. The natural person having voting and dispositive power over these shares is Mitch Levine.

(12)	The natural person having voting and dispositive power over these shares is Gil Boosidan.

(13)	The natural person having voting and dispositive power over these shares is Marc Stern.

(14)	The natural person having voting and dispositive power over these shares is Gary James McAdams.

(15)
28,891 shares included in this prospectus are owned by HLTGT, LLC, of which Harris Toibb as the trustee has sole voting and disposition power; 793,681 shares of common stock included in this prospectus owned by Toibb Investment, LLC, of which Mr. Toibb as the manager has sole voting and dispositive power; and 86,970 shares included in this prospectus are owned by Guarantee & Trust Co ttee fbo Harris Toibb IRA , of which Mr. Toibb is the sole beneficial owner.

(16)
Migdal Insurance Company, Ltd. is the parent corporation of each of Hamagen Insurance Company, Ltd; Migdal Management of Provident Funds Ltd.; and New Makefet Pension and Benefit Funds Management LTD and the trustee of the Migdal Insurance Company Ltd. Subaccount: Migdal Elementar; Migdal Insurance Company Ltd. Subaccount: Migdal OLI; and Migdal Insurance Company Ltd. Subaccount: Migdal PPP. The natural person having voting and dispositive power over the shares beneficially owned by Hamagen Insurance Company, Ltd; Migdal Insurance Company Ltd. Subaccount: Migdal Elementar; Migdal Insurance Company Ltd. Subaccount: Migdal OLI; and Migdal Insurance Company Ltd. Subaccount: Migdal PPP is Omer Kreisch . The natural person having voting and dispositive power over the shares beneficially owned by Migdal Management of Provident Funds Ltd.; and New Makefet Pension and Benefit Funds Management LTD is David Schifter.

(17)	Includes 5,000 shares of common stock owned by Harry and Theresa Haushalter that are not included in this prospectus.

(18)	The natural person having voting and dispositive power over these shares is Adi Raviv.

(19)
Includes 500 shares of common stock owned by Walter Jablow, a beneficiary of the Jablow Family Trust 1991, and 500 shares of common stock held by the Bette Lee Jablow IRA. Bette Lee Jablow is a trustee of the Jablow Family Trust 1991. Bette Lee Jablow and Jay G. Jablow, as the trustees of the trust, have voting and dispositive power over these shares.

(20)
Includes 260,000 shares of common stock included in this prospectus that are owned by JSH Partners. Mr. Harris, as the manager of JSH Partners, has sole voting and dispositive power over the shares owned by JSH Partners. Mr. Harris disclaims beneficial ownership of the shares owned by JSH Partners.

(21)
Includes 1,000 shares of common stock owned by Shoemberg Hieber. Jean F Heiber is the controlling partner of Shoemberg Hieber and has sole voting and dispositive power over the shares owned by Shoemberg Hieber.

(22)	Includes 28,891 shares of common stock included in this prospectus that are owned by Mr. Layfield’s wife, Meredith Whitney.

(23)	The natural person having voting and dispositive power over these shares is Paul B. Waine.

(24)	Jacob Harris, as the manager of JSH Partners, has sole voting and dispositive power over the shares owned by JSH Partners.

(25)	Richard Meckler is the manager of each of Libertyview Funds, LP, Libertyview Special Opportunities Fund, LP and Trust D and has voting and dispositive power over the shares owned by each of them.

(26)
Includes 1,000 shares of common stock owned by the DiPaolo Foundation. Lorraine DiPaolo is the manager of the DiPaolo Foundation and has sole voting and dispositive power over the shares owned by the DiPaolo Foundation.

(27)
Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Magnetar Capital Partners LLC, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

(28)	The natural person having voting and dispositive power over these shares is Mary Carlino.

(29)	The natural person having voting and dispositive power over these shares is Mary A. Susnjara.

(30)	The natural person having voting and dispositive power over these shares is Maurice Marciano.

(31)	Includes 28,891 shares of common stock included in this prospectus that are owned by Ms. Whitney’s husband, John Charles Layfield.

(32)
Includes 3,000 shares of common stock owned by Coventry Manufacturing. Mr. Gorel is the President of Coventry Manufacturing and has sole voting and dispositive power over the shares owned by Coventry Manufacturing.

(33)	The natural person having voting and dispositive power over these shares is Keith Goodman.

(34)
Represents shares of common stock issuable upon exercise of warrants that we issued as compensation pursuant to a placement agency agreement between us and Northeast Securities. Northeast Securities is a registered broker-dealer and served as the placement agent in our April 2006 private placement. See “Description of the Agreements with the Selling Stockholders”. Accordingly, these shares are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules.

(35)	The natural person having voting and dispositive power over these shares is Anne B. O’Malley.

(36)	The natural person having voting and dispositive power over these shares is Joelle Mamane .

(37)
The selling stockholder is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by the selling stockholder. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner, LLC. The aforementioned entities and individuals disclaim beneficial ownership of the interests owned by the selling stockholder.

(38)	Includes 7,000 shares of common stock owned by Mr. Lippe’s wife.

(39)
Includes 40,000 shares of common stock issuable upon exercise of warrants issued to the selling stockholder as the designee of Northeast Securities and 50,000 shares of common stock included in this prospectus beneficially owned by Northeast Securities, a registered broker-dealer that served as the placement agent in our April 2006 private placement. See “Description of the Agreements with the Selling Stockholders”. The selling stockholder is the President of Northeast Securities.

(40)
Includes 5,000 shares of common stock issuable upon exercise of warrants issued to the selling stockholder as the designee of Northeast Securities and 50,000 shares of common stock included in this prospectus owned by Northeast Securities, a registered broker-dealer that served as the placement agent in our April 2006 private placement. See “Description of the Agreements with the Selling Stockholders”. The selling stockholder is the Chief Financial Officer of Northeast Securities.

(41)	Includes 7,000 shares of common stock owned by Robert J. Casale that are not included in this prospectus.

(42)	The natural person having voting and dispositive power over these shares is Roger Lyman Goettsche, MD.

(43)	The natural person having voting and dispositive power over these shares is Ronald B. Sutherland.

(44)	The natural person having voting and dispositive power over these shares is Ronald L. Fine.

(45)	The natural person having voting and dispositive power over these shares is Scott M. Hergott.

(46)	The natural person having voting and dispositive power over these shares is James V. Pizzo.

(47)	The natural person having voting and dispositive power over these shares is Richard Swartz.

(48)
Includes 40,000 shares of common stock issuable upon exercise of warrants issued to the selling stockholder as the designee of Northeast Securities and 50,000 shares of common stock included in this prospectus owned by Northeast Securities, a registered broker-dealer that served as the placement agent in our April 2006 private placement. See “Description of the Agreements with the Selling Stockholders”. The selling stockholder is the Chief Executive Officer of Northeast Securities.

(49)
The General Partner of Sunrise Equity Partners , L.P. is Level Counter, LLC. Mr. Nathan Law, Ms. Marilyn Adler and Mr. Amnon Mandelbaum compromise the investment committee for Level Counter and no single member has sole voting and investment power over the shares held by Level Counter.

(50)	The natural persons having voting and dispositive power over these shares are Itzhak Erez and Ruth Erez.

(51)
28,891 shares of common stock included in this prospectus are owned by The Churchill Fund, LP and 28,891 shares of common stock included in this prospectus are owned by The Churchill Fund QP, LP. Cecilia Brancato is the Managing Partner of both funds and has sole voting and disposition power of the shares owned by them.

(52)
Includes 35,500 shares of common stock issuable upon exercise of warrants issued to the selling stockholder as the designee of Northeast Securities and 50,000 shares of common stock included in this prospectus owned by Northeast Securities, a registered broker-dealer that served as the placement agent in our April 2006 private placement. See “Description of the Agreements with the Selling Stockholders”. The selling stockholder is the Vice-Chairman of Northeast Securities.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be effected at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our receipt of written notification by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our receipt of written notification by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder that is affiliated with a broker-dealer has represented and warranted to us that he or she acquired the securities subject to this prospectus in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The shares of common stock underlying the warrants issued to the selling stockholder who, as indicated in the selling stockholder table above, received such warrants as part of its compensation under a placement agency agreement are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules. Accordingly, that selling stockholder shall not directly or indirectly offer, sell, agree to offer or sell, transfer, assign, pledge, hypothecate or subject to hedging, short sale, derivative, put or call transaction such shares for a period of 180 days after the effective date of the Registration Statement.

We have advised each selling stockholder that he or she may not use shares registered on the Registration Statement to cover short sales of common stock made prior to the date on which the Registration Statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this prospectus.

We have agreed to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have also agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of November 28, 2006, there were issued and outstanding:

•	27,300,648 shares of common stock;

•	2,124,321 shares of common stock reserved for issuance pursuant to outstanding Series A Warrants at a purchase price of $4.50 per share;

•	758,735 shares of common stock reserved for issuance pursuant to outstanding Series B Warrants at a purchase price of $6.85 per share;

•	2,159,720 shares of common stock reserved for issuance pursuant to other outstanding warrants at a weighted average exercise price of $5.32 per share;

•	3,105,301 shares of common stock reserved for issuance pursuant to purchase by Fusion Capital;

•	2,155,000 shares of common stock reserved for issuance pursuant to currently outstanding stock options under our 2005 Incentive Compensation Plan;

•	1,527,930 shares of common stock reserved for issuance pursuant to additional stock options that may be granted under our 2005 Incentive Compensation Plan; and.

•	no shares of preferred stock.

The following is a summary of the material terms of our authorized capital stock.

Common Stock

The holders of shares of our common stock are entitled to dividends as and when declared by our board of directors from funds legally available and upon our liquidation, dissolution or winding-up are entitled to share ratably in all assets remaining after payment of liabilities. We have not paid any dividends nor do we anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. The holders are entitled to one vote for each share of common stock held of record by them, and do not have the right to cumulate their votes for election of directors. The holders of shares of our common stock do not have preemptive rights.

Preferred Stock

Our preferred stock is issuable in series, and in connection with the issuance of any series of preferred stock and to the extent now or hereafter permitted by law, our board of directors is authorized to fix by resolution the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of law, the voting rights, the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of our stock and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

Series A Warrants and Series B Warrants

The Series A Warrants may be exercised to purchase shares of common stock at an initial exercise price of $4.50 per share and may be exercised at any time until April 12, 2009. The Series B Warrants may be exercised to purchase shares of common stock at an initial exercise price of $6.85 per share and may be exercised at any time until April 12, 2009. The Warrants are identical in all respects, except as to the per share exercise price. The exercise price of the Warrants is subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. We have agreed to reserve at all times a number of shares of our common stock sufficient to cover the maximum number of shares issuable upon exercise of the Warrants.

Holders are entitled to exercise their Warrants on a “cashless” basis after the first anniversary of issuance if the Registration Statement is not in effect at the time of exercise. If the holder elects the cashless exercise option, it will receive a lesser number of shares and we will not receive any cash proceeds from that exercise. The lesser number of shares which the holder will receive is determined by a formula that takes into account the closing bid price of our common stock on the trading day immediately before the Warrant exercise. That closing price is multiplied by the full number of shares for which the Warrant is then being exercised. That result is reduced by the total exercise price the holder would have paid for those shares if it had not elected a cashless exercise. The number of shares actually issued under the cashless exercise option is equal to the balance amount divided by the closing price referred to above.

The Warrants provide that the holders may not exercise their Warrants to the extent that such exercise would result in the holder and its affiliates beneficially owning more than 9.99% of our common stock then outstanding (after taking into account the shares of our common stock issuable upon such exercise). If the holder subsequently disposes of some of its shares of our common stock, the holder may then exercise its Warrants (subject to the same limitation).

Registration Rights

In addition to the selling stockholders named in this prospectus, the following other holders of our common stock and of securities convertible into or exercisable for shares of our common stock are entitled to require us to us register the resale of those shares with the SEC under the Securities Act:

•
Fusion Capital Fund II, LLC. All of the shares of common stock that we sell to Fusion Capital under the common stock purchase agreement dated as of October 18, 2005 are covered by a registration statement on Form SB-2 (File No. 333-129191) that we filed with the SEC on October 21, 2005 and which became effective on December 28, 2005. As of November 8, 2006, Fusion Capital has purchased 1,894,699 shares of our common stock for net cash proceeds of $9,611,681 under the common stock purchase agreement. See “Description of Business - Historical Overview - Fusion Capital Common Stock Purchase Agreement” above.

•
Crestview Capital Master, LLC and TOIBB Investment, LLC . In connection with our investment agreement dated as of April 14, 2006 with H2Deisel and two institutional investors, we entered in to a registration rights agreement dated as of April 14, 2006 with the Crestview Capital Master, LLC and TOIBB Investment, LLC (the investors) under which they have the right to require us to register the resale of a total of 500,000 shares of our common stock. Under the registration rights agreement, subject to the terms and conditions thereof, the investors are entitled to require us to file up to two registration statements and to unlimited piggy back registration rights.

•
Coastal Energy Development, Inc. In connection with the formation of CoastalXethanol, LLC we issued to Coastal Energy a warrant to purchase 200,000 shares of our common stock at a purchase price of $6.85 per share. The warrant is first exercisable on May 30, 2007 (or upon an earlier change of control of our company) and remains exercisable until May 30, 2010. We have granted Coastal Energy unlimited piggy-back registration rights with respect to the shares underlying the warrant.

•
Global Energy and Management LLC. In connection with the formation of NewEnglandXethanol, LLC we issued to Coastal Energy a warrant to purchase 200,000 shares of our common stock at a purchase price of $6.85 per share. The warrant is first exercisable on June 23, 2007 (or upon an earlier change of control of our company) and remains exercisable until June 23, 2010. We have granted Global Energy unlimited piggy-back registration rights with respect to the shares underlying the warrant.

•
Carolina Fiberboard Corporation, LLC. In November 2006, we acquired the assets of Carolina Fiberboard Corporation, LLC, a former medium density fiberboard plant located in Spring Hope, North Carolina, for $4,000,000 in cash, 1,197,000 shares of our common stock and warrants to purchase an additional 300,000 shares of our common stock at an exercise price of $4.00 per share. We agreed to file a registration statement registering the resale of the shares of common stock issued at closing and the shares of common stock issuable upon exercise of the warrants no later than twenty days after effective date of the Registration Statement (of which this prospectus forms a part) and to use commercially reasonable efforts to have the former registration statement declared effective as soon as reasonably practicable. The Registration Statement became effective on November __, 2006. The seller has agreed that it will not sell 698,500 of the shares issued at the closing before the first anniversary of the closing, notwithstanding the effectiveness of the resale registration statement covering the shares. The warrants may first be exercised for up to 100,000 shares when the resale registration statement covering the shares issuable upon the exercise thereof becomes effective and for the remaining 200,000 shares one year after issuance and thereafter are exercisable until the third anniversary of issuance.

We have no obligation under these agreements to pay liquidated damages for any failure to register these shares. If we fail to register any of these shares and our failure is found by a court of competent jurisdiction to constitute a breach of the applicable agreement, to the extent that the other parties to the agreement are able to prove that they have suffered damages as a result of our breach we may be liable for monetary damages in accordance with the general principles of contract law. One measure of the damages suffered as a result of any breach by us may be the difference between (x) the highest price at which a holder of registrable securities would have been able to sell shares of common stock under the registration statement had it been timely filed and declared effective and (y) the price at which the holder is able to sells those shares under the registration statement once it has become effective.

Certain Provisions of our Certificate of Incorporation and Bylaws

Certain provisions of our certificate of incorporation and bylaws may delay, defer or prevent a change in control of our company. As noted above, our certificate of incorporation authorizes us to issue up to 1,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Additionally, our bylaws limit who may call a special meeting of stockholders and establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings.

Market Information

Our common stock is currently quoted on the AMEX under the trading symbol XNL. The last sale price reported on the AMEX for our common stock on November 27, 2006 was $2.86.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038. We serve as transfer agent for our warrants.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Limitations of Liability and Indemnification

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL PROCEEDINGS

On July 29, 2005, William C. Roll, as trustee for the Hope C. Roll Trust, and Hope C. Roll, as trustee for the William C. Roll Trust, commenced an action against our company in the Circuit Court of the Ninth Judicial Circuit, in and for Orange County, Florida, Case No. 2005-CA-6351. The complaint alleges that the plaintiffs, as beneficial owners of shares of the common stock of Old Xethanol, are entitled to receive 300,000 shares of our common stock pursuant to the merger agreement dated as of February 2, 2006 between Old Xethanol, Zen and Zen Acquisition. The complaint seeks a declaratory judgment to that effect and the transfer to the plaintiffs of these 300,000 shares of common stock, or, in the alternative, damages for breach of contract, conversion, and breach of fiduciary duty. We filed a notice of removal on August 29, 2005, and the case is now being heard in the United States District Court for the Middle District of Florida, Orlando Division (Case No. 6:05-CV-1263-ORL-28-JGG). On September 8, 2005, we filed our answer and affirmative defenses to Plaintiffs' complaint, asserting that the Rolls do not have any ownership interests in shares of our common stock. The discovery phase of the case ended on October 5, 2006. Court ordered mediation occurred on October 30, 2006 in Orlando and settlement discussions have commenced. The case is on the trial calendar for trial during a trial term commencing April 2, 2007.

On October 23, 2006, a purported class action complaint (Milton Ariail vs. Xethanol Corporation, Lawrence S. Bellone, Christopher d’Arnaud-Taylor and Jeffery S. Langberg, Civil Action No. 06-10234) was filed in the United States District Court for the Southern District of New York. The complaint alleges, among other things, that we and the individual defendants made materially false and misleading statements regarding our operations, management and internal controls in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder. The individual defendants, Lawrence S. Bellone, Christopher d’Arnaud-Taylor and Jeffery S. Langberg, are respectively our Chief Financial Officer and a member of our board of directors; a member of our board of directors and our former Chairman, President and Chief Executive Officer; and a former member of our board of directors. The plaintiff seeks, among other things, unspecified compensatory damages and reasonable costs and expenses, including counsel fees and expert fees, on behalf of a purported class of purchasers of our common stock during the period between January 31, 2006 and April 8, 2006. We believe that this complaint is without merit and we intend to defend the litigation vigorously.

On October 31, 2006, two additional purported class action complaints (Joseph Spoto vs. Xethanol Corporation, Lawrence S. Bellone, Christopher d’Arnaud-Taylor and Jeffery S. Langberg, Civil Action No. 06-11476, and Robert Hamilton vs. Xethanol Corporation, Lawrence S. Bellone and Christopher d’Arnaud-Taylor , Civil Action No. 06-11477 ) were filed in the United States District Court for the Southern District of New York. On November 1, 2006, an additional purported class action complaint (Cheryl Difruscio vs. Christopher d’Arnaud-Taylor, Lawrence S. Bellone, Jeffery S. Langberg and Xethanol Corporation, Civil Action No. 06-11516) was filed in the United States District Court for the Southern District of New York. On November 13, 2006, an additional purported class action complaint (Chad Jones vs. Xethanol Corporation, Lawrence S. Bellone, Christopher d’Arnaud-Taylor and Jeffery S. Langberg, Civil Action No. 06-13128) was filed in the United States District Court for the Southern District of New York.Each of these four complaints makes substantially the same allegations as the complaint filed on October 23, 2006 and each of these four plaintiffs seeks substantial the same damages as those sought by the plaintiff in the complaint filed October 23, 2006 on behalf of the same purported class. We believe that these four complaints are without merit and we intend to defend the litigation vigorously.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by our legal counsel, Boylan, Brown, Code, Vigdor & Wilson, LLP, Rochester, New York.

EXPERTS

Our financial statements covering our consolidated balance sheets as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, included in this prospectus and in the registration statement, have been audited by Imowitz Koenig & Co., LLP, independent registered public accounting firm, as stated in its report, appearing in this prospectus and in the registration statement and have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the years ended December 31, 2005 and 2004.

On February 2, 2005, our board of directors dismissed Cordovano and Honeck, P.C. as our independent auditor and approved the engagement of Imowitz Koenig & Co., LLP as our new independent registered public accounting firm. In connection with the audits of our financial statements for each of the two fiscal years ended June 30, 2004 and 2003, and through February 2, 2005, there were no disagreements with Cordovano and Honeck, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Cordovano and Honeck, P.C., would have caused Cordovano and Honeck, P.C. to make reference to the matter in its reports.

Because Old Xethanol was deemed to be the accounting acquirer in the reverse merger, we have adopted the fiscal year end of December 31 of Old Xethanol, instead of our previous fiscal year end of June 30.

We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period.

DESCRIPTION OF PROPERTY

We maintain our principal executive and administrative offices in New York, New York, where we sublease office space under a month-to-month sub-lease for a monthly rental rate of $10,400 from a company of which one of our former directors and a current consultant to our board of directors is the managing member. See “Certain Relationships and Related Transactions—Office Space” for a more detailed discussion of this arrangement.

We own our Permeate Refining facility located in Hopkinton, Iowa (near Cedar Rapids, Iowa) which consists of a 25,000 square foot ethanol plant, our Xethanol BioFuels facility located in Blairstown, Iowa which consists of a 24,728 square foot ethanol plant on 25.5 acres of land, our Augusta BioFuels facility located in Augusta, Georgia which consists of multiple facilities on 40.8 acres, and our Spring Hope facility located in Spring Hope, North Carolina which consists of 200,000 square feet of factory building on 212 acres. Our Permeate and Blairstown facilities also include warehouse and distribution facilities, and available space for potential expansion.

We believe that our facilities are in good working order and are sufficient to meet our current requirements.

FINANCIAL STATEMENTS

XETHANOL CORPORATION

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of directors and Stockholders of
Xethanol Corporation

We have audited the accompanying consolidated balance sheets of Xethanol Corporation (the “Company”) as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xethanol Corporation as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/Imowitz Koenig & Co., LLP
New York, New York
March 24, 2006

XETHANOL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$802,664	$113,472
Receivables	565,041	55,380
Inventory:
Finished goods	55,343	—
Raw materials	68,169	27,453
Work in process	72,620	10,860
Other assets	172,168	93,455
Total current assets	1,736,005	300,620
Property and equipment, net	6,682,433	6,028,712
Goodwill	—	205,000
License agreements, net	—	834,819
Investments	182,000	100,000
Other assets	504,955	55,429
TOTAL ASSETS	$9,105,393	$7,524,580

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$694,473	$329,620
Accounts payable - related parties	56,080	388,736
Accrued expenses	370,776	222,850
Mortgage payable	1,125,000	—
Total current liabilities	2,246,329	941,206
Mortgages payable	—	4,125,000
Senior secured notes payable	6,600,000	—
Capitalized lease obligation	30,388	—
Total long-term liabilities	6,630,388	4,125,000
Commitment

Stockholders' equity:
Preferred stock, $0.01 par value, 1,000,000
shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 50,000,000 shares
authorized; 15,011,219 and 11,546,705 shares issued and
outstanding in 2005 and 2004, respectively	15,011	11,547
Additional paid-in-capital	15,586,032	6,442,119
Accumulated deficit	(15,372,367)	(3,995,292)
Total stockholders' equity	228,676	2,458,374
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,105,393	$7,524,580

See Notes to Consolidated Financial Statements

XETHANOL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31, 2005	December 31, 2004
Sales	$4,342,927	$465,048

Cost of sales, incl. depreciation of $263,651 and $157,558 for 2005 and 2004	4,891,230	507,181
Gross loss	(548,303)	(42,133)

Operating expenses, incl. depreciation and amortization of $275,280 and $16,483 for 2005 and 2004	6,558,308	2,357,190
Write-off of net intangible assets and goodwill	3,635,416	—
Loss from operations before other income (expense)	(10,742,027)	(2,399,323)

Other income (expense):
Interest income	68,755	3,360
Organization expense	(300,000)	—
Interest expense	(659,030)	(208,340)
Other income	255,227	33,385
Total other income (expense)	(635,048)	(171,595)

Net loss	$(11,377,075)	$(2,570,918)

Basic and diluted net loss per share	$(0.83)	$(0.25)

Weighted average number of shares outstanding	13,683,616	10,194,834

See Notes to Consolidated Financial Statements

XETHANOL CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

	Common Stock		Additional Paid-in-	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2003	9,551,606	$9,552	$2,205,314	$(1,424,374)	$790,492
Shares issued for cash	1,466,065	1,466	3,052,309	—	3,053,775
Shares issued for services	96,647	97	90,640	—	90,737
Shares issued to UTEK Corporation for acquisitions	369,230	369	849,631	—	850,000
Shares issued to UTEK Corporation for services	63,157	63	119,937	—	120,000
Warrants issued for services	—	—	124,288	—	124,288
Net loss	—	—	—	(2,570,918)	(2,570,918)
Balance at December 31, 2004	11,546,705	11,547	6,442,119	(3,995,292)	2,458,374
Adjustment to outstanding shares as a result of recapitalization transaction	(1,854,924)	(1,854)	1,854	—	—
Shares issued to shareholders of company acquired in recapitalization transaction	1,874,303	1,874	(1,874)	—	—
Shares issued for cash	1,190,116	1,190	3,571,627	—	3,572,817
Shares issued for services in connection with sales of shares and recapitalization transaction	665,833	665	(665)	—	—
Shares issued for services	150,000	150	550,450	—	550,600
Shares issued to UTEK Corporation for acquisitions	788,560	789	3,196,711	—	3,197,500
Shares issued to UTEK Corporation for services	30,000	30	119,970	—	120,000
Warrants issued for services	—	—	167,425	—	167,425
Shares granted under 2005 Incentive Compensation Plan	317,070	317	1,030,161	—	1,030,478
Options granted under 2005 Incentive Compensation Plan	—	—	508,557	—	508,557
Shares issued to Fusion Capital	303,556	303	(303)	—	—
Net loss	—	—	—	(11,377,075)	(11,377,075)
Balance at December 31, 2005	15,011,219	$15,011	$15,586,032	$(15,372,367)	$228,676

See Notes to Consolidated Financial Statements

XETHANOL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS

	December 31, 2005	December 31, 2004
Cash flows from operating activities
Net loss	$(11,377,075)	$(2,570,918)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation and amortization	538,931	174,041
Issuance of common stock, stock options
and warrants for services rendered	2,377,060	335,025
Impairment loss on investments	—	98,277
Write-off of net intangible assets and goodwill	3,635,416	—
Investment received in settlement of lawsuit	(82,000)	—
Changes in operating assets and liabilities:
Restricted cash	—	(14,592)
Receivables	(509,661)	(30,179)
Inventory	(157,819)	(33,576)
Other assets	(528,239)	(96,508)
Accounts payable	25,012	313,752
Accrued expenses	147,926	98,873
Net cash used in operating activities	(5,930,449)	(1,725,805)
Cash flows from investing activities
Deposit on acquisition	—	(1,000,000)
Purchase of investments	—	(198,277)
Purchase of property and equipment	(999,913)	(61,929)
Cash used in investing activities	(999,913)	(1,260,206)
Cash flows from financing activities
Payment of notes payable	(3,000,000)	(50,000)
Issuance of notes payable	6,600,000	—
Cash received for common stock	3,572,817	3,053,775
Cash received from acquisition	450,000	—
Payment of capitalized lease obligation	(3,263)	—
Net cash provided by financing activities	7,619,554	3,003,775
Net increase in cash and cash equivalents	689,192	17,764
Cash and cash equivalents - beginning of year	113,472	95,708
Cash and cash equivalents - end of year	$802,664	$113,472
Supplemental Disclosures
Interest paid	$659,030	$208,340
Income taxes paid	$8,835	$453
Non-cash activity
License agreements acquired in exchange for
common stock	$2,747,500	$850,000
Property acquired for debt assumed in acquisitions	$—	$3,081,593
Property and equipment obtained by
capitalized lease obligations	$40,835	$—

See Notes to Consolidated Financial Statements

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND ORGANIZATION

Xethanol Corporation (the “Company”) is a biotechnology-driven company in the emerging biomass-to-ethanol industry. The Company produces ethanol and its co-products. Ethanol is a clean burning, renewable fuel and is used as a primary gasoline additive under the Energy Policy Act of 2005. The Company plans to optimize the use of biomass in the renewable energy field and convert biomass that is currently being abandoned or land filled into ethanol or other valuable co-products. The Company’s business model is to deploy proprietary biotechnologies that will extract and ferment sugars trapped in these biomass waste concentrations in a cost effective manner by locating ethanol plants closer to biomass sources and in proximity to urbanized high-demand ethanol markets.

The Company was originally incorporated on January 24, 2000 in Delaware as Freereal-Timequote.com, Inc. On August 8, 2000, the Company changed its name from Freereal-Timequote.com, Inc. to LondonManhattan.com, Inc. (“LondonManhattan”). On September 19, 2001, LondonManhattan changed its name to Xethanol Corporation, to function as a holding and management company for a series of planned acquisitions and new ventures in the biomass-to-ethanol industry.

Recapitalization Transaction and Private Offering

On February 2, 2005, the Company completed a recapitalization in the form of a “reverse merger” transaction with Zen Pottery Equipment, Inc. (“Zen”), a publicly traded Colorado corporation. As part of the merger, the Company merged into a wholly owned subsidiary of Zen. Zen acquired all the outstanding capital stock of the Company and, in consideration, issued 9,706,781 shares of its common stock to the Company’s shareholders. Zen retired all of its prior existing shares of common stock except for 1,874,303 shares of common stock retained by the original shareholders of Zen.

Concurrent with the closing of the merger, the Company completed the closing of a private offering of a total of 1,190,116 shares of common stock at a price of $3.25 per share to accredited investors (the “Offering”). Total net proceeds from the Offering were $3,572,817.

Placement agents and other advisors received an additional 665,833 shares of common stock for services rendered in connection with the Offering and the merger. After the closing of the Offering and the reverse merger, there were 13,437,033 shares of common stock of the Company issued and outstanding. Also, as result of the merger, warrants to purchase 1,465,068 shares of common stock of the Company were converted to warrants to purchase 1,293,370 shares of the common stock of the Company.

In March 2005, following the merger, Zen reincorporated from the state of Colorado to the state of Delaware and changed its corporate name to Xethanol Corporation. As part of the Company’s reincorporation in Delaware, the authorized capital was amended to 50,000,000 shares of common stock and 1,000,000 shares of preferred stock.

For financial reporting purposes, the Company is deemed to be the acquirer in the reverse merger transaction. Consequently, the assets and liabilities and the historical operations reflected in the consolidated financial statements are those of the Company and are recorded at the historical cost basis of the Company.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Plan of Operation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Prior to July 1, 2005, the Company had devoted most of its activities to establishing its business, including raising capital and making acquisitions and, accordingly, the Company presented its financial statements as a development stage company as defined in Statement of Financial Accounting Standards No. 7. On July 1, 2005, the Company began operations at its Xethanol BioFuels plant and the plant is now generating significant revenues from the sales of ethanol and other by-products. Accordingly, the accompanying financial statements are not presented as a development stage company. The accompanying consolidated financial statements and related footnotes are presented in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain reclassifications have been made to previously reported amounts to conform to the current presentation, with no effect on our consolidated financial position, results of operations or cash flows.

Based upon the Company’s current financial condition, cash forecast and operating plan, management believes that it has adequate cash resources to sustain its operations through the end of 2006. However, the Company’s continued existence is dependent upon several factors, including the ability to generate cash flow from the sale of its product through improved margins and expanding sales and (2) the ability to continue to draw down under the Fusion Capital transaction (discussed in Note 8) which is contingent on the Company’ s stock price being above $2.00. Until such time as the Company can rely on sufficient revenues generated from operations, the Company will continue to seek additional sources of financing through private offerings of the Company’s securities. Accordingly, if the Company fails to obtain additional financing or is unable to draw down funds under the Fusion Capital transaction, the Company will be required to substantially reduce and defer payments of operating expenses. The Company cannot be assured that it will be successful in obtaining any additional financing.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Significant estimates include the valuation of shares issued for services or in connection with acquisitions and in the valuation of fixed assets and intangibles and their estimated useful lives to calculate depreciation and amortization. The Company evaluates its estimates on an ongoing basis. Actual results could differ from those estimates under different assumptions or conditions.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Marketable Securities

The Company accounts for its investments in marketable securities as “available for sale” securities. “Available for sale” securities are stated at fair value with changes in market value recognized in stockholders' equity.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loss Per Common Share

Loss per share (“EPS”) is computed based on the weighted average number of common shares outstanding and excludes any potential dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, which would then share in the earnings of the Company. The shares issuable upon the exercise of stock options, warrants and conversion of the senior secured notes are excluded from the calculation of net loss per share as their effect would be antidilutive. As of December 31, 2005, there were 3,586,026 shares of common stock equivalents that could potentially dilute EPS in the future that were not included in the computation of EPS because to do so would have been antidilutive.

Concentration of Credit Risk

The Company maintains cash and cash equivalents with a major financial institution which is not insured by the Federal Deposit Insurance Corporation.

Costs Associated with Issuance of Stock

Investment banking fees and related costs associated with the sale of stock are charged to stockholders’ equity.

Stock Issued for Non-Cash Consideration

Stock issued for services and in connection with acquisitions has been valued based on the estimated fair value of the shares at the time they were issued.

Receivables

The Company records trade accounts receivable at net realizable value. This value includes an allowance for estimated uncollectible accounts, if necessary, to reflect any loss anticipated on the trade accounts receivable balance. The Company calculates this allowance based upon its historical level of past-due accounts, and its relationships with, and the economic status of, its customers. At December 31, 2005, the Company has determined that an allowance for estimated uncollectible accounts is not necessary.

Investments

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (“FIN 46”). In December 2003, the FASB modified FIN 46 to make certain technical corrections and to address certain implementation issues that had arisen. A variable interest entity (“VIE”) is a corporation, partnership, trust, or any other legal structure used for business purposes that does not have equity investors with voting rights nor has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a VIE to be consolidated by a company if that company is the primary beneficiary of the VIE. The primary beneficiary of a VIE is an entity that is subject to a majority of the risk of loss from the VIE’s activities or entitled to receive a majority of the entity’s residual returns, or both. As of December 31, 2005, the Company is not a primary beneficiary of any VIE’s.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For investments that are not required to be consolidated the Company follows the guidance provided by ABP 18 “The Equity Method of Accounting for Investments in Common Stock”.

Inventory

Finished goods are carried at the lower of cost using the average cost method or market. Raw materials are carried at average cost. Work in process is based on the amount of average product costs currently in the production pipeline.

Property Plant and Equipment

Property plant and equipment are recorded at cost. Major additions are capitalized and depreciated over their estimated useful lives. Repairs and maintenance costs are expensed as incurred. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets ranging from five to twenty years.

License Agreements

License agreements owned by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount may be impaired. License agreements are amortized using the straight-line method over the shorter of the estimated useful life or legal term of the agreement.

Revenue Recognition

The Company follows a policy of recognizing sales revenue at the time the product is shipped to its customers.

Research and Development

Research and development costs are expensed as incurred. Research and development costs were $133,420 and $106,231 for the years ended December 31, 2005 and 2004, respectively.

Income Taxes

Deferred tax assets and liabilities are computed based on the difference between the book and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on changes in the assets and liabilities from period to period. These differences arise primarily from the Company’s net operating loss. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, trade receivables, accounts payable and accrued expenses approximate fair value because of the short-term nature of these instruments. Long term debt bears interest at current rates and therefore, the carrying value approximates fair value.

Segment Reporting

The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Recently Issued Accounting Standards

In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 123R “Share Based Payment.” This statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS No. 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest. This statement is effective for public entities that file as small business issuers, as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company adopted this pronouncement during the first quarter of 2005.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29. The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have “commercial substance.” SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 on its effective date did not have a material effect on the Company’s consolidated financial statements.

In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations - an Interpretation of FASB Statement No. 143”, which specifies the accounting treatment for obligations associated with the sale or disposal of an asset when there are legal requirements attendant to such a disposition. The Company adopted this pronouncement in 2005, as required, but there was no impact as there are no legal obligations associated with the future sale or disposal of any assets.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and SFAS Statement No. 3”. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior periods’ financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the adoption of SFAS No. 154 to have any impact on our consolidated financial statements.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. ACQUISITIONS

Permeate Refining, Inc.

In September 2001, the Company acquired the rights to acquire Permeate Refining, Inc. (“Permeate”), an ethanol producing company located in Hopkinton, Iowa. In contemplation of the acquisition of Permeate, the Company issued 1,000,000 shares of common stock to the owners of Permeate in 2001.

On July 7, 2003, the Company acquired from the owners of Permeate its machinery and equipment for an aggregate purchase price of $750,000 in a cash transaction. The Company also acquired for cash, inventory valued at $50,000.

In a separate transaction, through its wholly owned subsidiary Xethanol One, LLC, (a Delaware limited liability company formed on May 28, 2003 for this purpose), the Company acquired the real-estate and certain production facilities associated with Permeate’s operations from their owners, Mr. and Mrs. Lehman, for a total price of $1,250,000, payable as follows: (a) a down payment of $125,000 was made on July 9, 2003; and (b) the balance of $1,125,000, is payable under a promissory note, secured by a mortgage, with a face amount of $1,125,000 and bearing interest at the simple interest rate of 9% per annum with monthly payments of interest due on the first day of each month commencing August 1, 2003 until June 30, 2006, at which time the entire balance owing on the promissory note shall be paid in full. As further discussed in Note 16, the Company restructured the promissory note in January 2006.

In conjunction with the acquisition of Permeate, the Company entered into employment and consulting agreements with its previous owners, to serve as general manager and financial/administrative director, respectively. The employment and consulting agreements with Mr. and Mrs. Lehman were terminated in July 2005. Under these agreements, the Company paid Mr. and Mrs. Lehman $60,000 in 2005 and $120,000 in 2004.

The following table summarizes the estimated fair values of the assets acquired as of the acquisition date:

Permeate Refining, Inc
Machinery and equipment	$750,000
Inventory	50,000
Total	$800,000

Xethanol One, LLC
Land	$33,700
Buildings	732,600
Machinery & Equipment	483,700
Total	$1,250,000

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In April 2005, the Company temporarily ceased operations at Permeate in order to refurbish the facility and to consider alternatives to maximize the strategic use of the facility. The Company is currently evaluating the possibility of utilizing the facility initially as a pilot plant for commercializing certain of its technologies and ultimately scaling up the facility once the technology proves out.

The carrying value for Permeate is approximately $1,646,000 as of June 30, 2006. We assessed it for potential impairment by comparing its carrying value to current estimated fair market value after considering our Blairstown facility, replacement costs and market valuations for ethanol facilities.

In connection with the acquisition of Permeate, the Company recognized $205,000 of goodwill. The Company assessed the value of this asset in accordance with the requirements of SFAS No. 142 “Goodwill and Other Intangible Assets”. The evaluation is based on estimates of future revenues, profits, and working capital requirements. Based on these assessments, the Company has determined that the goodwill has been impaired and has written off the $205,000 of goodwill during the fourth quarter of 2005.

Advanced Bioethanol Technologies, Inc.

On June 29, 2004, the Company acquired 100% of the issued and outstanding common stock of Advanced Bioethanol Technologies, Inc. (“ABTI”) from UTEK Corporation in exchange for 200,000 shares of the Company’s common stock at a price of $1.50 for a total consideration of $300,000. ABTI’s principal asset is a license agreement, which has a term of twenty-one years, to a biomass extraction and fermentation process developed at Virginia Polytechnic Institute and State University (“Virginia Tech”). This technology converts waste biomass mixtures to ethanol by exploiting each mixture’s unique properties to solve feedstock-specific processing problems. The license calls for minimum royalty payments of $7,500 in year three, $15,000 in year four and $30,000 in year five and each year thereafter until the end of the license term.

On December 6, 2005, the company entered into a research agreement with Virginia Tech for the further development and eventual commercialization of the licensed technology. Under this agreement, the Company will pay Virginia Tech $75,689 in five payments scheduled over the course of 2006.

Ethanol Extraction Technologies, Inc.

On September 30, 2004 the Company acquired 100% of the issued and outstanding common stock of Ethanol Extraction Technologies, Inc. (“EETI”) from UTEK Corporation in exchange for 169,230 shares of the Company’s common stock at a price of $3.25 for a total consideration of $550,000. EETI holds a license agreement, which has a term of ten years, to a patented, Queens University, Ontario, developed extractive fermentation technology to continually remove and isolate ethanol during the fermentation process, incorporating a strategy in which the fermentation reaction and ethanol removal occur simultaneously, thereby increasing output and reducing energy costs. Under the license agreement, the Company is obligated to pay an annual earned royalty of 1% of net sales of licensed product prior to patent expiration and 0.25% thereafter plus 1% of net sales of equipment that enables the use of the licensed technology, for the term of the agreement. The license also calls for a one-time milestone payment of $2,500 per million gallons of nameplate capacity for each plant set up during the term of the agreement.

Superior Separation Technologies, Inc.

On January 11, 2005 the Company acquired 100% of the issued and outstanding common stock of Superior Separation Technologies, Inc. (“SSTI”) from UTEK Corporation in exchange for 250,000 shares of the Company’s common stock at a price of $3.25 for a total consideration of $812,500. The number of shares issued was subsequently adjusted to 220,702 shares to reflect the effects of the reverse merger. SSTI holds a license agreement, which has a term of twenty years, to a patented technology developed at the U.S.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Department of Energy's National Renewable Energy Laboratory designed to effectively separate lignocellulosic material into lignin, cellulose and dissolved sugars. The license calls for minimum royalty payments of $10,000 in 2007, $25,000 in 2008 and $50,000 in 2009 and each successive year thereafter until the end of the license term.

Xylose Technologies, Inc.

On August 31, 2005 the Company acquired 100% of the issued and outstanding common stock of Xylose Technologies, Inc. (“XTI”) from UTEK Corporation in exchange for 567,857 shares of the Company’s common stock at a price of $4.20 for a total consideration of $2,385,000. XTI holds a license agreement, which has a term of twenty years, to patented technologies based on research done by the U. S. Department of Agriculture’s Forest Products Lab (the “FPL”) designed to convert xylose into ethanol and xylitol. The license calls for a minimum royalty payment of $15,000 in 2008 and $25,000 in 2009 and each successive year thereafter until the end of the license term. At the time of the acquisition, XTI also held cash of $450,000.

On November 30, 2005, XTI entered into a Collaborative Research and Development Agreement (“CRADA”) with the FPL for the purpose of developing genetically engineered yeast strains for the production of xylitol from cellulosic biomass, such as wood chips. Under the CRADA, XTI will fund to FPL $250,000 over the course of 2006. The first payment of $62,500 was made in January 2006.

NOTE 4. WRITE-OFF OF INTANGIBLE ASSETS

The Company charged $3,635,416 to expense during the fourth quarter of 2005, representing the unamortized cost of acquiring its license agreements described in Note 3, after considering the uncertainties surrounding the timing of their commercialization.

NOTE 5. FORMATION OF XETHANOL BIOFUELS, LLC

In October 2004, the Company purchased the assets of 78th Street Ethanol, LLC, a corn-based ethanol plant in Blairstown, Iowa, at a bankruptcy court auction for $4,000,000 from the First National Bank of Omaha (“FNBO”). The purchase was financed with $1,000,000 of cash from the Company and a $3,000,000 secured demand note to FNBO. As described in Note 7, the Company paid off the $3,000,000 note to FNBO in January 2005. On November 1, 2004 the Company formed Xethanol BioFuels, LLC (“BioFuels”), a wholly owned Delaware limited liability company, to manage and operate the Blairstown facility. After a period to repair and refurbish the facility, BioFuels began operating as of July 1, 2005.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date:

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005
Land	$28,187
Buildings	723,356
Improvements	153,714
Machinery and Equipment	3,176,336
Total	$4,081,593
Accrued property taxes and accrued interest payable	$81,953

NOTE 6. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31, 2005	December 31, 2004
Land	$61,887	$61,887
Buildings	1,497,588	1,463,246
Machinery and equipment	5,150,729	4,537,303
Land improvements	544,496	158,714
Furniture and fixtures	43,648	36,450
	7,298,348	6,257,600
Less accumulated depreciation and amortization	615,915	228,888
	$6,682,433	$6,028,712

NOTE 7. SENIOR SECURED NOTES

On January 19, 2005, the Company completed a transaction with two institutional investors, primarily to refinance a short-term note issued for the acquisition of its BioFuels facility. At the closing of that transaction, BioFuels issued senior secured royalty income notes in the aggregate principal amount of $5,000,000 (the “January Notes”). A portion of the proceeds of the financing were used to satisfy a $3,000,000 demand note held by FNBO. The Company used the remaining proceeds to refurbish and upgrade capacity at the BioFuels facility, fund start-up activities at the facility and related working capital requirements, and pay legal and other professional fees related to the financing. The January Notes provide for interest to be paid semi-annually at the greater of 10% per year or 5% of revenues from sales of ethanol, distillers wet grain (“DWG”) and any other co-products, including xylitol, at the BioFuels facility, with the principal becoming due in January 2012. The Company has the right to require the holders of the January Notes, from and after January 2008, to surrender the January Notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest thereon. The holders of the January Notes have the right to convert the January Notes into shares of common stock of the Company at any time at a conversion price equal to $4.00 per share (equivalent to 1,250,000 shares of common stock).

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On August 8, 2005, the Company completed a second transaction with the same two institutional investors and, at the closing of this transaction, BioFuels issued senior secured royalty notes in the aggregate principal amount of $1,600,000 (the “August Notes”). The proceeds from this financing will be used for working capital and general corporate purposes. The terms of this financing provide for interest to be paid semi-annually at the greater of 10% per year or 1.6% of revenues from sales of ethanol, DWG and any other co-products, including xylitol, at the BioFuels facility, with the principal becoming due in August 2012. The Company has the right to require the holders of the August Notes, from and after August 2008, to surrender the August Notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest thereon. The holders of the August Notes have the right to convert the August Notes into shares of common stock of the Company at any time at a conversion price equal to $4.00 per share (equivalent to 400,000 shares of common stock).

Pursuant to a security agreement, Xethanol BioFuels pledged its land, buildings and site improvements, mechanical and process equipment and specific personal property as security for the payment of the principal and interest of the notes. In the event of an uncured default under the notes, the holders are authorized to take possession of, sell or operate the assets of Xethanol BioFuels in order to generate proceeds sufficient to pay the principal and interest of the notes. This could include collecting accounts owed by customers of the facility, operating or subleasing the facility, selling the ethanol and wet distillers grain, selling machinery and equipment relating to the facility, or taking any other lawful action to collect the principal and interest through realization on the assets of the facility. Recourse under the notes is limited to Xethanol BioFuels’ assets and is not guaranteed by us or any of our current or future subsidiaries, assets or facilities.

On December 31, 2005, interest on the January Notes and on the August Notes was due and paid and, accordingly, there is no accrued interest on these notes reported in the Company’s financial statements as of December 31, 2005.

NOTE 8. FUSION CAPITAL TRANSACTION

On October 18, 2005, the Company entered into a common stock purchase agreement with Fusion Capital Fund II, LLC (“Fusion”), pursuant to which Fusion has agreed, under certain conditions, to purchase up to $20 million of Company common stock over a 25-month period, subject to earlier termination at our discretion. Under the terms of the common stock purchase agreement, the Company issued 303,556 shares to Fusion as a commitment fee (the “Commitment Shares”) on October 18, 2005. Pursuant to the terms of a Registration Rights Agreement, dated as of October 18, 2005, the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the 303,556 Commitment Shares and 5,000,000 shares which may be issued to Fusion under the Purchase Agreement (the “Purchase Shares”). On December 28, 2005, the Registration Statement was declared effective and the Company has the right to sell to Fusion up to $40,000 of the Company’s common stock, which amount may be increased by the Company under certain conditions, each trading day during the term of the Purchase Agreement. The purchase price of the shares of common stock will be equal to a price based upon the market price of the common stock without any fixed discount to the market price. Fusion does not have the right or the obligation to purchase shares of the Company’s common stock in the event that the price of the common stock is less than $2.00. Fusion may not purchase shares under the Purchase Agreement if Fusion would beneficially own more than 9.9% of the Company’s common stock outstanding at the time of the purchase by Fusion.

The Company engaged several consultants to introduce, arrange and negotiate the financing with Fusion. As compensation for services rendered, the Company agreed to pay 2.38% of the gross funds to be received from Fusion, warrants to purchase 75,000 shares of the Company’s common stock and $25,000 as reimbursement for expenses. The Company issued these warrants in January 2006.

As of December 31, 2005, the Company had not issued any Purchase Shares to Fusion. As of March 24, 2006, the Company has issued 908,465 Purchase Shares to Fusion for total gross proceeds of $3,818,007.

NOTE 9. RESTRICTED CASH

On May 10, 2005, the Company opened up a letter of credit in the amount of $220,000, as required by an insurance company to post a bond in connection with our permit application to the Bureau of Alcohol, Tobacco and Firearms (the “BATF”). In order to obtain the letter of credit, the Company has placed $220,000 in a one year time deposit account with the issuing bank as collateral.

On May 10, 2005, the Company opened up a letter of credit in the amount of $50,000, as required by an agreement with a grain service provider. In order to obtain the letter of credit, the Company has placed $50,000 in a one year time deposit account with the issuing bank as collateral.

In the event the issuing bank is required to make payments under the letters of credit as a result of the Company’s non-compliance with the terms of the BATF bond or grain service provider agreement, the issuing bank would draw against the Company’s cash on deposit with the bank.

The total cash of $270,000 on deposit with the issuing bank is reported in non-current “Other assets”.

NOTE 10. INCENTIVE COMPENSATION PLAN

On February 2, 2005, following the completion of the reverse merger, our board of directors adopted and approved a new 2005 Incentive Compensation Plan (the “2005 Plan”), which was subsequently approved by the Company's shareholders on March 29, 2005.

The terms of the 2005 Plan provide for grants of stock options, stock appreciation rights or SARs, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property. Under the 2005 Plan, the total number of shares of our common stock that may be subject to the granting of awards under the 2005 Plan shall be equal to 2,000,000 shares, plus the number of shares with respect to which awards previously granted there under are forfeited, expire, terminate without being exercised or are settled with property other than shares, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. The persons eligible to receive awards under the 2005 Plan are the officers, directors, employees and independent contractors of the Company and its subsidiaries.

As of December 31, 2005, 317,070 shares of common stock and stock options to purchase 480,000 shares of common stock were granted under the 2005 Plan.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of stock option activity under the 2005 Plan is as follows:

	Shares	Weighted Average Exercise Price
Outstanding as of December 31, 2004	—	—
Options granted	530,000	$3.95
Options exercised	—	—
Options forfeited	50,000	$4.00
Outstanding as of December 31, 2005	480,000	$3.95
Exercisable as of December 31, 2005	315,000	$3.92

A summary of stock options outstanding as of December 31, 2005 is as follows:

				Options Exercisable
Number Outstanding	Exercise Price	Weighted Average Exercise Price	Weighted Remaining Life In Years	Number Exercisable	Weighted Average Exercise Price
100,000	$3.75	$3.75	2.75	100,000	$3.75
380,000	$4.00	$4.00	4.26	215,000	$4.00
480,000		$3.95	3.94	315,000	$3.92

The fair values of the options awarded under the 2005 Plan are estimated at the grant date using the Black-Scholes option pricing model and are recorded as expense over the respective vesting periods. Significant assumptions used in the Black-Scholes model are the U.S. Treasury yield curve rates that corresponds with the maturity of each option, i.e., the risk-free rate and 40% for volatility. The risk-free rates used in the model ranged from 3.50% to 4.39% during 2005. During the year ended December 31, 2005, net compensation expense related to 2005 Plan option activity was $508,557.

As of December 31, 2005, 317,070 shares of common stock were awarded and are outstanding under the 2005 Plan. The fair value of these shares was estimated using the Offering price of $3.25 per share and was recorded as compensation expense. During the year ended December 31, 2005, net compensation expense related to 2005 Plan stock awards was $1,030,478.

During the first quarter of 2006, the Company granted an additional 550,000 options to executive officers and key employees.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. WARRANTS

During 2004, the Company issued 1,084,807 warrants to investors as an inducement to purchase Xethanol shares sold by the Company in private offerings and 173,251 warrants to consultants as compensation for services rendered for a total of 1,258,058 warrants after adjustment for recapitalization. During 2005, the Company granted 197,968 warrants to various consultants and advisors as compensation for services rendered.

The fair values of the warrants granted during 2004 and 2005 were estimated at the grant date using the Black-Scholes option pricing model and recorded as expense over the respective vesting periods. Significant assumptions used in the Black-Scholes model are the current rate of the U.S. Treasury security that corresponds with the maturity of each warrant, i.e., the risk-free rate and 40% for volatility. The risk-free rates used in the model ranged from 3.50% to 4.39% during 2005. During the years ended December 31, 2005 and 2004, net compensation expense related to warrants granted for services was $167,425 and $124,288, respectively.

A summary of stock warrant activity is as follows:

	December 31, 2005		December 31, 2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	1,425,068	$2.28	—	—
Less: Recapitalization adjustment	167,010	—	—	—
Warrants granted	197,968	$4.07	1,425,068	$2.28
Warrants exercised	—	—	—	—
Warrants forfeited	—	—	—	—
Outstanding, end of year	1,456,026	$2.52	1,425,068	$2.28
Exercisable, end of year	1,456,026	$2.52	1,425,068	$2.28

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes warrants information as of December 31, 2005:

Number of Warrants	Exercise Prices	Expiration Dates
390,294	$1.90	2007
176,087	$2.00	2007
629,881	$2.50	2007
61,796	$3.25	2007
45,312	$3.75	2007
132,656	$4.00	2008
20,000	$5.25	2010
1,456,026

NOTE 12. INCOME TAXES

As of December 31, 2005 and 2004, the Company had unused net operating loss carryforwards approximating $8,600,000 and $3,800,000, respectively, which may be applied against future taxable income. The net operating loss carryforwards expire in the years 2020 through 2024. At December 31, 2005 and 2004 the deferred tax assets (representing the potential future tax savings) related to the carryforwards were as follows:

	2005	2004
Deferred tax asset	$3,525,000	$1,520,000
Less: Valuation allowance	$3,525,000	$1,520,000
Net deferred tax asset	—	—

As a result of the uncertainty that net operating loss carryforwards will be utilized in the foreseeable future, a 100% valuation allowance had been provided. At December 31, 2005, a wholly owned subsidiary had an unused net operating loss carry forward of approximately $226,000 which may be applied against future taxable income. The net operating loss carry forward expires in 2023. A 100% valuation allowance has been provided for against this amount.

NOTE 13. MAJOR CUSTOMER

Since July 1, 2005, all of the Company’s ethanol sales have been to one customer. The Company has an exclusive marketing agreement with this customer. This customer represented 89% of the Company’s sales for the year ended December 31, 2005.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. RELATED PARTY TRANSACTIONS

On January 1, 2003, the Company renegotiated an existing management services agreement with LondonManhattan Limited, Inc. (“LML”) for the services of Christopher d’Arnaud-Taylor as its President and Chief Executive Officer (the “2003 Agreement”). Mr. d’Arnaud-Taylor is the owner of LML, a significant shareholder of the Company and the Company’s Chairman of the Board of directors. Under this arrangement, the Company agreed to pay LML 1) a management fee of $10,000 per month until the first “Project Transaction”, as defined below, closed, $12,000 per month from such date to the closing of the second Project Transaction, and $15,000 per month, thereafter, 2) an incentive bonus of $50,000 upon closing of the first Project Transaction $100,000 upon closing of each subsequent Project Transaction and 3) $100,000 in full satisfaction for all management and/or other services previously rendered to the Company under previous agreements that remained unpaid and outstanding as of December 31, 2002. The term “Project Transaction” as used above and below means the completion of an acquisition, merger or other new venture. The acquisition of Permeate Refining, Inc., discussed in Note 3 above, represents the first Project Transaction and the acquisition of the assets of 78th Street Ethanol, LLC from FNBO, discussed in Note5 above, represents the second Project Transaction. During 2004, the Company made total payments to Mr. d’Arnaud-Taylor of $216,275.

In January 2005, the Company terminated its arrangement with LML and entered into an employment agreement directly with Mr. d’Arnaud-Taylor as the Company’s President and Chief Executive Officer for a term of three years (the “2005 Agreement”). Under the 2005 Agreement, the Company paid Mr. d’Arnaud-Taylor a monthly fee of $15,000. During 2005, the Company made total payments to Mr. d’Arnaud-Taylor of $281,075. Mr. d’Arnaud-Taylor’s employment with the Company and his position as Chairman, President and Chief Executive Officer was terminated as of August 22, 2006.

On January 1, 2003, the Company entered into formal consulting services agreement with Jeffrey Langberg & Associates (“Langberg”). Langberg is a significant shareholder of the Company and became a member of the Board of Directors in 2005, serving until his resignation effective June 12, 2006.. Under this agreement, the Company agreed to pay Langberg 1) consulting fees at the rate of $10,000 per month until such time as the first Project Transaction closes, at the rate of $12,000 per month from such date to the closing of the second Project Transaction, and at the rate of $15,000 per month thereafter, 2) an incentive bonus of $50,000 upon closing of the first Project Transaction and $100,000 upon closing of each subsequent Project Transaction thereafter, and 3) a finder’s fee for the gross proceeds from the sale of securities to investors introduced to the Company and 4) $100,000 in full satisfaction for all consulting and/or other services previously rendered and not paid by the Company. During 2004, the Company made total payments to Langberg of $334,525 including finder’s fees of $145,025 which were recorded as a reduction to Additional paid-in-capital.

In February 2005, the Company re-negotiated its consulting services agreement with Langberg, pursuant to which Mr. Langberg agreed to provide general business advisory services to the Company. Under this agreement, the Company agreed to pay Mr. Langberg a consulting fee of $15,000 per month and a $225,000 sign-on bonus. Mr. Langberg is also eligible to receive performances bonuses at the discretion of the Board of directors. Mr. Langberg agreed to waive any compensation otherwise payable to him as a director of the Company. During 2005, the Company made total payments to Mr. Langberg of $649,147.

The Company also recorded consulting fees to other significant shareholders for the years ended December 31, 2005 and 2004 of $77,796 and $144,000, respectively. In December 2005, the Company entered into an arrangement with one of its advisory board members to act as the Company’s chief technology strategist and the Company pays a monthly consulting fee of $8,000. As of December 31, 2005, $8,000 had been paid under this arrangement. During 2004, the Company also issued 44,140 warrants to purchase common stock to a significant shareholder as compensation for consulting services.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts payable to all related parties as of December 31, 2005 and 2004 were $56,080 and $388,736, respectively.

In October 2004, the Company began sharing office space in New York City with other affiliated companies under a sublease with Xethanol Management Services, LLC (“XMS”) which is a single member LLC controlled by Mr. Langberg. Under this arrangement, Xethanol is currently paying approximately $10,400 per month, plus reimbursement of other costs, in sublease payments on a month to month basis. As of December 31, 2005 total payments made were $99,806. No payments were required in 2004. During 2004, the Company paid a security deposit of $16,336 and made a one-time payment to XMS of approximately $44,000 for furniture, telephone and computer equipment and related software. Xethanol management believes the allocation of rent and other office expenditures among affiliates is reasonable and appropriate.

NOTE 15. LEGAL PROCEEDINGS

In the normal course of business, various claims, charges and litigation are asserted or commenced from time to time against the Company. The Company believes that final judgments, if any, which might be rendered against the Company in current litigation are adequately reserved or covered by insurance.

On July 29, 2005, William C. Roll, as trustee for the Hope C. Roll Trust, and Hope C. Roll, as trustee for the William C. Roll Trust (hereinafter, the “Plaintiffs”), commenced an action against Xethanol in the Circuit Court of the Ninth Judicial Circuit, in and for Orange County, Florida, Case No. 2005-CA-6351, requesting declaratory judgment declaring that Plaintiffs are entitled to receive 300,000 shares of Xethanol common stock and seeking transfer to Plaintiffs of these 300,000 shares of Xethanol common stock, or, in the alternative, damages for breach of contract, conversion, and breach of fiduciary duty. Xethanol filed a notice of removal on August 29, 2005, and the case is now being heard in the United States District Court for the Middle District of Florida, Orlando Division (Case No. 6:05-CV-1263-ORL-28-JGG). On September 8, 2005, Xethanol filed its answer and affirmative defenses to Plaintiffs' complaint, asserting that the Rolls do not have any ownership interests in the Xethanol shares.

Effective October 19, 2005, the Company entered into a marketing and licensing agreement with DDS Technologies USA, Inc (“DDS”), under which among other things, the Company agreed to settle two related legal actions concerning its investment in the DDS-Xethanol, LLC joint venture. Under the terms of the agreement, we entered into a mutual release with DDS, by which each party discharged the other from all claims and liabilities. As part of the agreement, DDS issued 200,000 shares of its stock to Xethanol. DDS also granted a license to the Company to deploy DDS’s patented dry disaggregation technology in our ethanol facilities. DDS also granted to the Company an exclusive license, with certain exceptions, to market the DDS dry disaggregation technology to the ethanol industry in the United States. The Company will pay a royalty to DDS for use of the technology equal to 1.25% of ethanol revenues generated from the use of such technology. The DDS stock received as part of the settlement has been recorded in Investments with an estimated value of $82,000. This stock has been classified as available for sale securities.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. SUBSEQUENT EVENTS

Permeate Refining Refinancing

Pursuant to a memorandum of agreement entered into on October 18, 2005 by the Company with the current holder of a $1,125,000 promissory note issued by Xethanol One, LLC, a wholly-owned subsidiary of the Company, the Company executed a Mutual General Release dated January 23, 2006. Under the terms of the Mutual General Release, the $1,125,000 promissory note was exchanged for a new note issued by the Company in the amount of $243,395 (the “Note”) and 135,000 shares of the Company’s common stock.

The Note is payable on August 1, 2006. Interest is due monthly on the outstanding principal of the Note at a rate equal to .5% above prime rate. The Company makes a monthly payment equal $3,128 allocated between interest and principal based on the current interest rate. As of March 1, 2006, the outstanding balance on the Note is $240,050.

The Company recorded the issuance of the 135,000 shares at a value $432,000 based on the closing price of the Company’s stock on January 23, 2006.

As a result of the above transactions, the Company recorded an increase in Shareholders’ equity of $449,605 as the holders of the Note are significant shareholders in the Company.

PART I - Financial Information
Item 1. Financial Statements
Xethanol Corporation
Consolidated Balance Sheets

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,787,241	$802,664
Short-term investments	15,486,482	-
Receivables	430,051	565,041
Inventory:
Finished goods	82,504	55,343
Raw materials	89,859	68,169
Work in process	75,169	72,620
Other current assets	648,066	172,168
Total current assets	30,599,372	1,736,005

Property and equipment, net	16,279,491	6,682,433
Investment in and advances to H2Diesel	4,989,324	-
Other investments	182,000	182,000
Research and license agreements, net of accumulated amortization of $68,145	963,505	-
Other assets	644,122	504,955
TOTAL ASSETS	$53,657,814	$9,105,393

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$424,165	$694,473
Accounts payable - related parties	41,080	56,080
Accrued expenses	837,622	370,776
Mortgage payable	-	1,125,000
Total current liabilities	1,302,867	2,246,329

Senior secured notes payable	-	6,600,000
Capitalized lease obligation	25,054	30,388
Total liabilities	1,327,921	8,876,717

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value, 1,000,000
shares authorized; 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares
authorized; 27,300,648 and 15,011,219 shares issued and
outstanding in 2006 and 2005, respectively	27,300	15,011
Additional paid-in-capital	78,172,535	15,586,032
Accumulated deficit	(25,869,942)	(15,372,367)
Total stockholders' equity	52,329,893	228,676
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$53,657,814	$9,105,393

See notes to consolidated financial statements

Xethanol Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Sales	$2,895,762	$1,959,364	$8,647,475	$2,058,548
Cost of sales, including depreciation of $338,400 and $191,924 for nine months ended September 30,
2006 and 2005 and $112,800 and $152,534 for three months ended September 30, 2006 and 2005	2,491,384	2,434,131	7,609,598	2,692,115
Gross profit (loss)	404,378	(474,767)	1,037,877	(633,567)

Operating expenses:
General and administrative, incl. depreciation and
amortization of $225,202 and $141,956 for nine months
ended September 30, 2006 and 2005 and $114,855 and
$42,107 for three months ended September 30, 2006 and 2005	2,673,389	952,942	9,121,036	4,723,461
Research and development	190,337	30,000	619,158	103,063
Total operating expenses	2,863,726	982,942	9,740,194	4,826,524

Loss from operations before other income (expense)	(2,459,348)	(1,457,709)	(8,702,317)	(5,460,091)

Other (expense) income:
Interest income	358,668	12,186	744,080	40,427
Organization expense	-	-	-	(300,000)
Loss on royalty note conversion	-	-	(1,966,712)	-
Interest expense	(2,150)	(180,937)	(216,195)	(471,143)
Loss on equity of H2Diesel	(665,827)	-	(922,274)	-
Other income	370,421	13,562	565,844	101,950
Total other (expense) income	61,112	(155,189)	(1,795,257)	(628,766)

Net loss	$(2,398,236)	$(1,612,898)	$(10,497,574)	$(6,088,857)

Basic and diluted net loss per share	$(0.09)	$(0.11)	$(0.52)	$(0.46)

Weighted average number of
shares outstanding	27,285,967	14,151,949	20,073,727	13,186,772

See notes to consolidated financial statements

Xethanol Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30, 2006	September 30, 2005

Cash flows from operating activities
Net loss	$(10,497,574)	$(6,088,857)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation and amortization	563,602	333,879
Amortization of management fee income	(436,598)	-
Issuance of common stock, stock options
and warrants for services rendered	4,196,802	1,934,191
Issuance of warrants for debt conversion	1,966,712	-
Issuance of warrants in settlement of interest liability
on secured notes	203,500	-
Loss on equity of H2Diesel	922,274	-
Changes in operating assets and liabilities:
Receivables	134,990	(288,509)
Inventory	(51,400)	(174,304)
Other current assets	(475,897)	(729,984)
Other assets	(139,167)	55,429
Accounts payable	(285,308)	(55,017)
Accrued expenses	466,846	100,160
Net cash used in operating activities	(3,431,218)	(4,913,012)

Cash flows from investing activities
Investment in short-term securities	(32,805,132)	-
Redemption of short-term securities	17,318,650	-
Purchase of property and equipment	(1,448,350)	(1,004,534)
Acquisition of Augusta, Ga. facility	(8,644,165)	-
Advances to H2Diesel, Inc.	(50,000)	-
Cash received from acquisition	100,000	450,000
Net cash used in investing activities	(25,528,997)	(554,534)

Cash flows from financing activities
Payment of mortgage payable	(243,395)	(3,000,000)
Issuance of notes payable	-	6,600,000
Cash received for common stock	42,193,521	3,621,567
Payment of capitalized lease obligation	(5,334)	-
Net cash provided by financing activities	41,944,792	7,221,567

Net increase in cash and cash equivalents	12,984,577	1,754,021
Cash and cash equivalents - beginning of period	802,664	113,472
Cash and cash equivalents - end of period	$13,787,241	$1,867,493

Supplemental Disclosures
Interest paid	$12,694	$321,033
Income taxes paid	$16,487	$-

Non-cash activity
Research and license agreements acquired in exchange for
common stock	$1,031,650	$3,197,500
Issuance of common stock in partial exchange for
mortgage payable	$432,000	$-
Issuance of new mortgage payable in partial exchange
for mortgage payable	$243,395	$-
Increase in stockholders' equity as a result of the exchange
of mortgage payable with stockholders	$449,605	$-
Property and equipment obtained by capitalized
lease obligation	$-	$39,162
Investment in H2Diesel acquired in exchange for common stock	$5,425,000	$-
Investment in H2Diesel acquired in exchange for management services	$793,815
Conversion of notes payable to common stock	$6,600,000	$-

See notes to consolidated financial statements

Xethanol Corporation
Notes to Consolidated Financial Statements
September 30, 2006

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Xethanol Corporation (the “Company”) is a biotechnology-driven company in the emerging biomass-to-ethanol industry. The Company currently produces ethanol and its co-products at its corn based ethanol plant in Blairstown, Iowa. Ethanol is a clean burning, renewable fuel and is used as a primary gasoline additive under the Energy Policy Act of 2005. The Company plans to optimize the use of biomass in the renewable energy field and convert biomass that is currently being abandoned or land filled into ethanol or other valuable co-products. The Company’s business model is to deploy and license proprietary biotechnologies that will extract and ferment sugars trapped in biomass waste concentrations in a cost effective manner by locating ethanol plants closer to biomass sources and in proximity to urbanized high-demand ethanol markets.

The accompanying consolidated financial statements and related footnotes should be read in conjunction with the consolidated financial statements and related footnotes contained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the U.S. Securities and Exchange Commission on March 31, 2006.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission related to interim statements. The financial information contained herein is unaudited; however, in the opinion of management, all adjustments necessary for a fair presentation of such financial information have been included. All such adjustments are of a normal recurring nature. The results of operations for the three months and nine months ended September 30, 2006 and 2005 are not necessarily indicative of the results expected for the full year. The balance sheet presented as of December 31, 2005 is derived from audited financial statements. Certain amounts from 2005 have been reclassified to conform to the 2006 presentation.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Significant estimates include the valuation of shares issued for services or in connection with acquisitions and the valuation of fixed assets and intangibles and their estimated useful lives. The Company evaluates its estimates on an ongoing basis. Actual results could differ from those estimates under different assumptions or conditions.

Cash and Cash Equivalents and Marketable Securities

We invest our excess cash in money market funds and in highly liquid debt instruments of the U.S. government and its agencies. All highly liquid investments with stated maturities of three months or less from date of purchase are classified as cash equivalents; all highly liquid investments with stated maturities of greater than three months are classified as marketable securities.

Investments in marketable securities are accounted for as "available for sale" securities. "Available for sale" securities are stated at fair value with changes in market value recorded in shareholders' equity. We determine the appropriate classification of our investments in marketable debt and equity securities at the time of purchase and reevaluate such designation at each balance sheet date. Our marketable debt and equity securities have been classified and accounted for as available for sale. We may or may not hold securities with stated maturities greater than twelve months until maturity.

The table below summarizes the amortized cost, fair value and gross unrealized gains and losses related to “available for sale” securities by security type. Cash equivalents, short-term investments consist of the following:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
September 30, 2006
Cash equivalents
Money market funds	$13,253,680	-	-	$13,253,680
Short-term investments
United States Government Agencies	15,486,482	-	-	15,486,482
	$28,740,162	-	-	$28,740,162

Loss per Common Share

Loss per share (“EPS”) is computed based on weighted average number of common shares outstanding and excludes any potential dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, which would then share in the earnings of the Company. The shares issuable upon the exercise of stock options, warrants and conversion of the senior secured notes are excluded from the calculation of net loss per share as their effect would be antidilutive.

During the periods presented, the Company had securities outstanding that could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted earnings per share, as their effect would have been anti-dilutive. The anti-dilutive securities are as follows:

	Balance at September 30,
	2006	2005
Employee stock options	1,485,000	480,000
Series A Warrants	2,124,321	-
Series B Warrants	758,735	-
Other Warrants	2,159,720	1,431,026
Convertible senior secured notes	-	1,650,000
	6,527,776	3,561,026

Concentration of Credit Risk

Cash and cash equivalents are deposited with major financial institutions and are not insured by the Federal Deposit Insurance Corporation.

Costs Associated with Issuance of Stock

Investment banking fees and related costs associated with the sale of stock are charged to stockholders’ equity.

Stock Issued for Non-Cash Consideration

Shares of common stock issued for services, and in connection with acquisitions, have been valued at the estimated fair value of the shares at the time they were issued.

Receivables

The Company records trade accounts receivable at net realizable value. This value includes an allowance for estimated uncollectible accounts, if necessary, to reflect any loss anticipated on the trade accounts receivable balance. The Company calculates this allowance based upon its historical level of past-due accounts, and its relationships with, and the economic status, of its customers. At September 30, 2006, the Company has determined that an allowance for estimated uncollectible accounts is not necessary.

Investments

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (“FIN 46”). In December 2003, the FASB modified FIN 46 to make certain technical corrections and to address certain implementation issues that had arisen. A variable interest entity (“VIE”) is a corporation, partnership, trust, or any other legal structure used for business purposes that does not have equity investors with voting rights nor has equity investors that provide sufficient financial resources for the entity to support its activities. FIN 46 requires a VIE to be consolidated by a company if that company is the primary beneficiary of the VIE. The primary beneficiary of a VIE is an entity that is subject to a majority of the risk of loss from the VIE’s activities, or entitled to receive a majority of the entity’s residual returns, or both.

For investments that are not required to be consolidated the Company follows the guidance provided by ABP 18 “The Equity Method of Accounting for Investments in Common Stock”.

Inventory

Finished goods are carried at the lower of cost using the average cost method or market. Raw materials are carried at average cost. Work in process is based on the amount of average product costs currently in the production pipeline.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Major additions are capitalized and depreciated over their estimated useful lives. Repairs and maintenance costs are expensed as incurred. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. The range of useful lives for each category of fixed assets is as follows: buildings- 20 years, process equipment-10 years, lab equipment-7 years, computers and office equipment-5 years and land Improvements-20 years.

License Agreements

License agreements owned by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount may be impaired. License agreements are amortized using the straight-line method over the shorter of the estimated useful life or legal term of the agreement.

Revenue Recognition

The Company follows a policy of recognizing sales revenue at the time the product is shipped to its customers.

Research and Development

Research and development costs are expensed as incurred. Research and development costs were $619,158 and $103,063 for the nine months ended September 30, 2006 and 2005, respectively.

Income Taxes

Deferred tax assets and liabilities are computed based on the difference between the book and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on changes in the assets and liabilities from period to period. These differences arise primarily from the Company’s net operating loss. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, trade receivables, accounts payable and accrued expenses approximate fair value because of the short-term nature of these instruments. Long term debt bears interest at current rates and therefore, the carrying value approximates fair value.

Segment Reporting

The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board (FASB) issued FASB 157, Fair Value Measurements (SFAS 157), which clarifies that fair value is the amount that would be exchanged to sell an asset or transfer a liability in an orderly transaction between market participants. Further, the standard establishes a framework for measuring fair value in generally accepted accounting principles and expands certain disclosures about fair value investments. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 157 to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the current year’s financial statements are materially misstated. SAB 108 is effective for fiscal years ending after November 16, 2006. The Company does not expect the provisions of SAB 108 to have a material impact on its consolidated financial position, results of operations or cash flows.

NOTE 3. RESTRUCTURING OF PERMEATE REFINING MORTGAGE NOTE

In September 2001, the Company issued 1,000,000 shares of common stock to Robert and Carol Lehman (the “Lehmans”), the owners of Permeate Refining, Inc. (“Permeate”) as a “good faith” payment, pursuant to a non-binding letter of intent, in contemplation of the acquisition of Permeate. In July 2003, the Company completed the transaction and acquired Permeate. The Company, through its wholly-owned subsidiary, Xethanol One, LLC, also acquired the real estate and certain production facilities associated with Permeate’s operations from the Lehmans for a total price of $1,250,000, payable as follows: (i) a down payment of $125,000, which was made on July 9, 2003, and (ii) a promissory note (the “Original Note”) for the balance of $1,125,000, which bore interest at the simple interest rate of 9% per year with monthly payments due on the first day of each month commencing August 1, 2003 until June 1, 2006, at which time the entire balance owing on the promissory note was to be paid in full. The Company’s obligations under the Original Note were secured by a mortgage on the Permeate real estate granted to Master’s Trust (an entity formed by the Lehmans).

Pursuant to a memorandum of agreement entered into on October 18, 2005 by the Company, the Lehmans and Master’s Trust, the Company, the Lehmans and Master’s Trust entered into a Mutual General Release on January 23, 2006. Under the Mutual General Release, the Original Note was exchanged for a new promissory note (the “New Note”) in the amount of $243,395 issued by the Company to the Lehmans and the Company issued 135,000 shares of common stock to Master’s Trust in exchange for the full release and satisfaction of the mortgage on the Permeate real estate.

The New Note was payable on August 1, 2006 and was repaid in full at that date. Interest was due monthly on the outstanding principal amount of the New Note at a rate equal to 0.5% above the prime rate. The Company made monthly payments equal to $3,128 allocated between interest and principal based on the then-current prime rate.

The Company recorded the 135,000 shares of common stock issued to Master’s Trust at a value $432,000 based on the closing price of the common stock on January 23, 2006. At the time of the restructuring, the holders of the Original Note held a significant percentage of the common stock of the Company then outstanding. Therefore, the difference between the values of the New Note and 135,000 shares and the Original Note was recorded as an increase in Stockholders’ equity of $449,605.

In April 2005, the Company ceased operations at Permeate in order to refurbish the facility. The facility remains closed while the Company evaluates how to maximize strategic use of the facility. In accordance with SFAS 144 the Company records impairment losses for long lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets carrying amount. The carrying value for Permeate is approximately $1,646,000 as of September 30, 2006. Although the Company cannot estimate cash flows from operations at this time, the Company has concluded that the disposition value of the asset exceeds its carrying amount after considering the value of the Company's Blairstown facility, replacement costs and other ethanol facilities.

NOTE 4. FUSION CAPITAL TRANSACTION

During the nine months ended September 30, 2006, the Company sold 1,894,699 shares of common stock to Fusion Capital Fund II, LLC (“Fusion”) for total gross proceeds of $9,846,016. There have been no sales of common stock to Fusion since April 20, 2006.

In January 2006, the Company issued 75,000 warrants to a group of consultants as compensation for introducing, arranging and negotiating the financing with Fusion. The Company also agreed to pay 2.38% of the gross funds received from Fusion to these consultants as further compensation. The amounts related to the warrants and fees paid to these consultants have been recorded as a reduction to additional paid-in-capital.
NOTE 5. PRIVATE OFFERINGS

On April 13, 2006, the Company completed the closing of two separate private offerings of the Company’s common stock.

Under the first offering, the Company sold a total of 6,697,827 shares of its common stock at a purchase price of $4.50 per share to purchasers that qualified as accredited investors, as defined in Regulation D promulgated under the Securities Act. Gross proceeds from the offering were $30,139,864. The Company also issued warrants to purchase 1,339,605 shares of common stock at a purchase price of $4.50 per share and warrants to purchase 669,846 shares of common stock at a purchase price of $6.85 per share. The warrants have an expiration date of April 4, 2009.

Under the second offering, the Company sold a total of 888,889 shares of its common stock at a purchase price of $4.50 per share to a purchaser that qualified as an accredited investor, as defined in Regulation D promulgated under the Securities Act. Gross proceeds from the offering were $4,000,000. The Company also issued warrants to purchase 177,778 shares of common stock at a purchase price of $4.50 per share and warrants to purchase 88,889 shares of common stock at a purchase price of $6.85 per share. The warrants have an expiration date of April 4, 2009.

In connection with these offerings, the Company incurred cash transaction expenses of $2,503,144, including placement agent fees. The Company also issued, as additional compensation to the placement agent, warrants to purchase 606,938 shares of common stock at a purchase price of $4.50 per share.

NOTE 6. INCENTIVE COMPENSATION PLAN

The Xethanol Corporation 2005 Incentive Compensation Plan (the “Plan”) provides for grants of stock options, stock appreciation rights or SARs, restricted or deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property. Under the Plan, the total number of shares of common stock that may be subject to the granting of awards is 4,000,000 shares, plus the number of shares with respect to which awards previously granted there under are forfeited, expire, terminate without being exercised or are settled with property other than shares, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. Persons eligible to receive awards under the Plan are the officers, directors and employees of and consultants to the Company and its subsidiaries. On August 10, 2006, at the annual meeting of stockholders, the stockholders voted to amend the Plan to (i) increase the number of shares of common stock available for awards under the Plan from 2,000,000 to 4,000,000 and (ii) eliminate a provision limiting to 250,000 the number of shares with respect to which each type of award may be granted to any participant during any fiscal year.

During the three and nine months ended September 30, 2006, options to purchase 260,000 and 1,355,000 shares of common stock, respectively, were awarded to executive officers and key employees. These options vest up to one year from the date of grant and are exercisable over a five-year period with exercise prices ranging from $3.62 to $11.04 per share. The fair value of these options is $494,029 and $4,758,890, respectively, and was determined at their grant date using a Black-Scholes option pricing model and is being recorded as compensation expense over the respective vesting periods. During the three months ended September 30, 2006, unvested options to purchase 350,000 shares of common stock were forfeited by the Company’s former Chief Executive Officer pursuant to a separation agreement. The Company recorded net compensation expense for outstanding stock options of $122,766 and $2,761,341 for the three and nine months ended September 30, 2006, respectively. As of September 30, 2006, 317,070 shares of common stock and stock options to purchase 1,485,000 of common stock have been granted under the Plan.

As of September 30, 2005, 317,070 shares of our common stock were awarded under the Plan. The fair value of these shares was estimated using the offering price of $3.25 per share and was recorded as employee compensation or consulting fee expense. During the nine months end September 30, 2005, compensation expense related to these stock awards was $1,030,478.

As of September 30, 2005, options to purchase 480,000 shares of common stock were awarded under the Plan. During the three months ended September 30, 2005, the Company awarded options to purchase 330,000 shares of common stock. These options are exercisable over a five-year period with exercise prices $4.00 per share. The weighted average exercise price for all outstanding options was $3.95. During the same period, current options to purchase 150,000 shares were forfeited or reclassified. During the nine months ended September 30, 2005, compensation expense related to these options was $440,983.

The weighted average fair value of stock options is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Risk-free interest rate	4.74%	4.04%	4.78%	3.94%
Expected life of options	5.00	5.00	4.60	4.38
Expected dividend yield	0%	0%	0%	0%
Expected volatility	55.0%	40.0%	55.0%	40.0%

NOTE 7. WARRANTS

During the nine months ended September 30, 2006, the Company issued 2,958,056 warrants pursuant to equity financing and debt conversion. There were no warrants issued during the three months ended September 30, 2006. The Company also granted during the three and nine months ended September 30, 2006, 0 and 940,122 warrants, respectively, to consultants, strategic partners and advisors as compensation for services rendered.

The fair value of warrants granted as compensation during the nine months was estimated at the grant date using the Black-Scholes option pricing model and recorded as expense over the relevant vesting periods. The Company recorded compensation expense of $281,646 and $867,208 for the three and nine months ended September 30, 2006 and a loss on royalty note conversion for outstanding warrants of $0 and $2,170,212 for the three and nine months ended September 30, 2006, respectively.

The weighted average fair value of warrants is estimated at the grant date using a Black-Scholes option-pricing model with the following weighted average assumptions:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Risk-free interest rate	-	3.71%	4.91%	3.71%
Expected life of options	-	3.00	3.23	3.00
Expected dividend yield	-	0%	0%	0%
Expected volatility	-	40.0%	55.0%	40.0%

During the nine months ended September 30, 2006, warrants to purchase and 311,428 shares, respectively, were exercised for total cash proceeds of $945,120. There were no exercised warrants during the three months ended September 30, 2006.

At September 30, 2006, the Company had total outstanding warrants to purchase 5,042,776 shares of common stock outstanding with a weighted average exercise price of $5.21.

NOTE 8. RELATED PARTY TRANSACTIONS

In February 2005, the Company entered into a Consulting Services Agreement with Jeffrey S. Langberg, then a major stockholder and a member of the Company’s Board of Directors, pursuant to which Mr. Langberg agreed to provide the Company general business advisory services. Under this agreement, the Company paid Mr. Langberg a monthly consulting fee of $15,000 and Mr. Langberg was eligible to receive awards under the Company’s 2005 Incentive Compensation Plan. Mr. Langberg did not receive any compensation otherwise payable to him as a director. During the nine months ended September 30, 2006, Mr. Langberg received consulting fees of $135,000 and was awarded a performance bonus of $400,000 payable during 2006. On June 12, 2006, Jeffrey S. Langberg resigned as a director but continued to serve as an advisor to the Board of Directors of the Company. For the nine months ended September 30, 2006, total office rent expense of $90,000 was paid under a sublease with Xethanol Management Services, LLC, which is a single member limited liability company controlled by Mr. Langberg. The Company’s management believes these payments of rent are reasonable and appropriate.

On June 12, 2006, the Company issued to Mr. Langberg an option to purchase 250,000 shares of common stock at an exercise price of $8.32 per share vesting upon the date on which NewEnglandXethanol, LLC has approved and commenced its initial project. For these purposes, the project shall have been approved and commenced when (a) the project has been approved, (b) financing for construction of the project has been obtained and closed and (c) the chief executive officer of the Company has notified the Board of Directors of the Company or the compensation committee thereof that conditions (a) and (b) have been met, which notification shall not be unreasonably withheld or delayed. The fair value of this option was $989,050 and will be charged to operations when vested.

On September 25, 2006, the Company terminated Mr. Langberg’s s consulting agreement effective immediately. As part of the separation agreement with Mr. Langberg that is currently being negotiated, the Company will pay Mr. Langberg $135,000 as a termination payment. During the three months ended September 30, 2006, the Company recorded compensation expense of $135,000 pursuant to the termination agreement.

On August 24, 2006, the Company and Christopher d’Arnaud-Taylor, the Company’s former Chairman, President and Chief Executive Officer, entered into a termination agreement under which the Company and Mr. d’Arnaud-Taylor agreed that Mr. d’Arnaud-Taylor’s employment by, and his position as an officer of, the Company was terminated effective as of August 22, 2006 (the “Termination Date”). The agreement provides that Mr. d’Arnaud-Taylor will continue to serve as a director of the Company for the remainder of his current term.

Under the termination agreement, the Company will continue to pay Mr. d’Arnaud-Taylor his salary and maintain his employment benefits as in effect immediately prior to the Termination Date through September 30, 2006 and the Company will pay Mr. d’Arnaud-Taylor $100,000 in severance on the three-month anniversary of the Termination Date. The agreement provides that, subject to Mr. d'Arnaud-Taylor's compliance with the terms of the agreement, the exercise periods of the options to purchase 250,000 shares of common stock at an exercise price of $5.56 per share and 450,000 shares of common stock at an exercise price of $8.32 per share that were granted to Mr. d’Arnaud-Taylor on February 28, 2006 and June 12, 2006, respectively, are extended until the third anniversary of the Termination Date with respect to one half of each option. The options are otherwise terminated. The agreement also provides that the Company will reimburse Mr. d’Arnaud-Taylor for any reasonable and appropriately documented business expenses he may have incurred prior to the Termination Date in the performance of his duties as an employee of the company and that Mr. d’Arnaud-Taylor will be entitled to continue his coverage under the Company’s group medical and dental plans to the extent provided in and subject to the terms and conditions of the Company’s standard policy.

Under the termination agreement, Mr. d’Arnaud-Taylor agreed to provide such advisory and consulting services as the Company may reasonably request during the three months after the Termination Date to permit the order transfer of his duties to other company personnel and not to solicit employees of the company during the period ending on the first anniversary of the Termination Date. The agreement also provides for the Company and Mr. d’Arnaud-Taylor to mutually release each other from all claims arising prior to the date of the agreement, other than claims based on the released party’s willful acts, gross negligence or dishonesty and, with respect to Mr. d’Arnaud-Taylor’s release of the Company, claims vested before the date of the agreement for benefits under the company’s employee benefit plans and claims for indemnification for acts as an officer of the Company.

On August 25, 2006, the Company and Mr. d’Arnaud-Taylor entered into a one year consulting agreement under which Mr. d’Arnaud-Taylor agreed to provide such consulting and advisory services as the Company may reasonably request from time to time. During the term of the agreement, the Company will pay Mr. d’Arnaud-Taylor $15,000 per month (payable monthly in arrears) and reimburse him for any reasonable and appropriately documented business expenses he may incur in the performance of his duties under the agreement. The agreement provides that Mr. d’Arnaud-Taylor is not required to dedicate more than eight days in any calendar month to the performance of services under the agreement and that if he does provide services for more than eight days in any calendar month, the Company will pay him an additional $2,000 for each additional day or part thereof.

Mr. William P. Behrens, a newly elected director effective October 1, 2006, is the Vice Chairman of Northeast Securities, Inc. (“Northeast”). Pursuant to a placement agent agreement dated as of February 22, 2006 (the “Placement Agent Agreement”) between the Company and Northeast, Northeast acted as the Company’s placement agent in connection with the private offering of the Company’s common stock and warrants to purchase common stock consummated on April 13, 2006. In consideration of Northeast’s services under the Placement Agent Agreement, on April 13, 2006, the Company paid Northeast $1,928,397 in cash and issued to Northeast and its designees warrants (the “Placement Agent Warrants”) to purchase a total of 606,938 shares of the Company’s common stock at an exercise price $4.50 per share, exercisable at any time until April 12, 2009. The Placement Agent Warrants may be exercised on a “cashless” basis at any time and are otherwise exercisable on the same terms and conditions as the warrants issued to the investors in the April 2006 private placement. Placement Agent Warrants to purchase 63,891 shares of common stock were issued to Mr. Behrens as a designee of Northeast. The Placement Agent Agreement provides that the shares of common stock issuable upon exercise of the Placement Agent Warrants are entitled to registration rights on the same terms as the shares of common stock and warrants purchased by the investors in the April 2006 private placement

On October 1, 2006, the Company and Northeast entered into an advisory agreement pursuant to which Northeast will, on a non-exclusive basis, assist the Company in various corporate matters including advice relating to general capital raising, mergers and acquisition matters, recommendations relating to business operations and strategic planning. In consideration of these services, the Company will pay Northeast an advisory fee of $10,000 per month during the term of the agreement and reimburse Northeast for all necessary and reasonable out-of-pocket costs and expenses it incurs in the performance of its obligations under the agreement. The term of the agreement is one year, subject to earlier termination by the Company in the event of a material breach by Northeast of any of its obligations under the agreement. The agreement provides that if, within twelve months after the termination of the agreement, the Company either (i) consummates a financing transaction with any investor introduced to the Company by Northeast prior to the termination or (ii) enters into a definitive agreement to consummate a financing transaction with any such investor and the financing transaction is consummated within six months thereafter, then the Company shall pay Northeast a cash fee in line with industry standard rates. The agreement also provides that the Company shall indemnify Northeast against any losses, claims, damages and liabilities it may incur as a result of its engagement as an advisor under the agreement, other than losses, claims, damages and liabilities resulting solely from Northeast’s gross negligence or willful misconduct.

NOTE 9. INVESTMENT IN H2DIESEL, INC.

On April 14, 2006, the Company entered into an Investment Agreement (the “Original Investment Agreement”) with two institutional investors (the “Investors”) and H2Diesel, Inc. (“H2Diesel”). On May 17, 2006, the parties entered into an amendment (the “Amendment”) of the Original Investment Agreement effective as of April 14, 2006. The Original Investment Agreement as amended by the Amendment is referred to as the “Investment Agreement.”

On March 20, 2006, in exchange for gross proceeds of $2,000,000 from the Investors, H2Diesel issued to the Investors 3,250,000 shares of H2Diesel’s common stock and stock options to purchase 2,000,000 shares of H2Diesel’s common stock for an aggregate purchase price of $5,000,000 (the “Investor Option”). On April 14, 2006, H2Diesel issued to the Company a total of 2,600,000 shares of H2Diesel’s common stock, granted the Company the right to purchase up to an additional 2,000,000 shares of H2Diesel common stock at an aggregate purchase price of $3,600,000 (the “Company Option”), and the Company granted the Investors the right to require the Company to purchase the 3,250,000 shares of H2Diesel common stock owned by the Investors in exchange for 500,000 shares of the Company’s common stock (the “Put Right”). Of the 2,600,000 shares of H2Diesel common stock issued to the Company, 1,300,000 shares were issued as an inducement to enter into the Put Right. The fair value of these shares was $793,815, based on a share price of approximately $0.61and was credited to additional paid-in capital. Concurrently, on April 14, 2006, the Investors exercised their respective Put Rights, and the Company purchased the Investors’ 3,250,000 shares of H2Diesel’s common stock in exchange for 500,000 shares of the Company’s common stock. The Company considers its investment in H2Diesel as a variable interest in a VIE. Since the Company is not the primary beneficiary of the VIE, the Company has accounted for its investment in H2Diesel utilizing the equity method of accounting pursuant to APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, at the   fair value of the Company’s shares issued of $5,425,000. The Company’s 5,850,000 shares of H2Diesel common stock held by the Company as of September 30, 2006, represented 45% of the H2Diesel common stock then outstanding.

On October 20, 2006 H2Diesel completed a "reverse merger" transaction, in which Wireless Holdings, Inc., a Florida corporation (”Wireless Holdings”), caused its newly-formed, wholly owned subsidiary, Wireless Acquisition Holdings Corp., a Delaware corporation, to be merged with and into H2Diesel. The common stock of Wireless Holdings is quoted on the OTC Bulletin Board under the symbol WLHO.OB. Shortly before the closing of the reverse merger, H2Diesel completed a private offering to accredited investors of 2,915,000 shares of its common stock, par value $.0001 per share, and received gross proceeds of $2,915,000 at the closing of the private offering, which includes the conversion of a demand note in the principal amount of $765,000 into 765,000 shares of its common stock at price of $1.00 per share. Upon the effectiveness of the reverse merger, each share of H2Diesel common stock outstanding immediately prior thereto was converted into one share of the common stock of Wireless Holdings. As of October 20, 2006 the Company owns approximately 34.2% of the outstanding common stock of Wireless Holdings. H2Diesel is a development stage company that has not generated any revenues.

The fair value of the Company’s investment in H2Diesel as of April 14, 2006 has been estimated as follows:

Net assets of H2Diesel	$988,747
Sublicense agreement	1,000,000
Master license agreement	3,436,253
Investment in H2Diesel	$5,425,000

Summarized financial information of H2Diesel, Inc. as of June 30, 2006 is as follows:

Period from February 28,
2006 (Inception) to
June 30, 2006
Statement of Operations:
Research and development expenses	$30,902
General and administrative expenses	1,929,093
Net loss from operations	(1,959,995)
Interest expense	235,348
Net loss	$(2,195,343)

June 30, 2006

Cash	$59,567
Prepaid expenses	711,480
Total current assets	771,047
License agreement	8,061,300
Total assets	$8,832,347

Accounts payable and accrued expenses	$236,352
License agreement payable (net), current	2,392,061
Total current liabilities	2,628,413
License agreement payable (net), non-current	3,908,840
Total liabilities	6,537,253

Common stock	1,300
Additional paid-in capital	4,489,137
Accumulated deficit	$(2,195,343)
Total stockholders’ equity	2,295,094
Total liabilities and stockholders’ equity	$8,832,347

In connection with the Agreements, the Company and H2Diesel entered into a Management Agreement and Sublicense Agreement, each of which is dated April 14, 2006. The Sublicense Agreement was amended and restated on June 15, 2006, effective April 14, 2006, in an Amended and Restated Sublicense Agreement (the “Amended Sublicense Agreement”). Under the Management Agreement, the Company will manage the business of H2Diesel for a term of one year. The Company received 1,300,000 of the 2,600,000 shares of H2Diesel common stock issued to the Company pursuant to the Agreements as a non-refundable fee for the Company’s services under the Management Agreement. These shares had a fair value of $793,815, based on a share price of approximately $0.61 and have been recorded as deferred revenue.

On August 25, 2006, H2Diesel notified the Company of its election to exercise its right to terminate the Management Agreement between the parties effective as of September 25, 2006. H2Diesel elected to terminate the Management Agreement because it believed that it was in its best interest to disengage the Company and to pursue additional internal management and/or a replacement external manager. The Company has no financial obligation to H2Diesel in regard to the Management Agreement termination and the Company will retain the 1,300,000 shares of H2Diesel common stock it received pursuant to the Management Agreement. Accordingly, during the period from April 14, 2006 through September 30, 2006, the Company has recorded management fee income of $436,598 which is net of $357,217, the Company’s 45% equity portion of management fee expense recorded by H2Diesel.

As a consequence of the Investors’ exercise of the Put Option, the right to exercise the Investor Option was transferred to the Company. The Investors retained the right to purchase up to 500,000 of the shares that are subject to the Investor Option if the Company exercises the transferred Investor Option. If they did not exercise their right to purchase all of the 500,000 shares of H2Diesel common stock that they were entitled to purchase pursuant to their retained Investor Option rights, then the Company may have purchased those shares. The Company elected not to exercise the Company Option or the Investor Option prior to their expiration on August 15, 2006.

The financial statements of Wireless Holdings were not available as of the date of this filing. Wireless Holdings will file a Form 10-QSB for the period ended September 30, 2006. The Company has estimated Wireless Holdings’ loss for the period from April 14, 2006 through September 30, 2006. For the period from April 14, 2006 through September 30, 2006, the Company recorded an estimated loss on the investment in H2Diesel of $922,274 based on the equity method of accounting including an estimated net loss of $665,827 for the three months ended September 30, 2006. The Company has capitalized its amended sublicense agreement with H2Diesel (as discussed below) and has estimated its useful life to be ten years from the Trigger Date (see below). The Company will amortize the value of the amended sublicense agreement commencing on the Trigger Date. The Company will record expense pursuant to the Company’s amended sublicense agreement based on the greater of minimum royalties due or royalties per gallon of product purchased from H2Diesel. Minimum royalty expense is recognized on a straight-line basis over each period if guaranteed, as defined, in the license agreement. Royalties exceeding the defined minimum amounts are recorded as expense during the period corresponding to product purchases. Minimum royalties shall not be due until H2Diesel has met certain product specifications and other requirements of the Company. Accordingly, no expense has been recorded for the period ended September 30, 2006. A loss in the value of the investment in H2Diesel which is other than a temporary decline will be recognized in accordance with APB18.

H2Diesel plans to produce, sell or sublicense to third parties for its manufacture and use, a proprietary vegetable oil based bio-fuel to be used as an additive or substitute for conventional petroleum diesel and bio-diesel, heating and other fuels , pursuant to an exclusive license agreement entered into by H2Diesel on March 20, 2006 (the “Master License”). H2Diesel’s business model is to utilize its licensed proprietary technology to manufacture or sublicense its fuel products for sale to alternative fuel manufacturers and distributors.

Under the Amended Sublicense Agreement, the Company was granted an exclusive sublicense to produce and sell products (“Products”) incorporating a fuel additive (the “Additive”) manufactured by the Company in Maine, Vermont, New Hampshire, Massachusetts, Connecticut, Rhode Island, New York, Pennsylvania, Delaware, New Jersey, Virginia, West Virginia, North Carolina, South Carolina, Georgia and Florida, and a non-exclusive license to sell those Products anywhere within North America, Central America and the Caribbean. Additional territories may be added by written agreement of the parties. It is the Company’s belief that the Additive improves the performance of biodiesel fuels.

Under the Amended Sublicense Agreement, H2Diesel must sell Additive to the Company which is sufficient to meet the Company’s requirements for the production of Product at the lower of its actual cost or the price at which it sells Additive to unrelated third parties or at such other price as the Company and H2Diesel may agree upon. The Company is obligated to pay certain royalties to H2Diesel based on sales of Products by us or our sublicensees. The royalty (the “Royalty”) that the Company must pay per gallon of Product that the Company or our distributors sell is the lesser of $.10 per gallon or the lowest per gallon royalty that H2Diesel charges to unrelated entities. The minimum total Royalties that the Company must pay during the first royalty period, which begins on the date H2Diesel first notifies us that it can produce and deliver Additive in sufficient quantities to meet our requirements, is able to do so and provides us with the technical and engineering specifications necessary for a plant to produce the Products (the “Trigger Date”) and ends 12 months later, is the total Royalties that would be payable based upon sales of 20,000,000 gallons of Product (the “Minimum Sales Amount”). The Minimum Sales Amount increases by 10,000,000 barrels for each succeeding 12-month period during the initial term of the Amended Sublicense Agreement, which ends 10 years from the Trigger Date. If the Company does not meet the Minimum Sales Amount, or pay the Royalties that would have been payable had the Company met the Minimum Sales Amount, in any twelve-month period, the Company’s rights become non-exclusive. H2Diesel also has the right to terminate the Amended Sublicense Agreement if Royalties based upon the Minimum Sales Amount are not paid for the first three twelve-month periods after the Trigger Date. The Amended Sublicense Agreement automatically renews for successive one year periods provided there is no existing default at the time of renewal. As of November 14, 2006, the Trigger Date had not yet commenced and accordingly, no royalty expense has been recorded by the Company pursuant to the Amended Sublicense Agreement.

Also on June 15, 2006, the Company entered into a Technology Access Agreement with H2Diesel, pursuant to which H2Diesel delivered to the Company the formula for the Additive and all know-how in its possession, under its control or available from its licensor of the Technology that relates to the manufacture of the Additive. H2Diesel is required to continue to provide the Company with information regarding modifications to that formula or know-how. The Company has no right to use the formula or the know-how so long as H2Diesel is not in default of its obligations under the Amended Sublicense Agreement. After an event of default, the Company has the right to use the formula and know-how to produce Additive to meet its needs to exercise the Company’s right to sell Product under the Amended Sublicense Agreement. The Company must pay H2Diesel the royalties the Company would otherwise have paid in connection with sales of Product, but may offset the amount by which the cost the Company incurs in manufacturing the Product itself exceeds the price that the Company would otherwise have paid H2Diesel. The Company has retained the right to seek damages from H2Diesel for any excess cost of the Additive.

NOTE 10. CONVERSION OF SENIOR SECURED ROYALTY INCOME NOTES

On April 21, 2006, the holders of the Company’s $5,000,000 Senior Secured Royalty Income Notes (the “January 05 Notes”) and $1,600,000 Senior Secured Royalty Income Notes (the “August 05 Notes”) (together, the “Notes”) exercised their rights to convert the Notes into shares of common stock of the Company. The principal amounts of the Notes were convertible at a price equal to $4.00 per share.

In connection with the conversions, the Company issued 1,250,000 shares of common and a three-year warrant to purchase 250,000 shares of common stock at a purchase price of $12.50 to the holders of the January 05 Notes and 400,000 shares and a three-year warrant to purchase 80,000 shares of common stock at a purchase price of $12.50 to the holders of the August 05 Notes. The holders of the Notes also agreed to waive accrued and unpaid interest from January 1, 2006 through April 12, 2006 totaling $203,500.

A net expense of $1,966,712 related to issuance of the warrants and the waiver of interest is reflected in Other expense in the Consolidated Statements of Operations as Loss on Royalty Note Conversion.

NOTE 11. ORGANIZATION OF COASTALXETHANOL, LLC

In April 2006, the Company entered into a letter of intent with Coastal Energy Development, Inc., a Georgia corporation (“CED”), to jointly develop plants for the production of ethanol in the State of Georgia and in the South Carolina counties in which the cities of Charleston and Georgetown are located. In April 2006, the Company formed a subsidiary, CoastalXethanol, LLC (“CX”) for the purpose of implementing the projects contemplated by that letter of intent. On May 30, 2006, the Company entered into an Organizational Agreement (“Organizational Agreement”) with CED, pursuant to which the Company and CED organized CX. On the same date, the Company and CED entered into an Operating Agreement that relates to the operation and management of CX. The purpose for which CX was organized is to develop and operate facilities for the production of ethanol in the State of Georgia and in certain parts of the State of South Carolina. The Company has granted CX the exclusive right to use its technology for the development and operation of such facilities in the geographic areas in which CX intends to construct its facilities.

The Company invested $40,000 for 80% of the membership interests in CX and CED invested $10,000 for 20% of the membership interests in CX. In connection with those Agreements, the Company issued to CED a warrant to purchase 200,000 shares of our Common Stock at a purchase price of $6.85 per share that is first exercisable on May 30, 2007 and is exercisable until May 30, 2010. The fair value of these warrants is $1,011,420 and is being amortized over its vesting period. The Company granted CED certain registration rights with respect to the shares underlying such warrants.   In the event of a change of control of the Company, CED will have the right to exchange its interest in CX for shares of the Company’s common stock, at an exchange rate that is based upon the appraised value of CED’s interest in CX and 95% of the market price of the Company’s common stock for the 15 days preceding the completion of the valuation of CED’s interest in CX. The Company also agreed to permit CED to require the Company to exchange CED’s interest in CX for shares of the Company’s common stock after three years from the date of the Organizational Agreement. CED agreed to permit the Company to require CED to exchange its interest in CX for shares of the Company’s common stock after three years from the date of the Organizational Agreement. In each case, the exchange rate will be set by mutual agreement or, if the Company and CED cannot agree, based upon the appraised value of CED’s interest in CX and the market price of the Company’s common stock for the 30 days preceding the completion of the valuation of CED’s interest in CX.

Acquisition of site in Augusta, Georgia

In May 2006, CX signed a letter of intent with Pfizer, Inc. to purchase Pfizer's pharmaceutical manufacturing complex located in Augusta, Georgia. CX intends to adapt that plant for use in producing ethanol from corn, and ultimately from cellulosic and other biomass waste streams generated by industrial producers in the surrounding areas. On August 23, 2006, CX closed its purchase of the site. Under the purchase agreement, CX, through its newly-formed, wholly-owned subsidiary, Augusta BioFuels, LLC (“ABF”), paid approximately $8.6 million in cash for the facility. The cash to acquire the facility was provided by a loan from the Company to CX (the “CX Note”) and a loan from CX to ABF (the “ABF Note”). The terms of the CX Note provide for five annual payments of principal and interest with the first annual payment due on the first anniversary of the date upon which ABF begins producing saleable ethanol. So long as the CX Note is outstanding, the Company will receive an extra 10% of any distributions made by CX with respect with respect to the membership interests in CX. As the amount outstanding under the CX Note decreases, the extra 10% that the Company is entitled to receive will be reduced proportionately.

The Company plans to construct a 50 million gallon per year ethanol facility at the site.

 As of September 30, 2006, the Company has advanced $586,000 to CX for working capital purposes. Advances to CX are repayable out of CX’s cash. CX has loaned $378,000 to CED for working capital purposes. CX loans to CED are repayable to CX from any distributions by CX to CED in respect to CED’s membership in CX. CX has provided a reserve against its loans to CED pending CX having distributable cash flow. The Company consolidates the operations of CX.

On October 31, 2006, ABF entered into a purchase and sale agreement with Rabin Worldwide, Inc, (the “Buyer”) for the sale of certain surplus equipment at the Augusta site. The Buyer paid $3,100,000 in cash to ABF and agreed to perform certain demolition work at the site which has been valued at $1,600,000. The demolition work is to be performed in three phases between November 2006 and June 2007 in accordance with the terms of a demolition agreement.

NOTE 12. ORGANIZATION OF NEWENGLANDXETHANOL, LLC

In April 2006, the Company formed NewEnglandXethanol, LLC (“NEX”). In June 2006, the Company entered into an Organizational Agreement with Global Energy and Management, LLC (“Global”) and an Operating Agreement with NEX and Global relating to the operation and management of NEX. The purpose for which NEX was formed and organized is to develop and operate ethanol production plants in Connecticut, Massachusetts, Rhode Island, New Hampshire, Maine and Vermont. The parties intend that each of those plants will be owned by a special purpose limited liability company owned by NEX and third party investors and operated by Global.

The initial manager of NEX will be Lee R. Tyrol, a principal of Global. Pursuant to the Organizational Agreement, Global will provide those special limited liability companies with certain services that are listed in the Organizational Agreement, and they will pay Global the fees set forth in the Organizational Agreement. The Company and Global each own 50% of the membership interests in NEX.

In connection with the Company’s agreement with Global, the Company issued to Global a warrant to purchase 20,000 shares of our Common Stock at a purchase price of $6.85 per share that is first exercisable on the first anniversary of the date of the Organizational Agreement and expires on the fourth anniversary of the date of the Organizational Agreement. The Company has granted Global certain registration rights with respect to the shares underlying such warrants.   In the event of a Change of Control of the Company, Global will have the right to exchange its interest in NEX for shares of the Company’s common stock, at an exchange rate that is based upon the appraised value of Global’s interest in NEX and 95% of the market price of the Company’s common stock for the 15 days preceding the completion of the valuation of Global’s interest in NEX. The Company also agreed to permit Global to require the Company to exchange its interest in NEX for shares of the Company’s common stock after three years from the date of the Organizational Agreement. The exchange rate will be set by mutual agreement or, if the Company and Global cannot agree, based upon the appraised value of Global’s interest in NEX and 90% of the closing price of the Company’s common stock for the 15 days preceding the completion of the valuation of Global’s interest in NEX.

The Company has preliminarily determined that NEX is a variable interest entity. The Company is not the primary beneficiary and does not control NEX. Accordingly, the Company will account for this investment based on the equity method of accounting pursuant to APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock.

NOTE 13. ACQUISITION OF ADVANCED BIOMASS GASIFICATION TECHNOLOGIES, INC.

Pursuant to an Agreement and Plan of Acquisition dated June 13, 2006, the Company purchased all of the outstanding capital stock of Advanced Biomass Gasification Technologies, Inc. (“ABGT”) from UTEK Corporation in exchange for 136,838 shares of the Company’s Common Stock at a price of $8.27 for a total consideration of $1,131,650.

ABGT is the licensee from the University of North Dakota’s Energy & Environmental Research Center (the “EERC”) of certain patents and know-how related to lignin and biomass gasification in Imbert gasifiers (the “Gasification Technology”). At the time of the acquisition, ABGT had cash of $400,000. ABGT is also a party to a Base Research Agreement with EERC, which has agreed to perform initial research, development, demonstration, and project implementation work with respect to the Gasification Technology (the “Project”), to provide the results of that work to ABGT, to give ABGT a one-year exclusive right of first negotiation to license inventions, discoveries or computer software developed as a result of that project and to grant ABGT a nonexclusive right to use any such invention, discovery, computer software or improvement internally to ABGT. Under the Base Research Agreement, as of September 30, 2006, ABGT had contributed $300,000 to the Project which was supplemented with funding from two EERC programs with the Department of Energy, which provided an additional $480,000.

The license that the EERC granted to ABGT is a worldwide license having a term that is the longer of 20 years or the life of the licensed Gasification Technology. Subject to the satisfaction by ABGT of certain royalty obligations, the license is exclusive in the fields of Lignin and Biomass Feedstock Gasification in Imbert gasifiers of up to 10 megawatt thermal. ABGT has the right to sublicense its rights. ABGT is obligated to pay the EERC royalties based upon its sales of equipment that use the licensed technology, the fuel and/or electricity savings of ABGT’s customers, and ABGT’s sublicensing income. If ABGT does not meet certain minimum royalty thresholds, which apply on a country-by-country basis, its rights in that country become nonexclusive and extend for the term of the license agreement. ABGT also has certain obligations to commercialize the technology based upon milestones that are set forth in the license agreement. ABGT had no operations prior to the Company’s purchase of its assets.

The fair values of the intangible assets of ABGT as of September 30, 2006 are as follows:

License	$248,505
Research Agreement	715,000
$963,505

The value of the Base Research Agreement is being amortized over its three-year term. The Company recorded amortization expense of the AGBT license and research agreement of $68,145 for the period from June 13, 2006 through September 30, 2006. The license agreement is being amortized over 20 years.

NOTE 14. WRITE-OFF OF INTANGIBLE ASSETS

The Company charged $3,635,416 to expense during the fourth quarter of 2005, representing the unamortized cost of license agreements obtained as a result of the Company’s acquisitions of Advanced Bioethanol Technologies Inc., Ethanol Extraction Technologies, Inc., Superior Separation Technologies, Inc. and Xylose Technologies, Inc. The technologies that are covered by these licenses are primarily designed to enhance ethanol production processes and improve feedstock separation to enable biomass conversion. The Company has research agreements with each of the institutions and scientists who hold the original patents for these technologies. Although the Company anticipates further development and testing of the technologies, as well as new technologies and opportunities that may evolve from these relationships, given the pre-commercial stage of these technologies and the uncertainties surrounding both the ultimate commercial deployment of the technologies and the timing and amounts of any cash flows related to such deployment, the Company determined an impairment loss should be recognized.

NOTE 15. LEGAL PROCEEDINGS

On July 29, 2005, William C. Roll, as trustee for the Hope C. Roll Trust, and Hope C. Roll, as trustee for the William C. Roll Trust (hereinafter, the "Plaintiffs"), commenced an action against the Company in the Circuit Court of the Ninth Judicial Circuit, in and for Orange County, Florida, Case No. 2005-CA-6351, requesting declaratory judgment declaring that Plaintiffs are entitled to receive 300,000 shares of the Company’s common stock (264,000 share after adjustment for the Company’s reverse merger) and seeking transfer to Plaintiffs of these 264,000 shares of the Company’s common stock, or, in the alternative, damages for breach of contract, conversion, and breach of fiduciary duty.  The Company filed a notice of removal on August 29, 2005, and the case is now being heard in the United States District Court for the Middle District of Florida, Orlando Division (Case No. 6:05-CV-1263-ORL-28-JGG).  On September 8, 2005, the Company filed its answer and affirmative defenses to Plaintiffs' complaint, asserting that the Rolls do not have any ownership interests in the Company’s shares.  The case is on the trial calendar for trial during a trial term commencing April 2, 2007.

On October 23, 2006, a purported class action complaint (Milton Ariail vs. Xethanol Corporation, Lawrence S. Bellone, Christopher d’Arnaud-Taylor and Jeffery S. Langberg, Civil Action No. 06-10234) was filed in the United States District Court for the Southern District of New York. The complaint alleges, among other things, that the Company and the individual defendants made materially false and misleading statements regarding the Company’s operations, management and internal controls in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder. The individual defendants, Lawrence S. Bellone, Christopher d’Arnaud-Taylor and Jeffery S. Langberg, are respectively the Company’s Chief Financial Officer and a member of its board of directors; a member of its board of directors and its former Chairman, President and Chief Executive Officer; and a former member of its board of directors. The plaintiff seeks, among other things, unspecified compensatory damages and reasonable costs and expenses, including counsel fees and expert fees, on behalf of a purported class of purchasers of the Company's common stock during the period between January 31, 2006 and April 8, 2006. Neither the Company nor, to its knowledge, any of the individual defendants has yet been served with a copy of the complaint. The Company believes that the complaint is without merit and intends to defend the litigation vigorously.

On October 31, 2006, two additional purported class action complaints (Joseph Spoto vs. Xethanol Corporation, Lawrence S. Bellone, Christopher d’Arnaud-Taylor and Jeffery S. Langberg, Civil Action No. 06-11476, and Robert Hamilton vs. Xethanol Corporation, Lawrence S. Bellone and Christopher d’Arnaud-Taylor, Civil Action No. 06-11477 ) were filed in the United States District Court for the Southern District of New York. On November 1, 2006, an additional purported class action complaint (Cheryl Difruscio vs. Christopher d’Arnaud-Taylor, Lawrence S. Bellone, Jeffery S. Langberg and Xethanol Corporation, Civil Action No. 06-11516) was filed in the United States District Court for the Southern District of New York. Each of these three complaints makes substantially the same allegations as the complaint filed on October 23, 2006 and each of these three plaintiffs seeks substantial the same damages as those sought by the plaintiff in the complaint filed October 23, 2006 on behalf of the same purported class. We believe that these three complaints are without merit and we intend to defend the litigation vigorously.

Litigation is subject to inherent uncertainties, and an adverse result in this or other matters that may arise from time to time could have a material adverse effect on the Company’s business, results of operations and financial condition.  Any litigation to which the Company is subject could result in substantial costs and, further, could require significant involvement of management and may divert management’s attention from the Company’s business and operations.

NOTE 16. COMMITMENT

On June 30, 2006, the Company entered into an agreement with PRAJ Industries. Ltd. (“PRAJ”) to supply process license, design, and engineering and supervision services for the construction of a 35 million gallon dehydrated ethanol production plant alongside the Company’s currently operational Blairstown ethanol facility. The cost of the contract is $1,845,000 and is payable over seven installments based on predetermined deliverables. The first payment of $270,000 was made on August 1, 2006. The contract is expected to be completed in mid-2007.

NOTE 17. SUBSEQUENT EVENT

On November 7, 2006, pursuant to an amended and restated asset purchase agreement, the Company purchased all of the assets of a former fiberboard manufacturing facility in Spring Hope, North Carolina. As consideration for the acquisition, the Company paid $4,000,000 in cash, 1,197,000 shares of the Company’s common stock valued at $2.94, the closing price of the Company’s common stock on the preceding business day, and warrants to purchase 300,000 shares of the Company’s common stock at an exercise price of $4.00 per share. The fair value of the warrants using the Black-Scholes option pricing model is $277,470. Total consideration paid for the facility amounted to $7,796,650.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Article Ten of our Certificate of Incorporation provides that our Directors and Officers shall be entitled to be indemnified by us to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). Indemnification is permitted under circumstances where the Director or Officer is involved in a proceeding by reason of his status as a Director or Officer and includes situations in which a Director of Officer who, at our request, is serving or has served in various related capacities.

The indemnification permitted by Article Ten of our Certificate of Incorporation is not exclusive of any other rights permitted by law to which an individual seeking indemnification may otherwise be entitled through by-law provisions, agreements, vote of stockholders or otherwise, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

Registration Fees	$8,043.00	*
Federal Taxes	—
State Taxes	—
Trustee and Transfer Agent Fees	—
Legal Fees and Expenses	85,000.00
Printing and Engraving Expenses	—
Blue Sky Fees	—
Accounting Fees and Expenses	12,000
Listing Fees	79,291.67
Miscellaneous	—
Total	$184,337.70

*  The registration fee of $8,043 was paid upon the initial filing and the Registration Statement on June 16, 2006.

We will bear all fees and expenses incurred in connection with the registration of shares of our common stock in connection with this offering. The selling stockholders will bear all selling and other expenses that they incur in connection with their sale of shares of common stock pursuant to the prospectus which is part of this registration statement.

Item 26. Recent Sales of Unregistered Securities.

2006

Issuance of Equity Securities to Investors.    On April 13, 2006, we concluded the transactions contemplated by a Securities Purchase Agreement dated as of April 3, 2006, with 100 investors (the “Investors”) relating to the sale of our common stock, and the issuance of our Series A Warrants and Series B Warrants (“Investor Purchase Agreement”). Those transactions resulted in the sale to the Investors of an aggregate of 6,697,827 shares of our $.001 par value common stock at a purchase price of $4.50 per share (the “Shares”), the issuance of our three-year Series A Warrants to purchase up to an aggregate of 1,339,605 shares of our common stock at an exercise price of $4.50 per share, and the issuance of our three-year Series B Warrants to purchase up to 669,846 shares of common stock at an exercise price of $6.85 per share.

In connection with these transactions we received $30,139,951 from the sale of the Shares and the Class A and Class B Warrants. Of that amount, we paid total commissions in the amount of $2,509,396.78 to certain placement agents. In addition, we issued Class A Warrants to purchase an aggregate of 606,938 shares of common stock to certain placement agents who provided services to us in connection with the sale of the Shares and the Class A Warrants and the Class B Warrants.  As a result of these transactions, we may receive up to an additional $8,759,443 over the next three years upon exercise by Investors and the placement agents of the Series A Warrants and up to an additional $4,588,445 over the next three years upon exercise by Investors of the Series B Warrants. .

In addition to the Investor Purchase Agreement, we also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors whereby we agreed to file a Registration Statement with the Securities and Exchange Commission on Form SB-2 or any other form appropriate for such purpose (the “Registration Statement”) within 30 days of the closing of the sale of the Shares. We are required to use best efforts to have the Registration Statement declared effective within 90 days (or, under certain circumstances, within 120 days) following the closing of the sale of the Shares.

The securities issued pursuant to the Investor Purchase Agreement were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The exemptions are claimed upon, among other things, certain representations made by each of the Investors in connection with the transactions. The purchase price paid by the Investors as consideration for the common stock, the warrants, and other transactions contemplated by the Investor Purchase Agreement was determined through arm's-length negotiations between the parties.

The Investor Purchase Agreement, the Registration Rights Agreement, the form of Series A Warrant and the form of Series B Warrant have been included as exhibits to this registration statement. The Series A Warrants and the Series B Warrants that have been or will be issued to each Investor and to the placement agents are identical to the form of Series A Warrant and Series B Warrant included as exhibits, except as to the number of shares of common stock that are covered by such Warrants.

Issuance of Equity Securities to Goldman Sachs & Co.    On April 13, 2006, we also concluded the transactions contemplated by a Securities Purchase Agreement dated as of April 3, 2006, with Goldman Sachs (“Goldman”) relating to the sale of our common stock, and the issuance of our Series A Warrants and Series B Warrants (“Goldman Purchase Agreement”). These transactions resulted in the sale of 888,889 shares of our $.001 par value common stock at a purchase price of $4.50 per share to Goldman and the issuance of our Series A Warrants to purchase up to 177,778 shares of our common stock at an exercise price of $4.50 per share and the issuance of our Series B Warrants to purchase up to 88,889 shares of common stock at an exercise price of $6.85 per share. We received $4,000,000 in connection with the purchase by Goldman of our common stock, .Series A Warrants and .Series B Warrants. We can receive up to an additional $800,001 over the next three years upon the exercise by Goldman of the Series A Warrants and up to an additional $608,889 over the next three years upon the exercise by Goldman of the Series B Warrants. Assuming the exercise by Goldman of all of its Series A and Series B Warrants, the total investment by Goldman would be $1,408,890.

The securities issued pursuant to the Goldman Purchase Agreement were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The exemptions are claimed upon, among other things, certain representations made by Goldman in connection with the transactions. The purchase price paid by Goldman as consideration for the common stock, the warrants, and other transactions contemplated by the Goldman Purchase Agreement was determined through arm's-length negotiations between the parties.

Investment in H2Diesel, Inc. Effective April 14, 2006, we entered into an Investment Agreement with two institutional investors (the “Investors”) and H2Diesel, Inc. (“H2Diesel”). That agreement was amended on June 15, 2006, effective as of April 14, 2006 (as so amended, the “Amended Agreement”).   Under the terms of the Amended Agreement, among other things, the Investors purchased 3,250,000 shares of H2Diesel common stock and we granted the Investors the right to require us to purchase the shares of H2Diesel Common Stock owned by them in exchange for 500,000 shares of our common stock (the “Put Right”). On April 14, 2006, the Investors exercised their Put Rights, and we purchased the Investors’ 3,250,000 shares of H2Diesel Common Stock in exchange for 500,000 shares of our common stock. The securities issued pursuant to the Amended Agreement were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The exemptions are claimed upon, among other things, certain representations made by each of the Investors in connection with the transactions

Conversion of Senior Secured Royalty Income Notes.    On April 21, 2006, the holders of our $5,000,000 Senior Secured Royalty Income Notes (the “January ‘05 Notes”) and $1,600,000 Senior Secured Royalty Income Notes (the “August ‘05 Notes”) (together, the “Notes”) exercised their rights to convert the Notes into shares of our common stock. The principal amounts of the Notes were convertible at a price equal to $4.00 per share. In connection with the conversions, we issued 1,250,000 shares of common and a three-year warrant to purchase 250,000 shares of our common stock at a purchase price of $12.50 to the holders of the January ‘05 Notes and 400,000 shares and a three-year warrant to purchase 80,000 shares of our common stock at a purchase price of $12.50 to the holders of the August ‘05 Notes. The securities issued pursuant to the Investor Purchase Agreement were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act.

Warrants issued in Connection with Organization of CoastalXethanol, LLC. On May 30, 2006, we entered into an Organizational Agreement (“Organizational Agreement”) with Coastal Energy Development, Inc., pursuant to which, among other things, we issued to Coastal a warrant to purchase 200,000 shares of our Common Stock, par value $.001 per share, at a purchase price of $6.85 per share that is first exercisable on May 30, 2007 and is exercisable until May 30, 2010. We have granted Coastal certain registration rights with respect to the shares underlying that warrant.

In addition, in the event of a Change of Control of us, Coastal will have the right to exchange its interest in CoastalXethanol for our shares, at an exchange rate that is based upon the appraised value of Coastal’s interest in CoastalXethanol and 95% of our market price of Xethanol Common Stock for the 15 days preceding the completion of the valuation of Coastal’s interest in CoastalXethanol. We have also agreed to permit Coastal to require us to exchange Coastal’s interest in CoastalXethanol for shares of our Common Stock after three years from the date of the Organizational Agreement. Coastal has agreed to permit us to require Coastal to exchange its interest in CoastalXethanol for shares of our Common Stock after three years from the date of the Organizational Agreement. In each case, the exchange rate will be set by mutual agreement or, if we and Coastal cannot agree, based upon the appraised value of Coastal’s interest in CoastalXethanol and the market price of our Common Stock for the 30 days preceding the completion of the valuation of Coastal’s interest in CoastalXethanol. The securities issued pursuant to the Organizational Agreement were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act .

Warrants issued in Connection with NewEnglandXethanol, LLC. On June 12, 2006, we entered into an Organizational Agreement with Global Energy and Management, LLC (“Global”) pursuant to which, among other things, we issued to Global a warrant to purchase 20,000 shares of our Common Stock at a purchase price of $6.85 per share that is first exercisable on the first anniversary of the date of the Organizational Agreement and expires on the fourth anniversary of the date of the Organizational Agreement. We have granted Global certain registration rights with respect to the shares underlying such warrants.   In the event of a Change of Control of us, Global will have the right to exchange its interest in NewEnglandXethanol for shares of our Common Stock, at an exchange rate that is based upon the appraised value of Global’s interest in NewEnglandXethanol and 95% of the market price of our Common Stock for the 15 days preceding the completion of the valuation of Global’s interest in NewEnglandXethanol. We have also agreed to permit Global to require us to exchange its interest in NewEnglandXethanol for shares of our Common Stock after three years from the date of the Organizational Agreement. The exchange rate will be set by mutual agreement or, if we and Global cannot agree, based upon the appraised value of Global’s interest in NewEnglandXethanol and 90% of the closing price of our Common Stock for the 15 days preceding the completion of the valuation of Coastal’s interest in NewEnglandXethanol. The securities issued pursuant to the Organizational Agreement were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act

Shares issued in Connection with Acquisition of Advanced Biomass Gasification Technologies, Inc. Pursuant to an Agreement and Plan of Acquisition dated June 13, 2006, we purchased all of the shares of Advanced Biomass Gasification Technologies, Inc. (“ABGT”) from UTEK Corporation in exchange for 136,838 shares of our Common Stock. The securities issued pursuant to the Agreement and Plan of Acquisition were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The exemptions are claimed upon, among other things, certain representations made by each of the Investors in connection with the transactions

Shares and Warrants issued in Connection with Spring Hope Acquisition. In November 2006, we acquired the assets of Carolina Fiberboard Corporation, LLC, a former medium density fiberboard plant located in Spring Hope, North Carolina, for $4,000,000 in cash, 1,197,000 shares of our common stock and warrants to purchase an additional 300,000 shares of our common stock at an exercise price of $4.00 per share. We agreed to file a registration statement registering the resale of the shares of common stock issued at closing and the shares of common stock issuable upon exercise of the warrants no later than twenty days after effective date of the Registration Statement (of which this prospectus forms a part) and to use commercially reasonable efforts to have the former registration statement declared effective as soon as reasonably practicable. The Registration Statement became effective on November __, 2006. The seller has agreed that it will not sell 698,500 of the shares issued at the closing before the first anniversary of the closing, notwithstanding the effectiveness of the resale registration statement covering the shares. The warrants may first be exercised for up to 100,000 shares when the resale registration statement covering the shares issuable upon the exercise thereof becomes effective and for the remaining 200,000 shares one year after issuance and thereafter are exercisable until the third anniversary of issuance. The securities were issued in reliance on the exemptions from the registration requirements of the Act provided by Section 4(2) of the Act.

2004 - 2005

Our organizational history is important to an understanding of the description below of our issuance of securities during 2004-2005.

Xethanol Corporation, a corporation organized under the laws of the State of Delaware and referred to herein as “Old Xethanol,” commenced operations as a producer of ethanol and its co-products in 2000. In 2005, Old Xethanol structured a series of transactions, which are collectively referred to as a “reverse triangular merger”, for the purpose of gaining access to the capital markets.  In connection with these transactions, Zen Pottery Equipment, Inc., a publicly traded corporation organized under the laws of Colorado (“Zen”), organized Zen Acquisition Corp. as a wholly owned subsidiary under the laws of the State of Delaware (“Zen Acquisition”).  Thereafter, Zen Acquisition merged with and into Old Xethanol, which then became a wholly owned subsidiary of Zen.  Following an exchange of shares between the stockholders of Old Xethanol and Zen, Old Xethanol changed its name to Xethanol BioEnergy, Inc.  Zen then discontinued its previous business activities, reincorporated under the laws of the State of Delaware, changed its name to Xethanol Corporation, and succeeded to the business of Old Xethanol as its sole line of business.

In connection with the transaction described above, we completed the closing of a private offering of a total of 1,190,116 shares of our common stock at a purchase price of $3.25 per share to accredited investors pursuant to the terms of a Confidential Private Offering Memorandum, dated November 2004, as supplemented. Gross proceeds from the initial closing of the private offering were $3,000,028. We received an additional $867,849 upon a second closing of the private offering on February 15, 2005, for total private offering proceeds of $3,867,877. In our reverse merger transaction, the outstanding warrants of Old Xethanol prior to the transaction were amended to become warrants to purchase shares of our common stock on substantially the same terms as the previous warrants, except that the number of shares issuable upon the exercise of such warrants was amended to reflect the exchange ratio in the merger. At the time of the merger, neither we nor Old Xethanol had any options outstanding.

The private offering was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The shares of our common stock issued to former holders of Old Xethanol common stock in connection with the reverse merger, and the shares of our common stock issued in the private offering, were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D (Rule 506) promulgated under that section, which exempts transactions by an issuer not involving any public offering. These shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same.

National Securities Corporation and Neidiger, Tucker, Bruner Inc. served as co-placement agents and financial advisors in connection with the private offering. The co-placement agents and other advisors received an aggregate of $257,187 in sales commissions and 252,948 shares of our common stock. The net proceeds of the private offering exclude these sales commissions.

Following the reverse triangular merger, our Board of Directors adopted the Xethanol Corporation 2005 Incentive Compensation Plan, which was subsequently approved by our stockholders. Under this plan, we have issued 317,070 shares of restricted common stock and options to purchase an aggregate of 2,125,000 shares of common stock to certain directors, executive officers and other employees.

The transactions involving the issuance and sale of the restricted common stock and options under our equity compensation plan to certain directors, executives and other employees were structured in reliance upon the exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(2) thereunder. We determined that the issuance of restricted common stock and options under our equity compensation plan to certain directors, executives and other employees are transactions not involving any public offering because such issuances were made to a limited number of our directors, officers and key employees who, at the time of issuance, each represented to us, among other things, that he was acquiring the securities for his own account and not with a view to the public distribution thereof, and that he understood that such securities may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements thereof. Moreover, certificates evidencing such shares of restricted common stock each contain an appropriate restrictive legend stating that the securities have not been registered under the Securities Act and may not be offered or sold absent such registration or an applicable exemption, and appropriate “stop transfer” instructions have been maintained in respect of such shares.

On January 19, 2005, we completed a transaction with two institutional investors to refinance the acquisition bank debt of Xethanol BioFuels, LLC, the subsidiary that operates our Blairstown, Iowa ethanol facility. At the closing of that transaction, Xethanol BioFuels issued senior secured royalty income notes in the aggregate principal amount of $5,000,000. The proceeds of the financing were used to (i) satisfy the $3,000,000 demand note held by an Omaha, Nebraska commercial bank in connection with the purchase of the facility, (ii) refurbish and upgrade capacity at the facility to 7.5 million gallons of ethanol per year, (iii) fund start-up activities at the facility and related working capital requirements, and (iv) pay legal and other professional fees. The senior secured royalty income notes provide for interest to be paid semi-annually at the greater of 10% per year or 5% of revenues from sales of ethanol, wet distillers grain and any other co-products, including xylitol, at the Xethanol BioFuels facility, with principal becoming due in January 2012. We have the right to require the holders of the notes, from and after January 2008, to surrender their notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest thereon. The holders of the notes have the right to convert their notes into shares of Xethanol common stock at any time at a conversion price equal to $4.00 per share (equivalent to 1,250,000 shares), which is in excess of the $3.25 purchase price for shares sold in the private offering completed at the same time as the completion of our reverse merger transaction.

In addition, on August 8, 2005, we completed another transaction with the same two institutional investors and, at the closing of that transaction, Xethanol BioFuels issued senior secured royalty income notes in the aggregate principal amount of $1,600,000. The proceeds of the financing were used for general corporate purposes and to further the development and integration of Xethanol’s technologies. The senior secured royalty income notes provide for interest to be paid semi-annually at the greater of 10% per year or 5% of revenues from sales of ethanol, wet distillers grain and any other co-products, including xylitol, at the Xethanol BioFuels facility, with principal becoming due in January 2012. We have the right to require the holders of the notes, from and after August 2008, to surrender their notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest thereon. The holders of the notes have the right to convert their notes into shares of Xethanol common stock at any time at a conversion price equal to $4.00 per share (equivalent to 400,000 shares).

The senior secured royalty income notes issued on January 19, 2005 and August 8, 2005, respectively, were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. We determined that this offering of senior security royalty notes was exempt from registration because at the time of the issuance and sale thereof, the institutional investors each represented to us that it was an accredited investor, was purchasing the senior security royalty notes for its own account and not with a view to public distribution of the notes and had no agreement or understanding to distribute any of these notes. These notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

On October 18, 2005, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed, under certain conditions, to purchase on each trading day $40,000 of our common stock up to an aggregate of $20 million over a 25-month period, subject to earlier termination at our discretion. We may also, in our discretion, elect to sell more of our common stock to Fusion Capital than the minimum daily amount. The purchase price of the shares of common stock will be equal to a price based upon the future market price of our common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $2.00 per share. Under the terms of the common stock purchase agreement, we issued 303,556 shares of our common stock to Fusion Capital as a commitment fee and have agreed to reserve out of our authorized and unissued common stock, 5,000,000 shares solely for the purpose of effecting purchases of shares of our common stock by Fusion Capital. As of June 13, 2006, we had sold 1,894,699 shares for total gross proceeds $9,846,016 under that common stock purchase agreement.

This offering was made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering. We determined that this offering to Fusion Capital was exempt from registration because at the time of execution, Fusion Capital represented to us that it was an accredited investor, was entering into the common stock purchase agreement for its own account and not with a view to public distribution of the shares and had no agreement or understanding to distribute any of these shares. Also, in the common stock purchase agreement, we represented to Fusion Capital that the shares were not being registered under the Securities Act and could not be resold without prior registration.

Subsequent to the execution of the common stock purchase agreement with Fusion Capital, we filed a registration statement on Form SB-2 with the SEC to, among other things, register the resale of all of the shares of our common stock issuable under the Fusion Capital common stock purchase agreement under the Securities Act, including the 303,556 shares of our common stock issued to Fusion Capital as a commitment fee. This registration statement was declared effective by the SEC on December 28, 2005.

All of the securities issued in the transactions described above were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The recipients of securities in each such transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates issued in all of the above transactions. We believe the recipients were all “accredited investors” within the meaning of Rule 501(a) of Regulation D under the Securities Act, or had such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in its common stock. All recipients had adequate access to information about us. None of the transactions described above involved general solicitation or advertising.

Item 27. Exhibits.

Exhibit No.	Description of Exhibit
3.1	Certificate of Incorporation, filed with our definitive Information Statement on Schedule 14C, filed with the SEC on March 9, 2005.

3.2	By-Laws, filed with our definitive Information Statement on Schedule 14C, filed with the SEC on March 9, 2005.

4.1	Form of Senior Secured Royalty Income Notes issued by XethanolBioFuels, LLC, filed with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on February 3, 2005.

4.2	Specimen Common Stock Certificate, filed with our Prospectus Supplement No. 1 dated April 7, 2006 to Prospectus declared effective on December 28, 2005.

4.3	Form of Series A Warrants, filed with our Current Report on Form 8-K, dated April 3, 2006, and filed with the SEC on April 7, 2006.

4.4	Form of Series B Warrants, filed with our Current Report on Form 8-K, dated April 3, 2006, and filed with the SEC on April 7, 2006.

4.5	Certificate of Incorporation, filed with our definitive Information Statement on Schedule 14C, filed with the SEC on March 9, 2005.

4.6	By-Laws, filed with our definitive Information Statement on Schedule 14C, filed with the SEC on March 9, 2005.

5.1	Opinion of Boylan, Brown, Code, Vigdor & Wilson, LLP as to the legality of the Shares of Common Stock.

10.1
Agreement and Plan of Merger dated as of March 2, 2005 by and between Zen Pottery Equipment, Inc. and Xethanol Corporation filed as an exhibit to our Information Statement on Schedule 14C filed with the SEC on February 24, 2005 and incorporated herein by reference.

10.2
Fund Warrant dated April 21, 2006 issued to Lucas Energy Total Return Master Fund by Xethanol Corporation, filed with our Current Report on Form 8-K, dated April 7, 2006, and filed with the SEC on April 26, 2006.

Exhibit No.	Description of Exhibit
10.3
Partners Warrant dated April 21, 2006 issued to Lucas Energy Total Return Partners, LTD by Xethanol Corporation , filed with our Current Report on Form 8-K, dated April 7, 2006, and filed with the SEC on April 26, 2006.

10.4
Investment Agreement, dated as of April 14, 2006, by and among Xethanol Corporation, a Delaware corporation, H2Diesel, Inc., a Delaware corporation, and the Investors , filed with our Current Report on Form 8-K, dated April 14, 2006, and filed with the SEC on April 20, 2006.

10.5
Registration Rights Agreement dated as of April 14, 2006, by and among Xethanol Corporation and the Investors , filed with our Current Report on Form 8-K, dated April 14, 2006, and filed with the SEC on April 20, 2006.

10.6
Management Agreement, dated as of April 14, 2006, by and between Xethanol Corporation and H2Diesel, Inc ., filed with our Current Report on Form 8-K, dated April 14, 2006, and filed with the SEC on April 20, 2006.

10.7
Sublicense Agreement, dated as of April 14, 2006, by and between Xethanol Corporation and H2Diesel, Inc. , filed with our Current Report on Form 8-K, dated April 14, 2006, and filed with the SEC on April 20, 2006.

10.8
Purchase Agreement, dated April 3, 2006, by and among Xethanol Corporation, a Delaware corporation, and the Investors, filed with our Current Report on Form 8-K, dated April 3, 2006, and filed with the SEC on April 7, 2006.

10.9
Registration Rights Agreement dated April 3, 2006 by and among Xethanol Corporation and the Investors, filed with our Current Report on Form 8-K, dated April 3, 2006, and filed with the SEC on April 7, 2006.

10.10	Form of Series A Warrant to be issued by Xethanol Corporation to the Investors and to Goldman, filed with our Current Report on Form 8-K, dated April 3, 2006, and filed with the SEC on April 7, 2006.

10.11	Form of Series B Warrant to be issued by Xethanol Corporation to the Investors and to Goldman, filed with our Current Report on Form 8-K, dated April 3, 2006, and filed with the SEC on April 7, 2006.

10.12
Purchase Agreement, dated April 3, 2006, by and among Xethanol Corporation, a Delaware corporation, and Goldman, filed with our Current Report on Form 8-K, dated April 3, 2006, and filed with the SEC on April 7, 2006.

10.13
Form of Security Agreement between Xethanol BioFuels, LLC and Lucas Energy Total Return Master Fund, Ltd. and Lucas Energy Total Return Partners, LLC , filed with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on February 3, 2005.

10.14	Xethanol Corporation 2005 Incentive Compensation Plan, filed with our definitive Information Statement on Schedule 14C, filed with the SEC on March 9, 2005.

10.15
Employment Agreement, dated as of February 2, 2005, between Frank A Skryanz and Xethanol Corporation, filed with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on March 11, 2005.

Exhibit No.	Description of Exhibit

10.16	Form of Private Placement Subscription Agreement, filed with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on March 15, 2005.

10.17
Common Stock Purchase Agreement, dated October 18, 2005, by and between the Fusion Capital Fund II, LLC and Xethanol Corporation, filed with our Current Report on Form 8-K, dated October 18, 2005, and filed with the SEC on October 19, 2005.

10.18
Registration Rights Agreement, dated October 18, 2005, by and between the Fusion Capital Fund II, LLC and Xethanol Corporation, filed with our Current Report on Form 8-K, dated October 18, 2005, and filed with the SEC on October 19, 2005.

10.19
First Amendment to Investment Agreement, dated as of June 15, 2006, by and among Xethanol Corporation, a Delaware corporation, H2Diesel, Inc., a Delaware corporation, and the Investors, filed with our Current Report on Form 8-K, dated June 12, 2006, and filed with the SEC on June 16, 2006.

10.20
Amended and Restated Sublicense Agreement, dated as of June 15, 2006, by and between Xethanol Corporation and H2Diesel, Inc., filed with our Current Report on Form 8-K, dated June 12, 2006, and filed with the SEC on June 16, 2006.

10.21
Technology Access Agreement, dated as of June 15, 2006, by and between Xethanol Corporation and H2Diesel, Inc., filed with our Current Report on Form 8-K, dated June 12, 2006, and filed with the SEC on June 16, 2006.

10.22
Agreement and Plan of Acquisition, dated as of June 13, 2006 by and between Advanced Biomass Gasification Technologies, Inc., UTEK Corporation and Xethanol Corporation, filed with our Current Report on Form 8-K, dated June 12, 2006, and filed with the SEC on June 16, 2006.

10.23
Base Research Agreement, dated as of May 24, 2006 between the University of North Dakota Energy and Environmental Research Center and Advanced Biomass Gasification Technologies, Inc., filed with our Current Report on Form 8-K, dated June 12, 2006, and filed with the SEC on June 16, 2006.

10.24
Exclusive Patent and Know-How Final License Agreement dated as of May 24, 2006 between the Energy and Environmental Research Center Foundation and Advanced Biomass Gasification Technologies, Inc., filed with our Current Report on Form 8-K, dated June 12, 2006, and filed with the SEC on June 16, 2006.

10.25
Operating Agreement dated as of May 30, 2006 by and among Xethanol Corporation, Coastal Energy Development, Inc. and CoastalXethanol, LLC filed with our Current Report on Form 8-K filed with the SEC on June 2, 2006 and incorporated herein by reference.

10.26
Organizational Agreement dated as of May 30, 2006 by and among Xethanol Corporation, Coastal Energy Development, Inc. and CoastalXethanol, LLC filed with our Current Report on Form 8-K filed with the SEC on June 2, 2006 and incorporated herein by reference.

10.27
Operating Agreement dated as of June 23, 2006 by and among Xethanol Corporation, Global Energy and Management, LLC and NewEnglandXethanol, LLC filed with our Current Report on Form 8-K filed with the SEC on June 29, 2006 and incorporated herein by reference.

10.28
Organizational Agreement dated as of June 23, 2006 by and among Xethanol Corporation, Global Energy and Management, LLC and NewEnglandXethanol, LLC filed with our Current Report on Form 8-K filed with the SEC on June 29, 2006 and incorporated herein by reference.

10.29
Purchase and Sale Agreement dated as of August 4, 2006 among Pfizer Inc., G.D. Searle LLC and CoastalXethanol LLC, filed as an exhibit to our Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-135121) filed with the SEC on September 15, 2006 and incorporated herein by reference.

10.30
Asset Purchase Agreement dated as of August 7, 2006 among Xethanol Corporation, Carolina Fiberboard Corporation LLC and Victor Kramer, filed as an exhibit to our Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-135121) filed with the SEC on September 15, 2006 and incorporated herein by reference.

Exhibit No.	Description of Exhibit
10.31
Strategic Alliance Agreement dated as of April 1, 2004 between UTEK Corporation and Xethanol Corporation, filed as an exhibit to our Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-135121) filed with the SEC on September 15, 2006 and incorporated herein by reference.

10.32
Letter Agreement dated as of March 17, 2005 between UTEK Corporation and Xethanol Corporation, filed as an exhibit to our Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-135121) filed with the SEC on September 15, 2006 and incorporated herein by reference .

10.33
Letter Agreement dated as of April 12, 2006 between UTEK Corporation and Xethanol Corporation, filed as an exhibit to our Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-135121) filed with the SEC on September 15, 2006 and incorporated herein by reference.

10.34
License Agreement dated as of June 24, 2005 between Virginia Tech Intellectual Properties, Inc. and Corporation, filed as an exhibit to our Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-135121) filed with the SEC on September 15, 2006 and incorporated herein by reference.

10.35
Research Agreement dated as of December 6, 2005 between Virginia Polytechnic Institute and State University and Xethanol Advanced Bioethanol Technologies, Inc., filed as an exhibit to our Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-135121) filed with the SEC on September 15, 2006 and incorporated herein by reference.

10.36
Exclusive License Agreement dated as of September 28, 2004 between PARTEQ Research and Development Innovations and Ethanol Extraction Technologies, Inc., filed as an exhibit to our Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-135121) filed with the SEC on September 15, 2006 and incorporated herein by reference.

10.37
Exclusive Patent License between Midwest Research Institute, Management and Operating Contractor for the National Renewable Energy Laboratory, and Superior Separation Technologies, Inc., filed as an exhibit to our Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-135121) filed with the SEC on September 15, 2006 and incorporated herein by reference.

10.38
Cooperative Research and Development Agreement dated as of May 1, 2006 between Midwest Research Institute, Management and Operating Contractor for the National Renewable Energy Laboratory, and Superior Separation Technologies, Inc., filed as an exhibit to our Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-135121) filed with the SEC on September 15, 2006 and incorporated herein by reference.

10.39
Non-Exclusive License Agreement dated as of June 30, 2005 between Wisconsin Alumni Research Foundation and Xylose Technologies, Inc., filed as an exhibit to our Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-135121) filed with the SEC on September 15, 2006 and incorporated herein by reference.

10.40
Cooperative Research and Development Agreement dated as of November 30, 2005 between USDA, Forest Service Forest Products Laboratory and Xylose Technologies, Inc., filed as an exhibit to our Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-135121) filed with the SEC on September 15, 2006 and incorporated herein by reference.

10.41
Ethanol Marketing Agreement dated as of May 20, 2005 between Xethanol BioFuels, LLC and Aventine Renewable Energy, Inc., filed as an exhibit to our Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-135121) filed with the SEC on September 15, 2006 and incorporated herein by reference.

10.42
Marketing and License Agreement dated as of October 19, 2005 among Xethanol Corporation and DDS Technologies USA, Inc., filed as an exhibit to our Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-135121) filed with the SEC on September 15, 2006 and incorporated herein by reference.

10.43
Registration Rights Agreement dated as of April 14, 2006 among Xethanol Corporation, Crestview Capital Master, LLC and TOIBB Investment, LLC, filed as an exhibit to our Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-135121) filed with the SEC on September 15, 2006 and incorporated herein by reference.

10.44	Amendment dated as of July 2006 to Ethanol Marketing Agreement dated as of May 20, 2005 between Xethanol BioFuels, LLC and Aventine Renewable Energy, Inc.

10.45	Indemnification Agreement dated as of October 1, 2006 by and between Xethanol Corporation and William P. Behrens.

10.46	Indemnification Agreement dated as of October 28, 2006 by and between Xethanol Corporation and Lawrence S. Bellone.

10.47	Amended and Restated Asset Purchase Agreement dated as of November 7, 2006 by and between Carolina Fiberboard Corporation, LLC, Xethanol Corporation and Victor Kramer.

16.1	Letter on change in certifying accountant, filed with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on February 8, 2005.

21.1	Subsidiaries of the small business issuer, filed as Schedule 3.1(a) with the Prospectus Supplement No. 1 dated April 7, 2006 to Prospectus declared effective on December 28, 2005.

23.1	Consent of Imowitz Koenig & Co., LLP.

23.2	Consent of Boylan, Brown, Code, Vigdor & Wilson, LLP (included in Exhibit 5.1).

Item 28. Undertakings.

(a) The undersigned small business issuer hereby undertakes:

(1) To file, during any period in which it offers and sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on November 28, 2006.

XETHANOL CORPORATION

Date: November 28, 2006	By:	/s/ David R. Ames
David R. Ames,
Chief Executive Officer and President (principal executive officer)

Date: November 28, 2006	By:	/s/ Lawrence S. Bellone
Lawrence S. Bellone,
Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Louis B. Bernstein as his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ David R. Ames	Director, Chief Executive Officer	November 28, 2006
David R. Ames	and President

/s/ Lawrence S. Bellone	Chief Financial Officer	November 28, 2006
Lawrence S. Bellone

/s/ William P. Behrens	Director	November 28, 2006
William P. Behrens

/s/ Christopher d’Arnaud-Taylor	Director	November 28, 2006
Christopher d’Arnaud-Taylor

/s/ Richard D. Ditoro	Director	November 28, 2006
Richard D. Ditoro